Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following analysis of our consolidated financial condition and results of operations in conjunction with the Forward-Looking Statements included below the Table of Contents, “Risk Factors,” “Selected Financial Data” and the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Overview

Prudential Financial has two classes of common stock outstanding. The Common Stock, which is publicly traded (NYSE:PRU), reflects the performance of the Financial Services Businesses, while the Class B Stock, which was issued through a private placement and does not trade on any exchange, reflects the performance of the Closed Block Business. The Financial Services Businesses and the Closed Block Business are discussed below.

Financial Services Businesses

Our Financial Services Businesses consist of three operating divisions, which together encompass eight segments, and our Corporate and Other operations. The Insurance division consists of our Individual Life, Individual Annuities and Group Insurance segments. The Investment division consists of our Asset Management, Financial Advisory and Retirement segments. The International Insurance and Investments division consists of our International Insurance and International Investments segments. Our Corporate and Other operations include our real estate and relocation services business, as well as corporate items and initiatives that are not allocated to business segments. Corporate and Other operations also include businesses that have been or will be divested and businesses that we have placed in wind-down status.

We attribute financing costs to each segment based on the amount of financing used by each segment, excluding financing costs associated with corporate debt. The net investment income of each segment includes earnings on the amount of equity that management believes is necessary to support the risks of that segment.

We seek growth internally and through acquisitions, joint ventures or other forms of business combinations or investments. Our principal acquisition focus is in our current business lines, both domestic and international.

Closed Block Business

In connection with the demutualization, we ceased offering domestic participating products. The liabilities for our traditional domestic in force participating products were segregated, together with assets, in a regulatory mechanism referred to as the “Closed Block.” The Closed Block is designed generally to provide for the reasonable expectations for future policy dividends after demutualization of holders of participating individual life insurance policies and annuities included in the Closed Block by allocating assets that will be used exclusively for payment of benefits, including policyholder dividends, expenses and taxes with respect to these products. See Note 10 to the Consolidated Financial Statements for more information on the Closed Block. At the time of demutualization, we determined the amount of Closed Block assets so that the Closed Block assets initially had a lower book value than the Closed Block liabilities. We expect that the Closed Block assets will generate sufficient cash flow, together with anticipated revenues from the Closed Block policies, over the life of the Closed Block to fund payments of all expenses, taxes, and policyholder benefits to be paid to, and the reasonable dividend expectations of, holders of the Closed Block policies. We also segregated for accounting purposes the assets that we need to hold outside the Closed Block to meet capital requirements related to the Closed Block policies. No policies sold after demutualization will be added to the Closed Block, and its in force business is expected to ultimately decline as we pay policyholder benefits in full. We also expect the proportion of our business represented by the Closed Block to decline as we grow other businesses.

Concurrently with our demutualization, Prudential Holdings, LLC, a wholly owned subsidiary of Prudential Financial that owns the capital stock of Prudential Insurance, issued $1.75 billion in senior secured notes, which we refer to as the IHC debt. The net proceeds from the issuances of the Class B Stock and IHC debt, except for $72 million used to purchase a guaranteed investment contract to fund a portion of the bond insurance cost associated with that debt, were allocated to the Financial Services Businesses. However, we expect that the IHC debt will be serviced by the net cash flows of the Closed Block Business over time, and we include interest expenses associated with the IHC debt when we report results of the Closed Block Business.

The Closed Block Business consists principally of the Closed Block, assets that we must hold outside the Closed Block to meet capital requirements related to the Closed Block policies, invested assets held outside the Closed Block that represent the difference between the Closed Block assets and Closed Block liabilities and the interest maintenance reserve, deferred policy acquisition costs related to Closed Block policies, the principal amount of the IHC debt and related hedging activities, and certain other related assets and liabilities.

Revenues and Expenses

We earn our revenues principally from insurance premiums; mortality, expense, and asset management and administrative fees from insurance and investment products; and investment of general account and other funds. We earn premiums primarily from the sale of individual life insurance and group life and disability insurance. We earn mortality, expense, and asset management fees from the sale and servicing of separate account products including variable life insurance and variable annuities. We also earn asset management and administrative fees from the distribution, servicing and management of mutual funds, retirement products and other asset management products and services. Our operating expenses principally consist of insurance benefits provided, general business expenses, dividends to policyholders, commissions and other costs of selling and servicing the various products we sell and interest credited on general account liabilities.

Profitability

Our profitability depends principally on our ability to price and manage risk on insurance products, our ability to attract and retain customer assets and our ability to manage expenses. Specific drivers of our profitability include:

•	our ability to manufacture and distribute products and services and to introduce new products that gain market acceptance on a timely basis;

•	our ability to price our insurance products at a level that enables us to earn a margin over the cost of providing benefits and the expense of acquiring customers and administering those products;

•	our mortality and morbidity experience on individual and group life insurance, annuity and group disability insurance products, which can fluctuate significantly from period to period;

•	our persistency experience, which affects our ability to recover the cost of acquiring new business over the lives of the contracts;

•	our cost of administering insurance contracts and providing asset management products and services;

•	our returns on invested assets, net of the amounts we credit to policyholders’ accounts;

•	the performance of our investment in Wachovia Securities Financial Holdings, LLC, or Wachovia Securities;

•	the amount of our assets under management and changes in their fair value, which affect the amount of asset management fees we receive;

•	our ability to generate favorable investment results through asset/liability management and strategic and tactical asset allocation;

•	our ability to maintain our credit and financial strength ratings; and

•	our ability to manage risk and exposures.

In addition, factors such as regulation, competition, interest rates, taxes, foreign exchange rates, securities, credit and real estate market conditions and general economic conditions affect our profitability. In some of our product lines, particularly those in the Closed Block Business, we share experience on mortality, morbidity, persistency and investment results with our customers, which can offset the impact of these factors on our profitability from those products.

Historically, the participating products included in the Closed Block have yielded lower returns on capital invested than many of our other businesses. As we have ceased offering domestic participating products, we expect that the proportion of the traditional participating products in our in force business will gradually diminish as these older policies age, and we grow other businesses. However, the relatively lower returns to us on this existing block of business will continue to affect our consolidated results of operations for many years. Our Common Stock reflects the performance of our Financial Services Businesses, but there can be no assurance that the market value of the Common Stock will reflect solely the performance of these businesses.

See “Risk Factors” for a discussion of risks that could materially affect our business, results of operations or financial condition, cause the trading price of our Common Stock to decline materially or cause our actual results to differ materially from those expected or those expressed in any forward looking statements made by or on behalf of the Company.

Executive Summary

Prudential Financial, one of the largest financial services companies in the U.S., offers individual and institutional clients a wide array of financial products and services, including life insurance, annuities, mutual funds, pension and retirement-related services and administration, investment management, real estate brokerage and relocation services, and, through a joint venture, retail securities brokerage services. We offer these products and services through one of the largest distribution networks in the financial services industry.

Significant developments and events in 2007 reflect our continued efforts to redeploy capital effectively to seek enhanced returns. These developments included:

•

The continuation of our share repurchase program. In 2007, we repurchased 32.0 million shares of Common Stock at a total cost of $3.0 billion. In November 2007, Prudential Financial’s Board of Directors authorized us, under a new stock repurchase program, to repurchase up to $3.5 billion of our outstanding Common Stock during 2008.

•	A 21% increase in our annual Common Stock dividend, to $1.15 per share.

We analyze performance of the segments and Corporate and Other operations of the Financial Services Businesses using a measure called adjusted operating income. See “—Consolidated Results of Operations” for a definition of adjusted operating income and a discussion of its use as a measure of segment operating performance.

Shown below are the contributions of each segment and Corporate and Other operations to our adjusted operating income for the years ended December 31, 2007, 2006 and 2005 and a reconciliation of adjusted operating income of our segments and Corporate and Other operations to income from continuing operations before income taxes and equity in earnings of operating joint ventures.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Adjusted operating income before income taxes for segments of the Financial Services Businesses:
Individual Life	$622	$545	$498
Individual Annuities	722	586	506
Group Insurance	286	229	224
Asset Management	701	550	427
Financial Advisory	297	27	(255)
Retirement	482	510	498
International Insurance	1,598	1,428	1,321
International Investments	259	143	106
Corporate and Other	(62)	47	188

Realized investment gains (losses), net, and related adjustments	(41)	66	657
Charges related to realized investment gains (losses), net	(55)	17	(108)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	—	35	(33)
Change in experience-rated contractholder liabilities due to asset value changes	13	11	(44)
Divested businesses	(26)	119	21
Equity in earnings of operating joint ventures	(400)	(322)	(214)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Financial Services Businesses	4,396	3,991	3,792
Income from continuing operations before income taxes for Closed Block Business	290	403	482

Consolidated income from continuing operations before income taxes and equity in earnings of operating joint ventures	$4,686	$4,394	$4,274

Results for 2007 presented above reflect the following, including the impact of adverse market conditions in the latter half of 2007 which impacted results of certain of our segments:

•

Individual Life segment results for 2007 improved in comparison to 2006 as results for the current year reflect a greater benefit from reductions in amortization of deferred policy acquisition costs and other costs, reflecting updates of our actuarial assumptions based on annual reviews in both 2007 and 2006, and a greater benefit in 2007 from compensation received based on multi-year profitability of third-party products we distribute.

•

Individual Annuities segment results for 2007 improved in comparison to 2006 due primarily to higher fee income reflecting higher average variable annuity asset balances. Results for 2007 also reflect a greater contribution from the operations of the variable annuity business acquired from The Allstate Corporation, for which prior year results reflect operations from the June 1, 2006 date of acquisition.

•	Group Insurance segment results improved in 2007, compared to 2006, primarily reflecting more favorable claims experience in our group life business.

•

Asset Management segment results in 2007 improved in comparison to 2006 primarily reflecting higher asset management fees as a result of increased asset values due to market appreciation and net asset flows, and increased transaction fees primarily related to real estate investment management.

•

Financial Advisory segment results for 2007 improved in comparison to 2006 primarily due to lower expenses in 2007 related to obligations and costs we retained in connection with businesses contributed to the retail brokerage joint venture with Wachovia, as well as higher income from our share of the joint venture reflecting the venture’s greater income from fees and commissions.

•

Retirement segment results for 2007 decreased from 2006 primarily reflecting an $82 million charge related to payments made to plan clients associated with a legal action filed against an unaffiliated asset manager. This charge more than offset improved investment results from a larger base of invested assets in our institutional investment products business and growth in fee income due to higher full service retirement account balances.

•

The International Insurance segment is comprised of its Life Planner and Gibraltar Life operations. Results from the segment’s Life Planner operations were higher in 2007, reflecting the continued growth of our Japanese Life Planner operations and a more favorable impact from foreign currency exchange rates. Results from the segment’s Gibraltar Life operation improved in 2007, due primarily to improved investment income margins reflecting investment portfolio strategies and growth of account values for its U.S. dollar denominated fixed annuity product.

•

International Investments segment results improved in 2007, compared to 2006, primarily reflecting the gain from the sale of an interest in operating joint ventures during 2007, higher income from market value changes on securities relating to exchange memberships, and a benefit in 2007 from recoveries related to a former investment, as well as more favorable results in the segment’s asset management businesses.

•

Realized investment gains (losses), net, and related adjustments for the Financial Services Businesses in 2007 amounted to $(41) million. Results for 2007 reflect derivative losses, including decreases in the market value of certain externally managed investments in the European market, and other-than-temporary impairments of fixed maturity and equity securities, partially offset by gains on sales of equity securities primarily by our Japanese and Korean insurance operations.

•

Income from continuing operations before income taxes in the Closed Block Business decreased $113 million in 2007 compared to 2006. Results reflect an increase in dividends to policyholders resulting from an increase in the dividend scale, as well as an increase in the cumulative earnings policyholder dividend obligation expense and claim costs that continue to increase with the aging of the Closed Block policyholders, in addition to a reserve release in the prior year period. These items are partially offset by increases in net realized investment gains and net investment income.

Accounting Policies & Pronouncements

Application of Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, requires the application of accounting policies that often involve a significant degree of judgment. Management, on an ongoing basis, reviews estimates and assumptions used in the preparation of financial statements. If management determines that modifications in assumptions and estimates are appropriate given current facts and circumstances, results of operations and financial position as reported in the Consolidated Financial Statements could change significantly.

The following sections discuss the accounting policies applied in preparing our financial statements that management believes are most dependent on the application of estimates and assumptions.

Valuation of Investments

As prescribed by U.S. GAAP, we present our investments classified as available for sale, including fixed maturity and equity securities, and our investments classified as trading, such as our trading account assets supporting insurance liabilities, at fair value in the statements of financial position. The fair values for our public fixed maturity securities and our public equity securities are based on quoted market prices or prices obtained from independent pricing services. However, for our investments in private securities such as private placement fixed maturity securities, which comprise 14% of our investments as of December 31, 2007, this information is not available. For these private fixed maturities, fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other factors, the credit quality of the issuer and the reduced liquidity associated with private placements. In determining the fair value of certain securities, the discounted cash flow model may also use unobservable inputs, which reflect our own assumptions about the inputs market participants would use in pricing the asset. See “—Realized Investment

Gains and General Account Investments—General Account Investments—Fixed Maturity Securities—Private Fixed Maturities—Credit Quality” and “—Realized Investment Gains and General Account Investments—General Account Investments—Trading Account Assets supporting Insurance Liabilities” for information regarding the credit quality of the private fixed maturity securities included in our general account.

For our investments classified as available for sale, the impact of changes in fair value is recorded as an unrealized gain or loss in “Accumulated other comprehensive income (loss), net,” a separate component of equity. For our investments classified as trading, the impact of changes in fair value is recorded within “Asset management fees and other income.” In addition, investments classified as available for sale, as well as those classified as held to maturity, are subject to impairment reviews to identify when a decline in value is other-than-temporary. Factors we consider in determining whether a decline in value is other-than-temporary include: the extent (generally if greater than 20%) and duration (generally if greater than six months) of the decline; the reasons for the decline in value (credit event, currency or interest rate related); our ability and intent to hold the investment for a period of time to allow for a recovery of value; and the financial condition and near-term prospects of the issuer. When it is determined that a decline in value is other-than-temporary, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. In addition, for our impairment review of asset-backed fixed maturity securities with a credit rating below AA, we forecast the prospective future cash flows of the security and determine if the present value of those cash flows, discounted using the effective yield of the most recent interest accrual rate, has decreased from the previous reporting period. When a decrease from the prior reporting period has occurred and the security’s market value is less than its carrying value, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. In both cases, this corresponding charge to earnings is referred to as an impairment. Impairments are reflected in “Realized investment gains (losses), net” in the statements of operations and are excluded from adjusted operating income. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income, and included in adjusted operating income in future periods based upon the amount and timing of the expected future cash flows of the security, if the recoverable value of the investment based upon those cash flows is greater than the carrying value of the investment after the impairment. The level of impairment losses can be expected to increase when economic conditions worsen and decrease when economic conditions improve. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains” for a discussion of the effects of impairments on our operating results for the years ended December 31, 2007, 2006 and 2005.

Commercial loans, which comprise 12% of our investments as of December 31, 2007, are carried primarily at unpaid principal balances, net of unamortized premiums or discounts and a valuation allowance for losses. This valuation allowance includes a loan specific portion as well as a portfolio reserve for probable incurred but not specifically identified losses. The loan specific portion is based on the Company’s assessment as to ultimate collectibility of loan principal. Valuation allowances for non-performing loans are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. A non-performing loan is defined as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. The portfolio reserve is based on a number of factors, such as historical experience and portfolio diversification. We record subsequent adjustments to our valuation allowances when appropriate. Adjustments to the allowance are reflected in “Realized investment gains (losses), net,” in our statements of operations. Similar to impairment losses discussed above, the allowance for losses can be expected to increase when economic conditions worsen and decrease when economic conditions improve. See “—Realized Investment Gains and General Account Investments—General Account Investments—Commercial Loans—Commercial Loan Quality” for a discussion of the effects of the valuation allowance on our operating results for the years ended December 31, 2007 and 2006.

See “—Realized Investment Gains and General Account Investments—General Account Investments” for a discussion of our investment portfolio, including the gross unrealized gains and losses as of December 31, 2007, related to the fixed maturity and equity securities of our general account, our policies and procedures regarding the identification of other than temporary declines in investment value, and the carrying value, credit quality, and allowance for losses related to the commercial loans of our general account.

Policyholder Liabilities

Future Policy Benefit Reserves, other than Unpaid Claims and Claim Adjustment Expenses

We establish reserves for future policy benefits to or on behalf of policyholders in the same period in which the policy is issued. These reserves relate primarily to the traditional participating whole life policies of our Closed Block Business and the non-participating whole life, term life, and life contingent structured settlement and group annuity products of our Financial Services Businesses.

The future policy benefit reserves for the traditional participating life insurance products of our Closed Block Business, which as of December 31, 2007, represented 47% of our total future policy benefit reserves are determined using the net level premium method as prescribed by U.S. GAAP. Under this method, the future policy benefit reserves are accrued as a level proportion of the premium paid by the policyholder. In applying this method, we use mortality assumptions to determine our expected future benefits and expected future premiums, and apply an interest rate to determine the present value of both the expected future benefit payments and the expected future premiums. The mortality assumptions used are based on data from the standard industry mortality tables that were used to determine the cash surrender value of the policies, and the interest rates used are the contractually guaranteed interest rates used to calculate the cash surrender value of the policy. Gains or losses in our results of operations resulting from deviations in actual experience compared to the experience assumed in establishing our reserves for this business are recognized in the determination of our annual dividends to these policyholders. Given our current level of policy dividends, we do not anticipate significant volatility in our results of operations in future periods as a result of these deviations.

The future policy benefit reserves for our International Insurance segment and Individual Life segment, which as of December 31, 2007, represented 36% of our total future policy benefit reserves combined, relate primarily to non-participating whole life and term life products and are determined in accordance with U.S. GAAP as the present value of expected future benefits to or on behalf of policyholders plus the present value of future maintenance expenses less the present value of future net premiums. The expected future benefits and expenses are determined using assumptions as to mortality, lapse, and maintenance expense. Reserve assumptions are based on best estimate assumptions as of the date the policy is issued with provisions for the risk of adverse deviation. After our reserves are initially established, we perform premium deficiency tests using best estimate assumptions as of the testing date without provisions for adverse deviation. If reserves determined based on these best estimate assumptions are greater than the net U.S. GAAP liabilities (i.e., reserves net of any DAC asset), the existing net U.S. GAAP liabilities are adjusted to the greater amount. Our best estimate assumptions are determined by product group. Mortality assumptions are generally based on the Company’s historical experience or standard industry tables, as applicable; our expense assumptions are based on current levels of maintenance costs, adjusted for the effects of inflation; and our interest rate assumptions are based on current and expected net investment returns. We review our mortality assumptions annually. Generally, we do not expect our mortality trends to change significantly in the short-term and to the extent these trends may change we expect such changes to be gradual over the long-term.

The reserves for future policy benefits of our Retirement segment, which as of December 31, 2007 represented 13% of our total future policy benefit reserves, relate to our non-participating life contingent group annuity and structured settlement products. These reserves are generally determined as the present value of expected future benefits and expenses based on assumptions as to mortality, retirement, maintenance expense, and interest rates. Reserves are based on best estimate assumptions as of the date the contract is issued with provisions for the risk of adverse deviation. After our reserves are initially established, we perform premium deficiency testing by product group using best estimate assumptions as of the testing date without provisions for adverse deviation. If reserves determined based on these assumptions are greater than the existing reserves, the existing reserves are adjusted to the greater amount. Our best estimate assumptions are determined by product group. Our mortality and retirement assumptions are based on Company or industry experience; our expense assumptions are based on current levels of maintenance costs, adjusted for the effects of inflation; and our interest rate assumptions are based on current and expected net investment returns. We generally review our mortality assumptions and conduct a full actuarial study of these assumptions annually. We conduct a full actuarial study of our retirement assumptions every three to five years. Generally, we do not expect our actual mortality or retirement trends to change significantly in the short-term and to the extent these trends may change we expect such changes to be gradual over the long-term.

Unpaid claims and claim adjustment expenses

Our liability for unpaid claims and claim adjustment expenses of $2.1 billion as of December 31, 2007 is reported as a component of “Future policy benefits” and relates primarily to the group long-term disability products of our Group Insurance segment. This liability represents our estimate of future disability claim payments and expenses as well as estimates of claims that we believe have been incurred, but have not yet been reported as of the balance sheet date. We do not establish loss liabilities until a loss has occurred. As prescribed by U.S. GAAP, our liability is determined as the present value of expected future claim payments and expenses. Expected future claims payments are estimated using assumed mortality and claim termination factors and an assumed interest rate. The mortality and claim termination factors are based on standard industry tables and the Company’s historical experience. Our interest rate assumptions are based on factors such as market conditions and expected investment returns. Of these assumptions, our claim termination assumptions have historically had the most significant effects on our level of liability. We regularly review our claim termination assumptions compared to actual terminations and conduct full actuarial studies every two years. These studies review actual claim termination experience over a number of years with more weight placed on the actual experience in the more recent years. If actual experience results in a materially different assumption, we adjust our liability for unpaid claims and claims adjustment expenses accordingly with a charge or credit to current period earnings.

Deferred Policy Acquisition Costs

We capitalize costs that vary with and are related primarily to the acquisition of new and renewal insurance and annuity contracts. These costs include primarily commissions, costs of policy issuance and underwriting, and variable field office expenses. We amortize these deferred policy acquisition costs, or DAC, over the expected lives of the contracts, based on the level and timing of gross margins, gross profits, or gross premiums, depending on the type of contract. As of December 31, 2007, DAC in our Financial Services Businesses was $11.4 billion and DAC in our Closed Block Business was $0.9 billion.

DAC associated with the traditional participating products of our Closed Block Business is amortized over the expected lives of those contracts in proportion to gross margins. Gross margins consider premiums, investment returns, benefit claims, costs for policy administration, changes in reserves, and dividends to policyholders. We evaluate our estimates of future gross margins and adjust the related DAC balance with a corresponding charge or credit to current period earnings for the effects of actual gross margins and changes in our expected future gross margins. Since many of the factors that affect gross margins are included in the determination of our dividends to these policyholders, we do not anticipate significant volatility in our results of operations as a result of DAC adjustments, given our current level of dividends.

DAC associated with the non-participating whole life and term life policies of our Individual Life segment and the non-participating whole life, term life, endowment and health policies of our International Insurance segment is amortized in proportion to gross premiums. We evaluate the recoverability of our DAC related to these policies as part of our premium deficiency testing. If a premium deficiency exists, we reduce DAC by the amount of the deficiency or to zero through a charge to current period earnings. If the deficiency is more than the DAC balance, we then increase the reserve for future policy benefits by the excess, by means of a charge to current period earnings. Generally, we do not expect significant short-term deterioration in experience, and therefore do not expect significant writedowns to the related DAC.

DAC associated with the variable and universal life policies of our Individual Life and International Insurance segments and the variable and fixed annuity contracts of our Individual Annuities segment is amortized over the expected life of these policies in proportion to gross profits. In calculating gross profits, we consider mortality, persistency, and other elements as well as rates of return on investments associated with these contracts. We regularly evaluate and adjust the related DAC balance with a corresponding charge or credit to current period earnings for the effects of our actual gross profits and changes in our assumptions regarding estimated future gross profits.

For the variable and universal life policies of our Individual Life segment, a significant portion of our gross profits is derived from mortality margins. As a result, our estimates of future gross profits are significantly influenced by our mortality assumptions. Our mortality assumptions represent our expected claims experience over the life of these policies and are developed based on Company experience. We review and update our mortality assumptions annually. Updates to our mortality assumptions in future periods could have a significant adverse or favorable effect on the results of our operations in the Individual Life segment. For the variable and universal life policies in our International Insurance segment, mortality assumptions impact to a much lesser extent our estimates of future gross profits due to differences in policyholder demographics, the overall age of this block of business, the amount of mortality margins and our actual mortality experience.

The DAC balance associated with the variable and universal life policies of our Individual Life segment as of December 31, 2007 was $2.9 billion. The following table provides a demonstration of the sensitivity of that DAC balance relative to our future mortality assumptions by quantifying the adjustments that would be required, assuming both an increase and decrease in our future mortality rate by 1%. This information considers only the effect of changes in our mortality assumptions and not changes in any other assumptions such as persistency, future rate of return, or expenses included in our evaluation of DAC, and does not reflect changes in reserves, such as the unearned revenue reserve, which would partially offset the adjustments to the DAC balance reflected below.

December 31, 2007
Increase/(Reduction) in DAC
(in millions)
Decrease in future mortality by 1%	$37
Increase in future mortality by 1%	$(37)

For a discussion of DAC adjustments related to our Individual Life segment for the years ended December 31, 2007, 2006 and 2005, see “—Results of Operations for Financial Services Businesses by Segment—Insurance Division—Individual Life.”

For variable annuity contracts, DAC is more sensitive to the effects of changes in our estimates of gross profits due primarily to the significant portion of our gross profits that is dependent upon the total rate of return on assets held in separate account investment options, and the shorter average life of the contracts. This rate of return influences the fees we earn, costs we incur associated with minimum death benefit and other contractual guarantees specific to our variable annuity contracts, as well as other sources of profit. This is also true, to a lesser degree, for our variable life policies.

The future rate of return assumptions used in evaluating DAC for our domestic annuity and variable life insurance products are derived using a reversion to the mean approach, a common industry practice. Under this approach, we consider actual returns over a period of time and adjust future projected returns so that the assets grow at the expected rate of return for the entire period. If the projected future rate of return is greater than our maximum future rate of return, we use our maximum future rate of return. As part of our approach for variable annuity contracts, we develop a range of total estimated gross profits each period using statistically generated rates of return that take into consideration the latest actual rates of return experienced to date. If the previously determined total estimated gross profits are greater than or less than the current period’s range, we adjust our future rate of return assumptions accordingly, to reflect the result of the reversion to the mean approach. For variable annuities products, our expected rate of return across all asset types is 8.2% per annum, which reflects, among other assumptions, an expected rate of return of 9.5% per annum for equity type assets. The future equity rate of return used varies by product, but was under 9.5% per annum for all of our variable annuity products for our evaluation of deferred policy acquisition costs as of December 31, 2007.

The DAC balance associated with our domestic variable annuity contracts was $1.9 billion as of December 31, 2007. The following table provides a demonstration of the sensitivity of that DAC balance relative to our future rate of return assumptions by quantifying the adjustments that we would be required to consider, subject to the range of estimated gross profits determined by the statistically generated rate of returns described above, assuming both an increase and decrease in our future rate of return by 100 basis points. This information considers only the effect of changes in our future rate of return and not changes in any other assumptions such as persistency, mortality, or expenses included in our evaluation of DAC.

December 31, 2007
Increase/(Reduction) in DAC
(in millions)
Increase in future rate of return by 100 basis points	$28
Decrease in future rate of return by 100 basis points	$(28)

For a discussion of DAC adjustments related to our Individual Annuities segment for the years ended December 31, 2007, 2006 and 2005, see “—Results of Operations for Financial Services Businesses by Segment—Insurance Division—Individual Annuities.”

In addition to DAC, we also recognize assets for deferred sales inducements and valuation of business acquired, or VOBA. The deferred sales inducements are recognized in our Individual Annuities segment and are amortized over the anticipated life of the policy using the same methodology and assumptions used to amortize deferred policy acquisition costs. For additional information about our deferred sales inducements, see Note 9 to the Consolidated Financial Statements. VOBA represents the present value of future profits embedded in acquired businesses, and is determined by estimating the net present value of future cash flows from the contracts in force at the date of acquisition. We have established a VOBA asset primarily for our acquired traditional life, deferred annuity, defined contribution and defined benefit businesses. VOBA is amortized over the effective life of the acquired contracts. For additional information about VOBA including details on items included in our estimates of future cash flows for the various acquired businesses and its bases for amortization, see Note 2 to the Consolidated Financial Statements.

Goodwill

We test goodwill for impairment on an annual basis as of December 31 of each year and more frequently if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A reporting unit is defined as an operating segment or one level below an operating segment. Impairment testing requires us to compare the fair value of each reporting unit to its carrying amount, including goodwill, and record an impairment charge if the carrying amount of a reporting unit exceeds its estimated fair value. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the unit’s expected future earnings and market-based earning multiples of peer companies. As of December 31, 2007, we have $946 million of goodwill reflected on our statements of financial position. There were no goodwill impairment charges during 2007, 2006 or 2005.

Pension and Other Postretirement Benefits

We sponsor pension and other postretirement benefit plans covering employees who meet specific eligibility requirements. Our net periodic costs for these plans consider an assumed discount (interest) rate, an expected rate of return on plan assets and expected increases in compensation levels and trends in health care costs. Of these assumptions, our expected rate of return assumptions, and to a lesser extent our discount rate assumptions, have historically had the most significant effect on our net period costs associated with these plans.

We determine our expected return on plan assets based upon the arithmetical average of prospective returns, which is based upon a risk free rate as of the measurement date adjusted by a risk premium that considers historical statistics and expected investment manager performance, for equity, debt and real estate markets applied on a weighted average basis to our asset portfolio. See Note 16 to our Consolidated Financial Statements for our actual asset allocations by asset category and the asset allocation ranges prescribed by our investment policy guidelines for both our pension and other postretirement benefit plans. Our assumed long-term rate of return for 2007 was 8.00% for our pension plans and 9.25% for our other postretirement benefit plans. Given the amount of plan assets as of September 30, 2006, the beginning of the measurement year, if we had assumed an expected rate of return for both our pension and other postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic costs would have been as shown in the table below. The information provided in the table below considers only changes in our assumed long-term rate of return given the level and mix of invested assets at the beginning of the measurement year, without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed long-term rate of return.

	For the year ended December 31, 2007
	Increase/(decrease) in Net Periodic Pension Cost	Increase/(decrease) in Net Periodic Other Postretirement Cost
	(in millions)
Increase in expected rate of return by 100 basis points	$(95)	$(10)
Decrease in expected rate of return by 100 basis points	$95	$10

We determine our discount rate, used to value the pension and postretirement benefit obligations, based upon rates commensurate with current yields on high quality corporate bonds. See Note 16 to our Consolidated Financial Statements for information regarding the methodology we employ to determine our discount rate. Our assumed discount rate for 2007 was 5.75% for both our pension plans and our other postretirement benefit plans. Given the amount of pensions and postretirement obligation as of September 30, 2006, the beginning of the measurement year, if we had assumed a discount rate for both our pension and other postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic costs would have been as shown in the table below. The information provided in the table below considers only changes in our assumed discount rate without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed discount rate.

	For the year ended December 31, 2007
	Increase/(decrease) in Net Periodic Pension Cost	Increase/(decrease) in Net Periodic Other Postretirement Cost
	(in millions)
Increase in discount rate by 100 basis points	$(11)	$(5)
Decrease in discount rate by 100 basis points	$74	$3

Given the application of Statement of Financial Accounting Standards, or SFAS, No. 87, “Employers’ Accounting for Pensions,” and the deferral and amortization of actuarial gains and losses arising from changes in our assumed discount rate, the change in net periodic pension cost arising from an increase in the assumed discount rate by 100 basis points would not be expected to equal the change in net periodic pension cost arising from a decrease in the assumed discount rate by 100 basis points.

For a discussion of our expected rate of return on plan assets and discount rate for our qualified pension plan in 2008 see “—Results of Operations for Financial Services Businesses by Segment—Corporate and Other.”

In addition to the effect of changes in our assumptions, the net periodic cost or benefit from our pension and other postretirement benefit plans may change due to factors such as actual experience being different from our assumptions, special benefits to terminated employees, or changes in benefits provided under the plans.

Taxes on Income

Our effective tax rate is based on income, non-taxable and non-deductible items, statutory tax rates and tax planning opportunities available in the various jurisdictions in which we operate. Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes.

Tax regulations require items to be included in the tax return at different times from the items reflected in the financial statements. As a result, the effective tax rate reflected in the financial statements is different than the actual rate applied on the tax return. Some of these differences are permanent such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as valuation of insurance reserves. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet recognized in our financial statements. The application of U.S. GAAP requires us to evaluate the recoverability of our deferred tax assets and establish a valuation allowance if necessary to reduce our deferred tax asset to an amount that is more likely than not to be realized. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carry-forward periods. Although realization is not assured, management believes it is more likely than not the deferred tax assets, net of valuation allowances, will be realized.

Our accounting represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates. Certain changes or future events, such as changes in tax legislation, geographic mix of earnings and completion of tax audits could have an impact on our estimates and effective tax rate. For example, the dividends received deduction reduces the amount of dividend income subject to tax and is a significant component of the difference between our effective tax rate and the federal statutory tax rate of 35%. The U.S. Treasury Department and the Internal Revenue Service, or Service, are addressing through new regulations the methodology to be followed in determining the dividends received deduction related to variable life insurance and annuity contracts. A change in the dividends received deduction, including the possible elimination of this deduction, could increase our effective tax rate and reduce our consolidated net income.

On January 1, 2007, we adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes,” an Interpretation of FASB Statement No. 109. This interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. FIN No. 48 is a two-step process, the first step being recognition. We determine whether it is more likely than not, based on the technical merits, that the tax position will be sustained upon examination. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. We measure the tax position as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority that has full knowledge of all relevant information. This measurement considers the amounts and probabilities of the outcomes that could be realized upon ultimate settlement using the facts, circumstances, and information available at the reporting date.

An increase or decrease in our effective tax rate by one percent of income from continuing operations before income taxes and equity in earnings of operating joint ventures, would have resulted in a decline or increase in consolidated income from continuing operations before equity in earnings of operating joint ventures in 2007 of $47 million.

Our liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties which relate to tax years still subject to review by the Service or other taxing jurisdictions. Audit periods remain open for review until the statute of limitations has passed. Generally, for tax years which produce net operating losses, capital losses or tax credit carryforwards, or tax attributes, the statute of limitations does not close, to the extent of these tax attributes, until the tax year in which they are fully utilized. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to our liability for income taxes. Any such adjustment could be material to our results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

On January 26, 2006, the Service officially closed the audit of our consolidated federal income tax returns for the 1997 to 2001 periods. As a result of certain favorable resolutions, our consolidated statement of operations for the year ended December 31, 2005 included an income tax benefit of $720 million, reflecting a reduction in our liability for income taxes. The statute of limitations has closed for these tax years; however, there were tax attributes in the closed years which were utilized in subsequent tax years for which the statute of limitations remains open.

In December 2006, the Service completed all fieldwork with regards to its examination of the consolidated federal income tax returns for tax years 2002-2003. The final report was submitted to the Joint Committee on Taxation for their review in April 2007. In July 2007, the Joint Committee returned the report to the Service for additional review of an industry issue regarding the methodology for calculating the dividends received deduction related to variable life insurance and annuity contracts. The Company is responding to the Service’s request for additional information. As discussed above, the U.S. Treasury Department and the Service are addressing through new regulations the methodology to be followed in determining the dividends received deduction related to variable life insurance and annuity contracts. The statute of limitations for the 2002-2003 tax years expires in 2009.

The Company’s affiliates in Japan file separate tax returns and are subject to audits by the local taxing authority. For tax years after April 1, 2004 the general statute of limitations is 5 years from when the return is filed. For tax years prior to April 1, 2004 the general statute of limitations is 3 years from when the return is filed. The Tokyo Regional Taxation Bureau is currently conducting a routine tax audit of the tax returns of Gibraltar Life Insurance Company, Ltd. for the three years ended March 31, 2005, 2006 and 2007.

In January 2007, the Service began an examination of tax years 2004 through 2006. For the tax year 2007, we participated in the Service’s new Compliance Assurance Program, or CAP. Under CAP, the Service assigns an examination team to review completed transactions contemporaneously during the 2007 tax year in order to reach agreement with us on how they should be reported in the tax return. If disagreements arise, accelerated resolutions programs are available to resolve the disagreements in a timely manner before the tax return is filed. It is management’s expectation this new program will significantly shorten the time period between the filing of our federal income tax return and the Service’s completion of its examination of the return.

Reserves for Contingencies

A contingency is an existing condition that involves a degree of uncertainty that will ultimately be resolved upon the occurrence of future events. Under U.S. GAAP, reserves for contingencies are required to be established when the future event is probable and its impact can be reasonably estimated. An example is the establishment of a reserve for losses in connection with an unresolved legal matter. The initial reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately, when the matter is brought to closure.

Accounting Pronouncements Adopted and Recently Issued Accounting Pronouncements

See Note 2 to our Consolidated Financial Statements for a discussion of recently adopted accounting pronouncements, including the effect of adopting FSP SFAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” an amendment of FASB Statement No. 13 and FIN No. 48, “Accounting for Uncertainty in Income Taxes,” an Interpretation of FASB Statement No. 109 and SOP 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts.” See Note 2 to our Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

The following provides additional discussion of certain accounting policies adopted.

Share-Based Payments

Effect of Adoption

We issued employee stock options during 2001 and 2002 that were previously accounted for using the intrinsic value method prescribed by Accounting Principles Board, or APB, No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, an allowable alternative method under SFAS No. 123, “Accounting for Stock-Based Compensation,” prior to its revision. Under APB No. 25, we did not recognize any stock-based compensation expense for employee stock options as all employee stock options had an exercise price equal to the market value of our Common Stock at the date of grant. Effective January 1, 2003, we changed our accounting for employee stock options to adopt the fair value recognition provisions of SFAS No. 123, as amended, prospectively for all new awards granted to employees on or after January 1, 2003. Under these provisions, the fair value of all employee stock options awarded on or after January 1, 2003, is included in the determination of net income. Accordingly, the amount we included in the determination of net income for periods prior to January 1, 2006, is less than that which would have been recognized if the fair value method had been applied to all awards since inception of the employee stock option plan. We adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective application transition method. There were no unvested stock options issued prior to January 1, 2003, and, therefore, the adoption of SFAS No. 123(R) had no impact to our consolidated financial condition or results of operations with respect to the unvested employee options.

For the changes required prospectively in accounting for options and awards with non-substantive vesting conditions, see Note 2 to our Consolidated Financial Statements.

Valuation of Stock Options Issued to Employees

As described above, we did not record any compensation cost for employee stock options issued prior to January 1, 2003. However, we are required to disclose the net income and basic and diluted earnings per share that we would have reported if we had been recognizing compensation cost associated with those options. See Note 2 to our Consolidated Financial Statements for this proforma disclosure. For purposes of this disclosure the fair value of these options was determined using a Black-Scholes option-pricing model. This model considers dividend yield, expected volatility, risk-free interest rate, and expected life of the option and uses an equation to produce a fair value. For options issued on or after January 1, 2003, the fair value of each option was estimated using a binomial option-pricing model. This model also considers dividend yield, expected volatility, risk-free interest rate, and expected life of the option but, unlike the Black-Scholes options pricing model, it produces an estimated fair value based on the assumed changes in price of a financial instrument over successive periods of time. We selected the binomial option pricing model because, absent observable market prices, we believe it produces a fair value that best reflects the substantive characteristics of the employee stock options we issue. See Note 15 to our Consolidated Financial Statements for the assumptions used in valuing employee stock options issued in 2007, 2006, and 2005.

Excess Tax Benefits

An excess tax benefit is generated whenever the tax deduction associated with share-based payment arrangements exceeds the related cumulative compensation cost recognized for financial reporting purposes. Excess tax benefits are included in additional paid-in capital in the period that the related tax deduction reduces our taxes payable. If the tax deduction associated with share-based payment arrangements is less than the cumulative compensation cost recognized for financial reporting purposes, the unused portion of the deferred tax asset is first offset against additional paid-in capital generated from past excess tax benefits then charged to tax expense. As of the date of adoption of SFAS No. 123(R), we were required to determine the portion of our additional paid-in capital that was generated from the realization of excess tax benefits prior to the date of adoption and is therefore available to offset deferred tax assets that may need to be written off in future periods had we adopted the fair value recognition provisions of SFAS No. 123 beginning in 2001. We chose to calculate this “pool” of additional paid-in capital using the alternative transition, or short cut, method provided for in FASB Staff Position FAS 123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards.” Under the short cut method, this “pool” of additional paid-in capital was calculated as the sum of all net increases of additional paid-in capital recognized in our financial statements related to tax benefits from share-based payment transactions subsequent to the adoption of SFAS No. 123 but prior to the adoption of SFAS No. 123(R) less the cumulative incremental pre-tax compensation costs that would have been recognized if SFAS No. 123 had been used to account for share-based payment transactions, tax effected at our statutory tax rate as of the adoption of SFAS No. 123(R).

Effect on Calculation of Diluted Earnings Per Share of Common Stock

In calculating the dilutive effect of share-based payment arrangements such as stock options issued to employees, we apply the treasury stock method prescribed by SFAS No. 128, “Earnings Per Share.” In applying the treasury stock method to such arrangements we consider hypothetical excess tax benefits that would be recognized assuming all employee options are exercised and shares issued to employees vest. As a result of the adoption of SFAS No. 123(R), we can now only include in this calculation the hypothetical excess tax benefits that would have resulted in a reduction of taxes payable in the current period. Prior to our adoption of SFAS No. 123(R), we considered hypothetical excess tax benefits in applying the treasury stock method if it was probable that the excess tax benefit would be utilized for tax purposes prior to its expiration.

As described above, we did not use the fair value recognition provisions of SFAS No. 123, as amended, for employee stock options issued prior to January 1, 2003. In applying the treasury stock method to these options, prior to our adoption of SFAS No. 123(R), the hypothetical excess tax benefit from these options was calculated as the entire amount deductible on our tax return. Upon adoption of SFAS No. 123(R), we elected to continue to apply this calculation methodology for options issued to employees prior to January 1, 2003.

Consolidated Results of Operations

The following table summarizes net income for the Financial Services Businesses and the Closed Block Business for the periods presented.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Financial Services Businesses by segment:
Individual Life	$548	$482	$527
Individual Annuities	672	539	503
Group Insurance	247	211	293

Total Insurance Division	1,467	1,232	1,323
Asset Management	720	546	428
Financial Advisory	(73)	(267)	(447)
Retirement	364	425	435

Total Investment Division	1,011	704	416
International Insurance	1,903	1,607	1,401
International Investments	227	176	84

Total International Insurance and Investments Division	2,130	1,783	1,485
Corporate and Other	(212)	272	568

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Financial Services Businesses	4,396	3,991	3,792
Income tax expense	1,145	1,126	642

Income from continuing operations before equity in earnings of operating joint ventures for Financial Services Businesses	3,251	2,865	3,150
Equity in earnings of operating joint ventures, net of taxes	246	208	142

Income from continuing operations for Financial Services Businesses	3,497	3,073	3,292
Income (loss) from discontinued operations, net of taxes	15	71	(73)

Net income—Financial Services Businesses	$3,512	$3,144	$3,219

Basic income from continuing operations per share—Common Stock	$7.72	$6.49	$6.59

Diluted income from continuing operations per share—Common Stock	$7.58	$6.36	$6.48

Basic net income per share—Common Stock	$7.75	$6.63	$6.45

Diluted net income per share—Common Stock	$7.61	$6.50	$6.34

Closed Block Business:
Income from operations before income taxes for Closed Block Business	$290	$403	$482
Income tax expense	100	119	161

Income from continuing operations for Closed Block Business	190	284	321
Income from discontinued operations, net of taxes	2	—	—

Net income—Closed Block Business	$192	$284	$321

Basic and diluted income from continuing operations per share—Class B Stock	$68.50	$108.00	$119.50

Basic and diluted net income per share—Class B Stock	$69.50	$108.00	$119.50

Consolidated:
Net income	$3,704	$3,428	$3,540

Results of Operations—Financial Services Businesses

2007 to 2006 Annual Comparison.    Income from continuing operations attributable to the Financial Services Businesses increased $424 million, from $3.073 billion in 2006 to $3.497 billion in 2007. The increase reflects improved investment results, continued growth in our international operations, the benefit of higher asset based fees, a greater contribution from the variable annuity business acquired from The Allstate Corporation, for which the prior year period includes results from only the June 1, 2006 date of acquisition, as well as increased earnings from our retail brokerage joint venture with Wachovia, including the benefit of lower retained expenses in 2007. Partially offsetting these items were increased general and administrative expenses, consistent with the growth in the business, and a lower level of net realized investment gains. On a diluted per share basis, income from continuing operations attributable to the Financial Services Businesses for the year ended December 31, 2007 of $7.58 per share of Common Stock increased from $6.36 per share of Common Stock for the year ended December 31, 2006. This increase reflects the increase in earnings discussed above and the benefit of a lower number of shares of Common Stock outstanding due to our share repurchase program. We analyze the operating performance of the segments included in the Financial Services Businesses using “adjusted operating income” as described in “—Segment Measures,” below. For a discussion of our segment results on this basis see “—Results of Operations for Financial Services Businesses by Segment,” below. In addition, for a discussion of the realized investment gains (losses), net, attributable to the Financial Services Businesses, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains,” below.

The direct equity adjustment increased income from continuing operations available to holders of the Common Stock for earnings per share purposes by $53 million for the year ended December 31, 2007, compared to $68 million for the year ended December 31, 2006. As described more fully in Note 14 to the Consolidated Financial Statements, the direct equity adjustment modifies earnings available to holders of the Common Stock and the Class B Stock for earnings per share purposes. The holders of the Common Stock will benefit from the direct equity adjustment as long as reported administrative expenses of the Closed Block Business are less than the cash flows for administrative expenses determined by the policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. As statutory cash premiums and policies in force in the Closed Block Business decline, we expect the benefit to the Common Stock holders from the direct equity adjustment to decline accordingly. If the reported administrative expenses of the Closed Block Business exceed the cash flows for administrative expenses determined by the policy servicing fee arrangement, the direct equity adjustment will reduce income available to holders of the Common Stock for earnings per share purposes.

2006 to 2005 Annual Comparison.    Income from continuing operations attributable to the Financial Services Businesses of $3.073 billion declined slightly from 2005. Continued growth of international insurance operations, improved investment results, higher asset based fees including the results of the business we acquired from Allstate in 2006, and increased earnings from our investment in the retail brokerage joint venture with Wachovia were offset by a lower level of net realized investment gains and a higher level of general and administrative expenses consistent with the growth in the businesses. The benefit of these items as compared to the prior year were more than offset by the benefit recognized in 2005 of $720 million from a reduction of tax liabilities in connection with the Internal Revenue Service examination of our tax returns for the years 1997 through 2001. On a diluted per share basis, income from continuing operations attributable to the Financial Services Businesses for the year ended December 31, 2006 of $6.36 per share of Common Stock declined from $6.48 per share of Common Stock for the year ended December 31, 2005. This decline reflects the decrease in earnings discussed above, partially offset by the benefit of a lower number of shares of Common Stock outstanding due to our share repurchase program, the cost of which contributed to the decline in earnings discussed above.

The direct equity adjustment increased income from continuing operations available to holders of the Common Stock for earnings per share purposes by $68 million for the year ended December 31, 2006, compared to $82 million for the year ended December 31, 2005.

Results of Operations—Closed Block Business

2007 to 2006 Annual Comparison.    Income from continuing operations attributable to the Closed Block Business for the year ended December 31, 2007, was $190 million, or $68.50 per share of Class B stock, compared to $284 million, or $108.00 per share of Class B Stock, for the year ended December 31, 2006. The direct equity adjustment decreased income from continuing operations available to the Class B Stock holders for earnings per share purposes by $53 million for the year ended December 31, 2007, compared to $68 million for the year ended December 31, 2006. For a discussion of the results of operations for the Closed Block Business, see “—Results of Operations of Closed Block Business,” below.

2006 to 2005 Annual Comparison.    Income from continuing operations attributable to the Closed Block Business for the year ended December 31, 2006, was $284 million, or $108.00 per share of Class B Stock, compared to $321 million, or $119.50 per share of Class B Stock, for the year ended December 31, 2005. The direct equity adjustment decreased income from continuing operations available to the Class B Stock holders for earnings per share purposes by $68 million for the year ended December 31, 2006, compared to $82 million for the year ended December 31, 2005.

Segment Measures

In managing our business, we analyze operating performance separately for our Financial Services Businesses and our Closed Block Business. For the Financial Services Businesses, we analyze our segments’ operating performance using “adjusted operating income.” Results of the Closed Block Business for all periods are evaluated and presented only in accordance with U.S. GAAP. Adjusted operating income does not equate to “income from continuing operations before income taxes and equity in earnings of operating joint ventures” or “net income” as determined in accordance with U.S. GAAP but is the measure of segment profit or loss we use to evaluate segment performance and allocate resources, and consistent with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” is our measure of segment performance. Adjusted operating income is calculated for the segments of the Financial Services Businesses by adjusting each segment’s “income from continuing operations before income taxes and equity in earnings of operating joint ventures” for the following items:

•	realized investment gains (losses), net, except as indicated below, and related charges and adjustments;

•	net investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes;

•	the contribution to income/loss of divested businesses that have been or will be sold or exited that do not qualify for “discontinued operations” accounting treatment under U.S. GAAP; and

•	equity in earnings of operating joint ventures.

The items above are important to an understanding of our overall results of operations. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of the Financial Services Businesses.

Effective with the first quarter of 2008, we amended our definition of adjusted operating income as it relates to certain externally managed investments in the European market held within the general account portfolio. These investments are medium term notes that are collateralized by investment portfolios primarily consisting of investment grade European fixed income securities, including corporate bonds and asset-backed securities, and derivatives, as well as varying degrees of leverage. The notes have a stated coupon and provide a return based on the performance of the underlying portfolios and the level of leverage. We invest in these notes to earn a coupon through maturity, consistent with our investment purpose for other debt securities. The notes are accounted for under U.S. GAAP as available for sale fixed maturity securities with bifurcated embedded derivatives (total return swaps). Changes in the value of the fixed maturity securities are reported in Stockholders’ Equity under the heading “Accumulated Other Comprehensive Income” and changes in the market value of the embedded total return swaps are included in current period earnings in “Realized investment gains (losses), net.” Historically, adjusted operating income included cumulative losses and recoveries of such losses on the embedded derivatives in the period they occurred, while cumulative net gains on the embedded derivatives were deferred and amortized into adjusted operating income over the remaining life of the notes.

Adjusted operating income under the amended definition excludes any amounts related to changes in the market value of the embedded derivatives. Adjusted operating income for all periods presented has been revised to conform with the amended definition. We view adjusted operating income under the amended definition as a more meaningful presentation of our results for purposes of analyzing the operating performance of, and allocating resources to, our business segments, as the amended definition presents the results of these investments on a basis generally consistent with similar investments held directly within the general account portfolio. We believe the mark to market losses discussed below, resulting primarily from unprecedented credit spread widening, are not representative of the fundamental value of the underlying investments over the long term. Adjusted operating income continues to include the coupon on these notes, which reflects the market based interest rate and spread of securities comparable to the underlying securities that existed at the time we entered into the investments. The accounting for these investments under U.S. GAAP has not changed.

Adjusted operating income under the former definition included gains (losses) of $(145) million for the year ended December 31, 2007, which was reflected in the adjusted operating income of the following segments: Individual Life—$(8) million, Individual Annuities—$(6) million, Group Insurance—$(7) million, Retirement—$(26) million and International Insurance—$(110) million; and Corporate and Other operations—$12 million. Adjusted operating income under the former definition included gains (losses) of $(7) million for the year ended December 31, 2006, which was reflected in the adjusted operating income of the following segments: Individual Life—$(1) million, Retirement—$(1) million and International Insurance—$(5) million. Adjusted operating income under the former definition included gains (losses) of $(12) million for the year ended December 31, 2005, which was reflected in the adjusted operating income of the following segments: Individual Annuities— $(1) million and International Insurance—$(11) million.

In reporting adjusted operating income for the three months ended March 31, 2008, we classified our commercial mortgage securitization operations as a divested business, reflecting our decision to exit this business. As a result of this decision, these operations, which involved the origination and purchase of commercial mortgage loans for sale into commercial mortgage-backed securitization transactions, together with related hedging activities, previously reported within the Asset Management segment, have been classified within divested businesses and are reflected in our Corporate and Other operations. Accordingly, these results are excluded from adjusted operating income, with prior period results being adjusted to reflect such reclassification. These operations had a pre-tax gain (loss) of $(63) million, $43 million and $37 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Adjusted operating income excludes “Realized investment gains (losses), net,” except as indicated below, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities, as well as our tax profile. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to the contractholders. Adjusted operating income excludes the results of divested businesses because they are not relevant to understanding our ongoing operating results. The contributions to income/loss of wind-down businesses that we have not divested remain in adjusted operating income. See Note 20 to the Consolidated Financial Statements for further information on the presentation of segment results.

As noted above, certain “Realized investment gains (losses), net,” are included in adjusted operating income. We include in adjusted operating income the portion of our realized investment gains and losses on derivatives that arise from the termination of contracts used to hedge our foreign currency earnings in the same period that the expected earnings emerge. Similarly, we include in adjusted operating income the portion of our realized investment gains and losses on derivatives that represent current period yield adjustments. The realized investment gains or losses from products that are free standing derivatives, or contain embedded derivatives, along with the realized investment gains or losses from associated derivative portfolios that are part of an economic hedging program related to the risk of these products, are included in adjusted operating income. Adjusted operating income also includes those realized investment gains and losses that represent profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors.

Results of Operations for Financial Services Businesses by Segment

Insurance Division

Individual Life

Operating Results

The following table sets forth the Individual Life segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating results:
Revenues	$2,602	$2,217	$2,262
Benefits and expenses	1,980	1,672	1,764

Adjusted operating income	622	545	498
Realized investment gains (losses), net, and related adjustments(1)	(74)	(63)	29

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$548	$482	$527

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

Adjusted Operating Income

2007 to 2006 Annual Comparison.    Adjusted operating income increased $77 million, from $545 million in 2006 to $622 million in 2007. Adjusted operating income for 2007 includes a $78 million benefit from a net reduction in amortization of deferred policy acquisition costs and other costs due to an increased estimate of total gross profits used as a basis for amortizing deferred policy acquisition costs and unearned revenue reserves, based on an annual review, primarily reflecting improved future mortality expectations, compared to a $46 million benefit from the annual review in 2006. Results for 2007 also include a $57 million benefit from compensation received based on multi-year profitability of third-party products we distribute while 2006 included a $25 million benefit for this item. Absent the effect of these items, adjusted operating income for 2007 increased $13 million from the prior year, reflecting higher fees resulting primarily from higher asset balances as a result of market value changes and higher margins from growth in term and universal life insurance in force. Mortality experience, net of reinsurance, was slightly more favorable compared to 2006.

2006 to 2005 Annual Comparison.    Adjusted operating income increased $47 million, from $498 million in 2005 to $545 million in 2006. Adjusted operating income for 2006 includes a $46 million benefit from a net reduction in amortization of deferred policy acquisition costs and other costs. The net reduction in amortization and other costs was due to an increased estimate of total gross profits used as a basis for amortizing deferred policy acquisition costs and unearned revenue reserves, based on an annual review, primarily reflecting improved mortality and lower maintenance expenses, partially offset by refinements in other reserves. Results for 2006 also improved $20 million from the prior year, as 2006 includes a $25 million benefit and the prior year included a $5 million benefit from compensation received based on multi-year profitability of third-party products we distribute. The benefit of these items to 2006 results, together with higher fees resulting from higher asset balances reflecting market value changes and increased net investment income, net of interest credited and interest expense, primarily reflecting higher yields in 2006, were partially offset by less favorable mortality experience, net of reinsurance, compared to the prior year.

Revenues

2007 to 2006 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased by $385 million, from $2.217 billion in 2006 to $2.602 billion in 2007. Policy charges and fee income increased $120 million, including $102 million due to the effects of updates in both periods of our assumptions related to the amortization of unearned revenue reserves based on the annual reviews discussed above. Absent this item, policy charges and fee income increased $18 million reflecting growth in our universal life insurance in force. Asset management fees and other income increased $53 million, including a $32 million increase in compensation received based on multi-year profitability of third-party products we distribute, as discussed above, as well as higher asset based fees due to higher asset balances reflecting market value changes. Premiums increased $104 million, primarily due to increased premiums on term life insurance reflecting continued growth of our in force block of term insurance. Net investment income increased $108 million, reflecting higher asset balances primarily from the financing of statutory capital activity for certain term and universal life insurance policies and higher yields in 2007.

2006 to 2005 Annual Comparison.    Revenues decreased $45 million, from $2.262 billion in 2005 to $2.217 billion in 2006. Policy charges and fee income decreased $175 million, including $190 million due to the update of our assumptions related to amortization of unearned revenue reserves based on the annual review discussed above, amounting to a $147 million reduction in 2006, and a similar update in 2005 resulting in a $43 million increase that was more than offset by an increase in amortization of deferred policy acquisition costs and a decrease in change in reserves. Absent this item, policy charges and fee income increased $15 million. Premiums increased $38 million, primarily due to increased premiums on term life insurance reflecting continued growth of our in force block of term insurance products. Net investment income increased $52 million, reflecting higher assets and higher yields in 2006, which included the benefit from the sale of lower yielding bonds and reinvestment of proceeds at higher interest rates. The realized investment losses generated from these sales are excluded from adjusted operating income. For a discussion of realized investment gains and losses, including those related to changes in interest rates, see “—Realized Investment Gains and Losses and General Account Investments—Realized Investment Gains.” This increase was partially offset by the collection of investment income on a previously defaulted bond in 2005. Asset management fees and other income increased $40 million, including the benefit to adjusted operating income from compensation received based on multi-year profitability of third-party products we distribute as discussed above. The remainder of the increase reflects higher asset based fees due to higher asset balances from market appreciation.

Benefits and Expenses

2007 to 2006 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $308 million, from $1.672 billion in 2006 to $1.980 billion in 2007. Absent the impacts of the annual reviews conducted in both 2007 and 2006 discussed above, benefits and expenses increased $238 million, from $1.865 billion in 2006 to $2.103 billion in 2007. On this basis, policyholders’ benefits, including interest credited to policyholders’ account balances, increased $137 million, reflecting higher claims payments and increases in reserves on term life insurance associated with growth in our in force block of term insurance compared to 2006. Also on this basis, amortization of deferred policy acquisition costs increased $8 million, reflecting less favorable separate account fund performance partially offset by more favorable policy persistency compared to 2006. Interest expense increased $83 million, primarily reflecting interest on borrowings related to the financing of statutory capital activity for certain term and universal life insurance policies.

2006 to 2005 Annual Comparison.    Benefits and expenses decreased $92 million, from $1.764 billion in 2005 to $1.672 billion in 2006. Absent the impacts of the annual reviews conducted in both 2006 and 2005, as discussed above, benefits and expenses increased $158 million, from $1.707 billion in 2005 to $1.865 billion in 2006. On this basis, amortization of deferred policy acquisition costs increased $11 million. Also on this basis, policyholders’ benefits, including interest credited to policyholders’ account balances, increased $129 million, reflecting methodology refinements to certain reserves, growth in our in force block of term insurance products, as well as less favorable mortality experience compared to the prior year.

Sales Results

The following table sets forth individual life insurance business sales, as measured by scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis, for the periods indicated. Sales of the individual life insurance business do not correspond to revenues under U.S. GAAP. They are, however, a relevant measure of business activity. In managing our individual life insurance business, we analyze new sales on this basis because it measures the current sales performance of the business, while revenues primarily reflect the renewal persistency and aging of in force policies written in prior years and net investment income as well as current sales.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Life insurance sales(1):
Excluding corporate-owned life insurance:
Variable life	$106	$90	$83
Universal life	176	192	214
Term life	212	148	122

Total excluding corporate-owned life insurance	494	430	419
Corporate-owned life insurance	11	12	7

Total	$505	$442	$426

Life insurance sales by distribution channel, excluding corporate-owned life insurance(1):
Prudential Agents	$174	$181	$212
Third party	320	249	207

Total	$494	$430	$419

(1)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

2007 to 2006 Annual Comparison.    Sales of new life insurance, excluding corporate-owned life insurance, measured as described above, increased $64 million, from $430 million in 2006 to $494 million in 2007. Sales of term life products increased $64 million. Sales of variable life products increased $16 million, which included the benefit of several large case sales in 2007. Sales of universal life products decreased $16 million.

The increase in sales of life insurance, excluding corporate-owned life insurance, was driven by a $71 million increase in sales from the third party distribution channel, primarily in term life and variable life products, with universal life sales slightly lower than the prior year due to a higher level of large universal life cases placed in 2006. Sales by Prudential Agents of $174 million in 2007 were $7 million lower than the prior year, reflecting a large case placed in 2006 and a decline in the number of agents from 2,562 at December 31, 2006 to 2,425 at December 31, 2007.

2006 to 2005 Annual Comparison.    Sales of new life insurance, excluding corporate-owned life insurance, measured as described above, increased $11 million, from $419 million in 2005 to $430 million in 2006. Sales of our term life and variable life products increased $33 million. This increase was partially offset by decreased sales of our universal life products.

Sales of life insurance, excluding corporate-owned life insurance, from the third party distribution channel increased $42 million, reflecting increased term and variable life sales, with universal life sales remaining unchanged, as both periods benefited from a large level of universal life sales. Sales of life insurance by Prudential Agents decreased $31 million, reflecting a decline in the number of agents from 2,946 at December 31, 2005 to 2,562 at December 31, 2006, which impacted all life insurance product lines. In 2006, for the first time, more than half of our individual life insurance sales were generated through third party channels.

Policy Surrender Experience

The following table sets forth the individual life insurance business’ policy surrender experience for variable and universal life insurance, measured by cash value of surrenders, for the periods indicated. These amounts do not correspond to expenses under U.S. GAAP. In managing this business, we analyze the cash value of surrenders because it is a measure of the degree to which policyholders are maintaining their in force business with us, a driver of future profitability. Our term life insurance products do not provide for cash surrender values.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Cash value of surrenders	$752	$744	$698

Cash value of surrenders as a percentage of mean future benefit reserves, policyholders’ account balances, and separate account balances	3.3%	3.5%	3.5%

2007 to 2006 Annual Comparison.    The total cash value of surrenders increased $8 million, from $744 million in 2006 to $752 million in 2007, reflecting a greater volume of surrenders of variable life insurance in 2007 compared to the prior year. The level of surrenders as a percentage of mean future policy benefit reserves, policyholders’ account balances and separate account balances remained essentially flat.

2006 to 2005 Annual Comparison.    The total cash value of surrenders increased $46 million, from $698 million in 2005 to $744 million in 2006, reflecting an increase in surrenders of variable corporate-owned life insurance in 2006 compared to the prior year. The level of surrenders as a percentage of mean future policy benefit reserves, policyholders’ account balances and separate account balances remained flat.

Individual Annuities

Operating Results

The following table sets forth the Individual Annuities segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating results:
Revenues	$2,503	$2,101	$1,718
Benefits and expenses	1,781	1,515	1,212

Adjusted operating income	722	586	506
Realized investment gains (losses), net, and related adjustments(1)	(62)	(72)	2
Related charges(1)(2)	12	25	(5)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$672	$539	$503

(1)	Revenues exclude Realized investment gains (losses), net, and related charges and adjustments. The related charges represent payments related to the market value adjustment features of certain of our annuity products. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on change in reserves and the amortization of deferred policy acquisition costs, deferred sales inducements and value of business acquired.

On June 1, 2006, we acquired the variable annuity business of The Allstate Corporation, or Allstate, through a reinsurance transaction for $635 million of total consideration, consisting primarily of a $628 million ceding commission. Our initial investment in the business was approximately $600 million, consisting of the total consideration, offset by the related tax benefits and an additional contribution of $94 million to meet regulatory capital requirements. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition.

Adjusted Operating Income

2007 to 2006 Annual Comparison.    Adjusted operating income increased $136 million, from $586 million in 2006 to $722 million in 2007. Results for both periods include the impact of annual reviews of our estimate of total gross profits used as a basis for amortizing deferred policy acquisition and other costs and the reserve for the guaranteed minimum death and income benefit features of our variable annuity products. Adjusted operating income for 2007 included a $30 million benefit from this annual review, reflecting market value increases in the underlying assets associated with our variable annuity products, and decreased cost of actual and expected death claims, partially offset by the impact of model refinements and higher expected lapse rates for the variable annuity business acquired from Allstate. Adjusted operating income for 2006 included a $37 million benefit from the annual review, primarily reflecting improved net interest spread from increased investment yields.

Absent the effect of the annual reviews discussed above, adjusted operating income for 2007 increased $143 million from 2006. Adjusted operating income from the variable annuity business acquired from Allstate, excluding the impact of the annual review discussed above, increased $27 million, reflecting a $81 million contribution for 2007, compared to $54 million for 2006, which reflects results only for the initial seven months of operations from the date of acquisition. The remainder of the increase came primarily from higher fee income driven by higher average asset balances from market appreciation and positive net asset flows in our variable annuity account values. Also contributing to the increase was a $17 million favorable variance in the mark-to-market of embedded derivatives and related hedge positions associated with our living benefit features, net of amortization of deferred policy acquisition and other costs. Partially offsetting these items was an increase in amortization of deferred policy acquisition and other costs reflecting increased gross profits in 2007, and an increase in general and administrative expenses, net of capitalization, reflecting higher distribution and asset management costs associated with growth in variable annuity account values, as well as growth of the business. In addition, interest expense increased driven by higher borrowings related to growth of the business, and net investment income, net of interest credited to policyholders’ account balances, decreased primarily as a result of declining annuity account values invested in our general account, reflecting our emphasis on sales of variable annuities together with asset allocation requirements associated with the living benefit features we offer in our variable annuity products.

The contribution of the acquired Allstate business to adjusted operating income for 2007, excluding the impact of the annual review discussed above, consists of revenues of $383 million and benefits and expenses of $302 million. Revenues from the acquired business consisted primarily of policy charges and fees of $254 million, net investment income of $70 million and asset management fees and other income of $54 million. Benefits and expenses from this business, excluding the impact of the annual review discussed above, consisted primarily of general and administrative expenses, net of capitalization, of $204 million and policyholders’ benefits, including interest credited to policyholders’ account balances, of $93 million.

2006 to 2005 Annual Comparison.    Adjusted operating income increased $80 million, from $506 million in 2005 to $586 million in 2006. Adjusted operating income for 2006 included a $37 million benefit from an annual review, as discussed above. Adjusted operating income for 2005 included a net $87 million benefit from an annual review, reflecting improved net interest spread from increased yields, decreased costs of actual and expected death claims and modeling refinements implemented. Absent the effect of these items, adjusted operating income for 2006 increased $130 million from the prior year, including a $54 million contribution in 2006 from the variable annuity business acquired from Allstate. The remainder of the $130 million increase came primarily from higher fee income driven by higher average asset balances from market appreciation and net flows in our variable annuity account values. Partially offsetting these items was an increase in distribution costs charged to expense associated with increased variable annuity sales and account values and increased general expenses related to expansion initiatives. In addition, results for 2005 benefited $6 million, net of related amortization of deferred policy acquisition costs, from the collection of investment income on a previously defaulted bond.

The contribution of the acquired Allstate business to adjusted operating income for 2006 consists of revenues of $221 million and benefits and expenses of $167 million. Allstate’s revenues consisted primarily of policy charges and fees of $143 million, net investment income of $46 million and asset management fees and other income of $28 million. Benefits and expenses consisted primarily of general and administrative expenses, net of capitalization, of $107 million and policyholders’ benefits, including interest credited to policyholders’ account balances, of $59 million.

Revenues

2007 to 2006 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $402 million, from $2.101 billion in 2006 to $2.503 billion in 2007, including increased revenues of $162 million related to the variable annuity business acquired from Allstate. The remainder of the increase in revenues came primarily from a $314 million increase in policy charges and fees and asset management fees and other income reflecting an increase in variable annuity account values driven by changes in average market value and positive net flows. Included in the increase in asset management fees and other income is a $37 million favorable variance in the mark-to-market of embedded derivatives and related hedge positions associated with our living benefit features. Partially offsetting these items was a $62 million decrease in net investment income, excluding the impact from the business acquired from Allstate, primarily as a result of declining annuity account values invested in our general account, as discussed above.

2006 to 2005 Annual Comparison.    Revenues increased $383 million, from $1.718 billion in 2005 to $2.101 billion in 2006, including revenues of $221 million from the Allstate business acquired during the second quarter of 2006. The remainder of the increase in revenues, $162 million, came primarily from increases of $131 million in policy charges and fees and $64 million in asset management fees and other income, which includes $9 million from the mark-to-market of embedded derivatives and related hedge positions associated with our living benefits features. These increases were partially offset by a $43 million decrease in net investment income. The increase in policy charges and fees reflects an increase in the average market value of variable annuity account values and positive net flows in our variable annuities, including an increase in account values with living benefit options. The increase in asset management fees and other income was primarily due to an increase in asset based fees driven by an increase in the average market value of variable annuity customer accounts and positive net flows of our variable annuities. The decrease in net investment income came primarily from the impact of a shift in customer funds from fixed income investments to variable investments. In addition, net investment income for 2005 included the collection of investment income on a previously defaulted bond as indicated above. These decreases were partially offset by higher yields in 2006 which benefited from the sale of lower yielding bonds and reinvestment of proceeds at higher available interest rates. The realized investment losses generated from these sales are excluded from adjusted operating income. For a discussion of realized investment gains and losses, including those related to changes in interest rates, see “—Realized Investment Gains and Losses and General Account Investments—Realized Investment Gains.”

Benefits and Expenses

2007 to 2006 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $266 million, from $1.515 billion in 2006 to $1.781 billion in 2007. Excluding the impact of the annual reviews discussed above and increased benefits and expenses of $135 million related to the variable annuity business acquired from Allstate, benefits and expenses increased $124 million from 2006 to 2007. Contributing to this increase is a $88 million increase in general and administrative expenses, net of capitalization, due to higher distribution and asset management costs associated with growth in variable annuity account values, and growth of the business. Also contributing to this increase was a $58 million increase in amortization of deferred policy acquisition costs reflecting increased gross profits in the current period. In addition, interest expense increased $9 million, driven by higher borrowings related to growth of the business. Partially offsetting these items was an $31 million reduction in policyholders’ benefits, including interest credited to policyholders’ account balances, primarily reflecting a decrease in interest credited to policyholders resulting from declining annuity account values invested in our general account, as discussed above.

2006 to 2005 Annual Comparison.    Benefits and expenses increased $303 million, from $1.212 billion in 2005 to $1.515 billion in 2006. Excluding the impact of the annual reviews discussed above and benefits and expenses of $167 million from the Allstate business acquired during the second quarter of 2006, benefits and expenses increased $86 million. This increase primarily relates to a $75 million increase in general and administrative expenses reflecting increased distribution costs charged to expense associated with increased variable annuity account value and sales, increased expenses related to expansion initiatives and growth of the business, and increased asset management costs associated with the growth in variable annuity account values. Also contributing to this increase was a $9 million increase in amortization of deferred policy acquisition costs reflecting increased gross profits in 2006. Partially offsetting these items was a $17 million reduction in policyholders’ benefits, including interest credited to policyholders’ account balances, reflecting lower costs of our guaranteed benefits in 2006, resulting from reduction in our net amount at risk.

Account Values

The following table sets forth changes in account values for the individual annuity business, for the periods indicated. For our individual annuity business, assets are reported at account value, and net sales (redemptions) are gross sales minus redemptions or surrenders and withdrawals, as applicable.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Variable Annuities(1):
Beginning total account value	$74,555	$50,778	$47,418
Sales	11,678	9,593	7,106
Surrenders and withdrawals	(9,568)	(7,722)	(5,691)

Net sales	2,110	1,871	1,415
Benefit payments	(1,131)	(918)	(678)

Net flows	979	953	737
Change in market value, interest credited and other activity	6,076	7,448	3,299
Policy charges	(1,280)	(936)	(676)
Acquisition	—	16,312	—

Ending total account value (2)	$80,330	$74,555	$50,778

Fixed Annuities:
Beginning total account value	$3,748	$3,991	$3,879
Sales	73	119	361
Surrenders and withdrawals	(286)	(313)	(231)

Net sales (redemptions)	(213)	(194)	130
Benefit payments	(167)	(176)	(160)

Net flows	(380)	(370)	(30)
Interest credited and other activity	124	131	147
Policy charges	(4)	(4)	(5)

Ending total account value	$3,488	$3,748	$3,991

(1)	Variable annuities include only those sold as retail investment products. Investments through defined contribution plan products are included with such products within the Retirement segment.
(2)	As of December 31, 2007, variable annuity account values are invested in equity funds ($39 billion or 49%), balanced funds ($22 billion or 27%), bond funds ($8 billion or 10%), and other ($11 billion or 14%). Variable annuity account values with living benefit features were $37.1 billion, $28.4 billion, and $14.0 billion as of December 31, 2007, 2006, and 2005, respectively. See Note 9 to the Consolidated Financial Statements for additional information regarding the net amount at risk related to our variable annuity benefit features.

2007 to 2006 Annual Comparison.    Total account values for fixed and variable annuities amounted to $83.8 billion as of December 31, 2007, an increase of $5.5 billion from December 31, 2006. The increase came primarily from increases in the market value of customers’ variable annuities and positive variable annuity net flows. Individual variable annuity gross sales increased by $2.1 billion, from $9.6 billion in 2006 to $11.7 billion in 2007, reflecting increased sales of $838 million related to the business acquired from Allstate, increased sales from our optional living benefit product features, and growth of our distribution relationships. Individual variable annuity surrenders and withdrawals increased by $1.9 billion, from $7.7 billion in 2006 to $9.6 billion in 2007, including increased surrenders and withdrawals of $1.1 billion related to the business acquired from Allstate, as well as the impact of higher average account values due to market appreciation.

2006 to 2005 Annual Comparison.    Total account values for fixed and variable annuities amounted to $78.3 billion as of December 31, 2006, an increase of $23.5 billion from December 31, 2005, primarily reflecting $16.3 billion of variable annuity account values acquired from Allstate, as well as increases in the market value of customers’ variable annuities and variable annuity net flows. Individual variable annuity gross sales increased by $2.5 billion, from $7.1 billion in 2005 to $9.6 billion in 2006, reflecting increased sales which benefited from the popularity of our optional living benefit product features, particularly guaranteed lifetime withdrawal benefit programs introduced in 2005 and 2006, growth of our distribution relationships, including those associated with the business acquired from Allstate, our retirement marketing strategy and sales of $1.0 billion related to the business acquired from Allstate. Individual variable annuity surrenders and withdrawals increased by $2.0 billion, from $5.7 billion in 2005 to $7.7 billion in 2006, including $1.4 billion of surrenders and withdrawals in the current year related to the business acquired from Allstate.

Group Insurance

Operating Results

The following table sets forth the Group Insurance segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating results:
Revenues	$4,799	$4,555	$4,200
Benefits and expenses	4,513	4,326	3,976

Adjusted operating income	286	229	224
Realized investment gains (losses), net, and related adjustments(1)	(37)	(16)	71
Related charges(2)	(2)	(2)	(2)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$247	$211	$293

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on interest credited to policyholders’ account balances.

Adjusted Operating Income

2007 to 2006 Annual Comparison.    Adjusted operating income increased $57 million, from $229 million in 2006 to $286 million in 2007, primarily reflecting more favorable claims experience in our group life business and, to a lesser extent, growth in our group disability business. The increase in adjusted operating income was partially offset by higher operating expenses in 2007 and a lower benefit in 2007 compared with 2006 from refinements in reserves as a result of annual reviews. The increase in operating expenses is due to growth in the disability business and increased compensation and benefit costs in 2007, and was partially offset by higher costs incurred in 2006 related to legal and regulatory matters. The annual reviews discussed above benefited 2007 $13 million, primarily associated with our long-term disability products, while benefiting 2006 $19 million, primarily associated with our long-term care products.

2006 to 2005 Annual Comparison.    Adjusted operating income increased $5 million, from $224 million in 2005 to $229 million in 2006. This increase primarily reflects more favorable claims experience in our group disability business and, to a lesser extent, a greater benefit from refinements in group disability reserves as a result of annual reviews. These reserve refinements benefited 2006 $19 million, primarily associated with our long-term care products, while benefiting 2005 $8 million. In addition, adjusted operating income in 2006 benefited from an increased contribution from investment results, primarily reflecting growth in invested assets and higher interest rates on shorter-term investments. Less favorable claims experience in our group life business and higher expenses, including higher costs in 2006 related to legal and regulatory matters, largely offset these increases.

Revenues

2007 to 2006 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased by $244 million, from $4.555 billion in 2006 to $4.799 billion in 2007. Group life premiums increased by $37 million, from $2.795 billion in 2006 to $2.832 billion in 2007, primarily reflecting increased premiums on experience-rated group life business resulting from the increase in policyholder benefits on these contracts as discussed below. Group life persistency remained strong, but deteriorated slightly from 95% in 2006 to 94% in 2007. Group disability premiums, which include long-term care products, increased by $86 million from $761 million in 2006 to $847 million in 2007, primarily reflecting growth in business in force resulting from new sales and persistency which remained strong, but deteriorated from 90% in 2006 to 88% in 2007. The declines in group life and group disability persistency are reflective of highly competitive pricing in the marketplace and the pricing discipline we apply in writing business. Policy charges and fee income also increased by $59 million primarily reflecting growth of business in force. In addition, net investment income increased $50 million primarily reflecting a larger base of invested assets due to business growth.

2006 to 2005 Annual Comparison.    Revenues increased $355 million, from $4.200 billion in 2005 to $4.555 billion in 2006. Group life premiums increased $249 million, from $2.546 billion in 2005 to $2.795 billion in 2006, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which remain unchanged at 95% for both years. Group disability premiums, which include long-term care products, increased $37 million, from $724 million in 2005 to $761 million in 2006, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which improved from 85% in 2005 to 90% in 2006. Net investment income also increased $30 million primarily reflecting a larger base of invested assets due to business growth, as well as higher interest rates on shorter-term investments.

Benefits and Expenses

The following table sets forth the Group Insurance segment’s benefits and administrative operating expense ratios for the periods indicated.

	Year ended December 31,
	2007	2006	2005
Benefits ratio(1):
Group life	90.4%	91.8%	88.9%
Group disability	86.6	85.5	95.4
Administrative operating expense ratio(2):
Group life	9.3	9.6	8.9
Group disability	21.0	21.5	20.9

(1)	Ratio of policyholder benefits to earned premiums, policy charges and fee income. Group disability ratios include long-term care products.
(2)	Ratio of administrative operating expenses (excluding commissions) to gross premiums, policy charges and fee income. Group disability ratios include long-term care products.

2007 to 2006 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased by $187 million, from $4.326 billion in 2006 to $4.513 billion in 2007. The increase was driven by an increase of $126 million in policyholders’ benefits, including the change in policy reserves, reflecting growth of business in force in our group disability business, the lower benefit in 2007 of the group disability reserve refinements discussed above, and greater benefits on experience-rated group life business which, as discussed above, resulted in increased premiums. In addition, interest credited to policyholder account balances increased $36 million primarily due to an increase in policyholder account balances as a result of growth in the business. Also contributing to the increase in benefits and expenses were higher operating expenses reflecting growth in the disability business and increased compensation and benefit costs, partially offset by lower costs related to legal and regulatory matters.

The group life benefits ratio improved 1.4 percentage points from 2006 to 2007, reflecting more favorable mortality experience in our group life business. The group disability benefits ratio deteriorated 1.1 percentage points from 2006 to 2007. Excluding the effect of the reserve refinements discussed above, the group disability benefits ratio was relatively unchanged. Both the group life and group disability administrative operating expense ratios improved slightly from 2006 to 2007, reflecting lower costs related to legal and regulatory matters. Excluding these costs, the administrative operating expense ratios for both group life and group disability were relatively flat.

2006 to 2005 Annual Comparison.    Benefits and expenses increased $350 million, from $3.976 billion in 2005 to $4.326 billion in 2006. The increase was primarily driven by an increase of $283 million in policyholders’ benefits, including the change in policy reserves, reflecting the growth of business in force and less favorable claims experience in our group life business, partially offset by more favorable claims experience in our group disability business. Also contributing to the increase in benefits and expenses were higher operating expenses primarily reflecting growth in the business, as well as higher costs in 2006 related to legal and regulatory matters.

The group life benefits ratio deteriorated 2.9 percentage points from 2005 to 2006, reflecting less favorable claims experience in our group life business. The group disability benefits ratio improved by 9.9 percentage points from 2005 to 2006, due to more favorable claims experience in our group disability business, and to a lesser extent, the benefit from the reserve refinements discussed above. Both the group life and group disability administrative operating expense ratios deteriorated from 2005 to 2006, as a result of the higher costs in 2006 related to legal and regulatory matters.

Sales Results

The following table sets forth the Group Insurance segment’s new annualized premiums for the periods indicated. In managing our group insurance business, we analyze new annualized premiums, which do not correspond to revenues under U.S. GAAP, because new annualized premiums measure the current sales performance of the business unit, while revenues primarily reflect the renewal persistency and aging of in force policies written in prior years and net investment income, in addition to current sales.

	Year ended December 31,
	2007	2006	2005
	(in millions)
New annualized premiums(1):
Group life	$197	$366	$370
Group disability(2)	155	138	154

Total	$352	$504	$524

(1)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage under our Servicemembers’ Group Life Insurance contract and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts, and include premiums from the takeover of claim liabilities.
(2)	Includes long-term care products.

2007 to 2006 Annual Comparison.    Total new annualized premiums decreased $152 million, or 30%, from $504 million in 2006 to $352 million in 2007. This decrease is primarily due to lower large case sales in the group life business during 2007, reflective of highly competitive pricing in the marketplace and the pricing discipline we apply in writing business. Partially offsetting this decrease were higher large case and middle-market sales in the group disability business during 2007.

2006 to 2005 Annual Comparison.    Total new annualized premiums decreased $20 million, from $524 million in 2005 to $504 million in 2006. This decrease was primarily attributable to lower sales in our group disability business, as 2005 reflects higher premiums relating to our assumption of existing liabilities from a third party. Group life sales were relatively unchanged, as a significant large case sale in the first quarter of 2005 was offset by several large case sales during 2006.

Investment Division

Asset Management

Operating Results

The following table sets forth the Asset Management segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating results:
Revenues	$2,319	$1,991	$1,645
Expenses	1,618	1,441	1,218

Adjusted operating income	701	550	427
Realized investment gains, net, and related adjustments(1)	19	(4)	1

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$720	$546	$428

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

In reporting results for the three months ended March 31, 2008, we classified our commercial mortgage securitization operations as a divested business, reflecting our decision to exit this business. As a result of this decision, these operations, which involved the origination and purchase of commercial mortgage loans for sale into commercial mortgage-backed securitization transactions, together with related hedging activities, are excluded from the Asset Management segment and included in Corporate and Other operations as a divested business. Accordingly, these results are excluded from adjusted operating income, with prior period results being adjusted to reflect such reclassification. We will retain and continue the remainder of our commercial mortgage origination, servicing and other commercial mortgage related activities, which remain a part of our Asset Management segment.

Adjusted Operating Income

2007 to 2006 Annual Comparison.    Adjusted operating income increased $151 million, from $550 million in 2006 to $701 million in 2007. Results for 2007 benefited from an increase in asset management fees of $107 million, primarily from institutional and retail customer assets as a result of increased asset values due to market appreciation and net asset flows. Adjusted operating income also benefited from increased transaction fees primarily from real estate investment management activities and increased revenues from the segment’s proprietary investing business. These items were partially offset by higher expenses, including performance-related compensation costs.

2006 to 2005 Annual Comparison.    Adjusted operating income increased $123 million, from $427 million in 2005 to $550 million in 2006. Results for 2006 benefited from an increase in performance based incentive fees of $61 million associated with appreciation and gains on sale of real estate investments which we manage, and from income from our proprietary investing business, also associated with appreciation and gains on sale of real estate related investments, including $23 million relating to a single investment in 2006. Proprietary investing income in 2005 included $58 million relating to two sale transactions. Results for 2006 benefited from increased asset management fees of $88 million, primarily from institutional and retail customer assets as a result of increased asset values due to market appreciation and net asset inflows. Higher expenses, including performance-related compensation costs, partially offset the foregoing increases.

Revenues

The following tables set forth the Asset Management segment’s revenues, presented on a basis consistent with the table above under “—Operating Results,” by type, asset management fees by source and assets under management for the periods indicated. In managing our business we analyze assets under management, which do not correspond to U.S. GAAP assets, because a principal source of our revenues are fees based on assets under management.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Revenues by type:
Asset management fees	$1,081	$974	$886
Incentive, transaction, principal investing and capital markets revenues	560	522	294
Service, distribution and other revenues(1)	678	495	465

Total revenues	$2,319	$1,991	$1,645

(1)	Includes revenues under a contractual arrangement with Wachovia Securities, related to managed account services, which was originally scheduled to expire on July 1, 2006. This contract was amended effective July 1, 2005 to provide essentially a fixed fee for managed account services and is now scheduled to expire on July 1, 2008. Revenues in 2007 include $40 million for these managed account services. Also includes payments from Wachovia Corporation under an agreement dated as of July 30, 2004 implementing arrangements with respect to money market mutual funds in connection with the combination of our retail securities brokerage and clearing operations with those of Wachovia Corporation. The agreement extends for ten years after termination of the joint venture. The revenue from Wachovia Corporation under this agreement was $51 million in 2007, $51 million in 2006 and $54 million in 2005.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Asset management fees by source:
Institutional customers	$488	$426	$359
Retail customers(1)	347	310	289
General account	246	238	238

Total asset management fees	$1,081	$974	$886

(1)	Consists of individual mutual funds and both variable annuities and variable life insurance asset management revenues from our separate accounts. This also includes funds invested in proprietary mutual funds through our defined contribution plan products. Revenues from fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in the general account.

	December 31, 2007	December 31, 2006
	(in billions)
Assets Under Management (at fair market value):
Institutional customers(1)	$176.4	$156.8
Retail customers(2)	86.6	79.0
General account	175.5	167.6

Total	$438.5	$403.4

(1)	Consists of third party institutional assets and group insurance contracts.
(2)	Consists of individual mutual funds and both variable annuities and variable life insurance assets in our separate accounts. This also includes funds invested in proprietary mutual funds through our defined contribution plan products. Fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in the general account.

2007 to 2006 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $328 million, from $1.991 billion in 2006 to $2.319 billion in 2007. Asset management fees increased $107 million, primarily from the management of institutional and retail customer assets as a result of increased asset values due to market appreciation and net asset flows. Service, distribution and other revenues increased $183 million primarily due to increased revenues in certain real estate funds, which is fully offset by higher expenses related to minority interest in these funds. Revenues from incentive, transaction, principal investing and capital markets revenues increased $38 million reflecting greater transaction fees primarily from real estate investment management activities and increased revenues from the segment’s proprietary investing business, partially offset by a decline in performance based incentive fees. The decrease in performance based incentive fees resulted from a higher level of gains in 2006 on sale of real estate related investments we manage. Certain of our incentive fees are subject to positive or negative future adjustment based on cumulative fund performance in relation to specified benchmarks. As of December 31, 2007, approximately $90 million of cumulative incentive fee revenue, net of compensation, is subject to future adjustment.

2006 to 2005 Annual Comparison.    Revenues increased $346 million, from $1.645 billion in 2005 to $1.991 billion in 2006. Incentive, transaction, principal investing and capital markets revenues increased $236 million, including a $155 million increase in performance based incentive fees primarily related to appreciation and gains on sale of real estate related investments which we manage, for which $92 million of the fees are offset in incentive compensation expense in accordance with the terms of the contractual agreements. Certain of these incentive fees are subject to positive or negative future adjustment based on cumulative fund performance in relation to specified benchmarks. The increase also reflects $68 million greater revenues from proprietary investing mainly due to appreciation and gains on sale of real estate related investments, including income of $12 million relating to a single investment in the current period and $58 million relating to two sale transactions in the prior year. Asset management fees increased $88 million mainly from institutional and retail customer assets as a result of increased asset values due to market appreciation and net asset flows.

Expenses

2007 to 2006 Annual Comparison.    Expenses, as shown in the table above under “—Operating Results,” increased $177 million, from $1.441 billion in 2006 to $1.618 billion in 2007. The increase is primarily driven by higher expenses associated with certain real estate funds, as discussed above.

2006 to 2005 Annual Comparison.    Expenses increased $223 million, from $1.218 billion in 2005 to $1.441 billion in 2006. The increase in expenses was primarily due to higher performance-based compensation costs resulting from favorable performance in 2006, higher expenses related to proprietary investing activities and incentive compensation related to performance based incentive fees, as discussed above.

Financial Advisory

Operating Results

The following table sets forth the Financial Advisory segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating results:
Revenues	$373	$314	$199
Expenses	76	287	454

Adjusted operating income	297	27	(255)
Equity in earnings of operating joint ventures(1)	(370)	(294)	(192)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	$(73)	$(267)	$(447)

(1)	Equity in earnings of operating joint ventures are included in adjusted operating income but excluded from income from continuing operations before income taxes and equity in earnings of operating joint ventures, as they are reflected on a U.S. GAAP basis on an after-tax basis as a separate line on our Consolidated Statements of Operations.

On July 1, 2003, we combined our retail securities brokerage and clearing operations with those of Wachovia Corporation, or Wachovia, and formed Wachovia Securities Financial Holdings, LLC, or Wachovia Securities, a joint venture now headquartered in St. Louis, Missouri. As of December 31, 2007, we had a 38% ownership interest in the joint venture, with Wachovia owning the remaining 62%. As part of the transaction, we retained certain assets and liabilities related to the contributed businesses, including liabilities for certain litigation and regulatory matters. We account for our ownership of the joint venture under the equity method of accounting.

On October 1, 2007, Wachovia completed the acquisition of A.G. Edwards, Inc., or A.G. Edwards, for $6.8 billion and on January 1, 2008 combined the retail securities brokerage business of A.G. Edwards with Wachovia Securities. As discussed in Note 6 to the Consolidated Financial Statements, we have elected the “lookback” option under the terms of the agreements relating to the joint venture in connection with the combination of the A.G. Edwards business with Wachovia Securities. The “lookback” option permits us to delay for approximately two years following the combination of the A.G. Edwards business with Wachovia Securities our decision to make or not to make payments to avoid or limit dilution of our ownership interest in the joint venture. During this “lookback” period, our share in the earnings of the joint venture, as well as our share of the one-time costs associated with the combination, will be based on our diluted ownership level, which is in the process of being determined. Any payment at the end of the “lookback” period to restore all or part of our ownership interest in the joint venture would be based on the appraised or agreed value of the existing joint venture and the A.G. Edwards business. In such event, we would also need to make a true-up payment of one-time costs associated with the combination to reflect the incremental increase in our ownership interest in the joint venture. Alternatively, we may at the end of the “lookback” period “put” our joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities.

We also retain our separate right to “put” our joint venture interests to Wachovia at any time after July 1, 2008 based on the appraised value of the joint venture, including the A.G. Edwards business, determined as if it were a public company and including a control premium such as would apply in the case of a sale of 100% of its common equity. However, if in connection with the “lookback” option we elect at the end of the “lookback” period to make payments to avoid or limit dilution, we may not exercise this “put” option prior to the first anniversary of the end of the “lookback” period.

On June 6, 2007, we announced our decision to exit the equity sales, trading and research operations of the Prudential Equity Group, or PEG, the results of which were historically included in the Financial Advisory segment. As discussed in Note 3 to the Consolidated Financial Statements, PEG’s operations were substantially wound down by June 30, 2007 and the results of PEG are excluded from the results of the Financial Advisory segment and reflected in discontinued operations for all periods presented.

2007 to 2006 Annual Comparison.    Adjusted operating income increased $270 million, from $27 million in 2006 to $297 million in 2007. The segment’s results for 2007 include our share of earnings from Wachovia Securities, on a pre-tax basis, of $370 million, compared to $294 million in 2006, reflecting increased income from fees and commissions, including a greater contribution from equity syndication activity, of the joint venture. The segment’s results also include expenses of $73 million in 2007 related to obligations and costs we retained in connection with the contributed businesses, primarily for litigation and regulatory matters, compared to $267 million in 2006. These expenses, in 2006, reflected an increase in our reserve for settlement costs related to market timing issues involving the former Prudential Securities operations, with respect to which a settlement was reached in August 2006.

2006 to 2005 Annual Comparison.    Adjusted operating income increased $282 million, from a loss of $255 million in 2005 to income of $27 million in 2006. The segment’s results for 2006 include our share of earnings from Wachovia Securities, on a pre-tax basis, of $294 million, compared to $217 million in 2005 before transition costs, reflecting increased fee income of the joint venture. The segment’s results also include expenses of $267 million in 2006 related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, compared to $452 million during 2005. Expenses in 2006 and 2005 reflected increases in our reserve for settlement costs related to market timing issues involving the former Prudential Securities operations, with respect to which the Company announced that a settlement was reached in August 2006. There are no transition costs in 2006 as the business integration was completed during the first half of 2005. Transition costs were $20 million in 2005.

Retirement

Operating Results

The following table sets forth the Retirement segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating results:
Revenues	$4,708	$4,379	$4,025
Benefits and expenses	4,226	3,869	3,527

Adjusted operating income	482	510	498
Realized investment gains (losses), net, and related adjustments(1)	(128)	(138)	26
Related charges(2)	(1)	5	(12)
Investment gains (losses) on trading account assets supporting insurance liabilities, net(3)	97	9	(219)
Change in experience-rated contractholder liabilities due to asset value changes(4)	(86)	39	142

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$364	$425	$435

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on change in reserves and the amortization of deferred policy acquisition costs.
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. See “—Trading account assets supporting insurance liabilities.”
(4)	Benefits and expenses exclude changes in contractholder liabilities due to asset value changes in the pool of investments supporting these experience-rated contracts. See “—Trading account assets supporting insurance liabilities.”

On April 1, 2004, we acquired the retirement business of CIGNA Corporation for cash consideration of $2.1 billion. Beginning April 1, 2004, the results of the former CIGNA retirement business have been included in our consolidated results. The majority of these results are reflected within our Retirement segment, as discussed below, and the remaining portion is reflected in our Asset Management segment. In addition, as a result of a change in the reinsurance arrangement governing the purchase of the guaranteed cost business from CIGNA, the results of this business that were previously presented on a net basis in “Asset management fees and other income” are, beginning on April 1, 2006, presented on a gross basis in our results of operations. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition, including a discussion of the change in the reinsurance arrangement associated with the guaranteed cost business.

On December 31, 2007 we acquired a portion of Union Bank of California, N.A.’s retirement business, including $7.3 billion in full service retirement account values, for $103 million of cash consideration. The retirement account values related to this acquisition primarily consist of mutual funds and other client assets we administer, and are not reported on our balance sheet.

Adjusted Operating Income

2007 to 2006 Annual Comparison.    Adjusted operating income for the Retirement segment decreased $28 million, from $510 million in 2006 to $482 million in 2007. Included within adjusted operating income in 2007 is an $82 million charge related to payments made to plan clients associated with a legal action filed against an unaffiliated asset manager, State Street Global Advisors, Inc., or SSgA. This action seeks, among other relief, restitution of certain losses experienced by plan clients attributable to certain investment funds managed by SSgA as to which we believe SSgA employed investment strategies and practices that were misrepresented by SSgA and failed to exercise the standard of care of a prudent investment manager. In order to protect the interests of the affected plans and their participants while we pursue these remedies, we have made payments to affected plan clients that authorized us to proceed on their behalf.

Excluding the charge discussed above, adjusted operating income for 2007 increased $54 million compared to 2006, reflecting improved results from both our full service and institutional investment products businesses. The full service business benefited primarily from higher fees, driven by increases in full service retirement account values related primarily to market appreciation. Contributing to the increase to a lesser extent was the lack of transition expenses in 2007, as 2006 included $6 million of transition expenses related to the completion of the integration of the retirement business acquired from CIGNA. Partially offsetting these items within the full service business was an increase in general and administrative expenses driven by expenses incurred to expand our product and service capabilities. In addition, adjusted operating income for 2006 included a benefit from the disposition of real estate within an investment joint venture. In our institutional investment products business, a greater contribution from investment results, primarily due to a larger base of invested assets and higher portfolio yields, and improved case experience were partially offset by a decrease in the level of mortgage prepayment income and a lower benefit from reserve refinements reflecting updates of client census data on a group annuity block of business. Contributing to the higher portfolio yields in 2007 is the benefit from the sale of lower yielding bonds and reinvestment of proceeds at higher available interest rates, which primarily occurred in the first half of 2006. The realized investment losses generated from these sales are excluded from adjusted operating income. For a discussion of realized investment gains and losses, including those related to changes in interest rates, see “—Realized Investment Gains and Losses and General Account Investments—Realized Investment Gains.”

2006 to 2005 Annual Comparison.    Adjusted operating income for the Retirement segment increased $12 million, from $498 million in 2005 to $510 million in 2006. Results for 2006 include $25 million from mortgage prepayment income, a $13 million benefit from the disposition of real estate within an investment joint venture, $12 million from reserve releases mainly reflecting updates of client census data on a group annuity block of business and $6 million of transition expenses related to the integration of the retirement business acquired from CIGNA, which was completed in the first quarter of 2006. Results for 2005 include $49 million from mortgage prepayment income, $27 million from reserve releases mainly reflecting updates of client census data on a group annuity block of business, $36 million of transition expenses and $7 million from the collection of investment income on a previously defaulted bond.

Excluding the items discussed above, adjusted operating income for the Retirement segment increased $15 million. This increase primarily reflects an increase in adjusted operating income from our institutional investment products business reflecting a greater contribution from investment results due principally to a larger base of invested assets. Partially offsetting this increase was a decrease in adjusted operating income from our full service business. The decrease in our full service business reflects higher general and administrative expenses relating to the expansion of our distribution and client servicing capabilities, as well as costs associated with expense reduction initiatives. Also contributing to the decrease in our full service business were higher crediting rates on general account liabilities. Partially offsetting these decreases were increased fees due to higher full service retirement account values primarily resulting from market appreciation. In addition, the adjusted operating income of both businesses reflect the benefit from the sale of lower yielding bonds and reinvestment of proceeds at higher available interest rates. The realized investment losses generated from these sales are excluded from adjusted operating income. For a discussion of realized investment gains and losses, including those related to changes in interest rates, see “—Realized Investment Gains and Losses and General Account Investments—Realized Investment Gains.”

Revenues

2007 to 2006 Annual Comparison. Revenues, as shown in the table above under “—Operating Results,” increased $329 million, from $4.379 billion in 2006 to $4.708 billion in 2007. Net investment income increased $251 million, primarily due to a larger base of invested assets due to sales of guaranteed investment products in the institutional and retail markets and higher portfolio yields, partially offset by a benefit in 2006 from the disposition of real estate within an investment joint venture and decreases in the level of mortgage prepayment income. Also contributing to the increase in net investment income is $24 million relating to the change in the reinsurance arrangement with respect to the guaranteed cost business acquired from CIGNA. Due to this change, the results of this business, which were previously presented on a net basis in “Asset management fees and other income” are, beginning on April 1, 2006, presented on a gross basis in our results of operations. In addition, asset management fees and other income increased $50 million reflecting growth in fees due to higher full service retirement account values primarily resulting from market appreciation. Premiums increased $35 million, driven by higher single premium group annuity and life-contingent structured settlement sales, and resulted in a corresponding increase in policyholders’ benefits, including the change in policy reserves, as discussed below.

2006 to 2005 Annual Comparison. Revenues increased $354 million, from $4.025 billion in 2005 to $4.379 billion in 2006. Net investment income increased $385 million, of which $75 million is due to the change in the reinsurance arrangement related to the guaranteed cost business acquired from CIGNA as discussed above. The remainder of the increase in net investment income primarily reflects a larger base of invested assets due to sales of guaranteed investment products in the institutional and retail markets and investments financed by borrowings. As noted above, net investment income also includes the impact of mortgage prepayments, the benefit from the disposition of real estate within an investment joint venture, and the collection of investment income on a previously defaulted bond, as well as the benefit from the sale of lower yielding bonds and reinvestment of proceeds at higher available interest rates. Partially offsetting the increases in revenue discussed above, was a decrease in premiums of $26 million reflecting lower sales of life-contingent structured settlements in 2006, partially offset by a single large sale of a group annuity product in the first quarter of 2006.

Benefits and Expenses

2007 to 2006 Annual Comparison. Benefits and expenses, as shown in the table above under “—Operating Results,” increased $357 million, from $3.869 billion in 2006 to $4.226 billion in 2007. Interest credited to policyholders’ account balances increased $220 million, primarily reflecting higher interest credited on a greater base of guaranteed investment products sold in the institutional and retail markets and higher crediting rates on general account liabilities. General and administrative expenses, net of capitalization, increased $88 million primarily reflecting payments made to plan clients related to a legal action filed against an unaffiliated asset manager, as discussed above, and increased expenses incurred to expand our full service product and service capabilities. In addition, policyholders’ benefits, including the change in policy reserves, increased $41 million primarily reflecting the increase in premiums on higher single premium group annuity and life-contingent structured settlement sales discussed above, as well as a lower benefit from reserve refinements relating to updates of client census data on a group annuity block of business. Also contributing to the increase in policyholders’ benefits is a $21 million increase due to the change in the reinsurance arrangement with respect to the guaranteed cost business acquired from CIGNA discussed above. These increases in policyholders’ benefits were partially offset by improved case experience in 2007.

2006 to 2005 Annual Comparison.    Benefits and expenses increased $342 million, from $3.527 billion in 2005 to $3.869 billion in 2006. Interest credited to policyholders’ account balances increased $220 million reflecting higher interest credited on the greater base of guaranteed investment products sold in the institutional and retail markets, as well as higher crediting rates on full service general account liabilities. Interest expense increased $98 million primarily due to increased financing costs on increased borrowings, the proceeds of which were used to purchase invested assets. Policyholders’ benefits, including the change in policy reserves, increased $55 million and reflects a $66 million increase due to the change in the reinsurance arrangement related to the guaranteed cost business acquired from CIGNA as discussed above and a $15 million increase due to lower reserve releases in 2006 as discussed above. Excluding these items, policyholders’ benefits, including the change in policy reserves, decreased $26 million, primarily from the $26 million decrease in premiums discussed above. General and administrative expenses were relatively stable as the decrease in transition expenses in 2006, were mostly offset by expenses incurred to expand our full service distribution and client servicing capabilities, as well as costs incurred related to expense reduction initiatives.

Sales Results and Account Values

The following table shows the changes in the account values and net additions (withdrawals) of Retirement segment products for the periods indicated. Net additions (withdrawals) are deposits and sales or additions, as applicable, minus withdrawals and benefits. These concepts do not correspond to revenues under U.S. GAAP, but are used as a relevant measure of business activity.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Full Service(2):
Beginning total account value	$97,430	$88,385	$83,891
Deposits and sales	14,692	16,156	13,006
Withdrawals and benefits	(13,749)	(15,989)	(13,918)
Change in market value, interest credited and interest income(3)	6,563	8,878	5,406
Acquisition(1)	7,256	—	—

Ending total account value	$112,192	$97,430	$88,385

Net additions (withdrawals)	$943	$167	$(912)

Institutional Investment Products(4):
Beginning total account value	$50,269	$48,080	$47,680
Additions	4,973	5,993	4,065
Withdrawals and benefits(5)	(5,866)	(4,881)	(4,347)
Change in market value, interest credited and interest income	2,765	2,247	2,319
Other(5)(6)	(550)	(1,170)	(1,637)

Ending total account value	$51,591	$50,269	$48,080

Net additions (withdrawals)	$(893)	$1,112	$(282)

(1)	On December 31, 2007 we acquired a portion of Union Bank of California, N.A.’s retirement business for $103 million of cash consideration.
(2)	Ending total account value for the full service business includes assets of Prudential’s retirement plan of $5.7 billion, $5.6 billion and $5.3 billion as of December 31, 2007, 2006 and 2005, respectively.
(3)	Change in market value, interest credited and interest income includes $511 million for 2007 representing a transfer from Institutional Investment Products to Full Service as a result of one client’s change in contract form.
(4)	Ending total account value for the institutional investment products business includes assets of Prudential’s retirement plan of $5.5 billion, $5.3 billion and $6.4 billion as of December 31, 2007, 2006 and 2005, respectively.
(5)	Transfers between the Retirement and Asset Management segments, previously presented within Withdrawals and benefits, have been reclassified to Other for all periods presented.
(6)	Other includes transfers from (to) the Asset Management segment of $185 million, $(1,475) million, and $(1,186) million for 2007, 2006, and 2005 respectively. Other also includes $(511) million for 2007 representing a transfer from Institutional Investment Products to Full Service as a result of one client’s change in contract form. Remaining amounts for all periods presented primarily represent changes in asset balances for externally managed accounts.

2007 to 2006 Annual Comparison.    Account values in our full service business amounted to $112.2 billion as of December 31, 2007, an increase of $14.8 billion from December 31, 2006. The increase in account values was driven primarily by an increase in the market value of customer funds and $7.3 billion of account values acquired from Union Bank of California, N.A. Net additions (withdrawals) increased $776 million, from net additions of $167 million in 2006 to net additions of $943 million in 2007, reflecting lower plan lapses, partially offset by lower new plan sales. Net additions in 2006 included three large client sales totaling $2.7 billion, and four large plan terminations totaling $2.7 billion primarily associated with merger and plan consolidation activity.

Account values in our institutional investment products business amounted to $51.6 billion as of December 31, 2007, an increase of $1.3 billion from December 31, 2006, primarily reflecting interest on general account business and an increase in the market value of customer funds, partially offset by net withdrawals of $893 million. Net additions (withdrawals) decreased $2.0 billion, from net additions of $1.1 billion in 2006 to net withdrawals of $893 million in 2007. This decrease reflects lower additions driven by lower sales of guaranteed investment products in the institutional markets due to unfavorable market conditions in 2007, as well as higher withdrawals from fee-based account values.

2006 to 2005 Annual Comparison.    Account values in our full service business amounted to $97.4 billion as of December 31, 2006, an increase of $9.045 billion from December 31, 2005. The increase in account values was driven principally by an increase in the market value of customer funds, together with the reinvestment of income. Net additions (withdrawals) improved $1.079 billion, from net withdrawals of $912 million in 2005 to net additions of $167 million in 2006, primarily reflecting an increase in net plan sales, as an increase in new plan sales was partially offset by an increase in plan lapses. Partially offsetting this increase were greater deposits in 2005 for existing defined benefit plans, including a significant deposit by a single client.

Account values in our institutional investment products business amounted to $50.3 billion as of December 31, 2006, an increase of $2.189 billion from December 31, 2005, primarily reflecting interest on general account business and an increase in the market value of customer funds. Net additions (withdrawals) improved $1.394 billion, from net withdrawals of $282 million in 2005 to net additions of $1.112 billion in 2006, reflecting higher sales of guaranteed investment products in the institutional and retail markets.

International Insurance and Investments Division

As a U.S.-based company with significant business operations outside the U.S., we seek to mitigate the risk that future unfavorable foreign currency exchange rate movements will reduce our U.S. dollar equivalent earnings. The operations of our International Insurance and International Investments segments are subject to currency fluctuations that can materially affect their U.S. dollar results from period to period even if results on a local currency basis are relatively constant. As discussed further below, we enter into forward currency derivative contracts, as well as “dual currency” and “synthetic dual currency” investments, as part of our strategy to effectively fix the currency exchange rates for a portion of our prospective non-U.S. dollar denominated earnings streams.

The financial results of our International Insurance segment and International Investments segment, excluding the global commodities group, for all periods presented reflect the impact of an intercompany arrangement with Corporate and Other operations pursuant to which the segments’ non-U.S. dollar denominated earnings in all countries are translated at fixed currency exchange rates. The fixed rates are determined in connection with a currency income hedging program designed to mitigate the risk that unfavorable exchange rate changes will reduce the segments’ U.S. dollar equivalent earnings. Pursuant to this program, Corporate and Other operations executes forward currency contracts with third parties to sell the hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these contracts correspond with the future periods in which the identified non-U.S. dollar denominated earnings are expected to be generated. This program is primarily associated with the International Insurance segment’s businesses in Japan, Korea and Taiwan and the International Investments segment’s businesses in Korea and Europe. The intercompany arrangement with Corporate and Other operations increased (decreased) revenues and adjusted operating income of each segment as follows for the periods indicated:

	Year ended December 31,
	2007	2006	2005
	(in millions)
Impact on revenues and adjusted operating income:
International Insurance	$100	$50	$(38)
International Investments	(14)	(7)	(6)

Total International Insurance and Investments Division	$86	$43	$(44)

Results of Corporate and Other operations include any differences between the translation adjustments recorded by the segments and the gains or losses recorded from the forward currency contracts. The consolidated net impact of this program recorded within the Corporate and Other operations were losses of $8 million, $1 million and $11 million for the years ended December 31, 2007, 2006, and 2005, respectively.

In addition, our Japanese insurance operations hold dual currency investments in the form of fixed maturities and loans. The principal of these dual currency investments are yen-denominated while the related interest income is U.S. dollar denominated. These investments are the economic equivalent of exchanging what would otherwise be fixed streams of yen-denominated interest income for fixed streams of U.S. dollars. Our Japanese insurance operations also hold investments in yen-denominated investments that have been coupled with cross-currency coupon swap agreements, creating synthetic dual currency investments. The yen/U.S. dollar exchange rate is effectively fixed, as we are obligated in future periods to exchange fixed amounts of Japanese yen interest payments generated by the yen-denominated investments for U.S. dollars at the yen/U.S. dollar exchange rates specified by the cross-currency coupon swap agreements. The effect of these dual currency and synthetic dual currency investments is taken into account as part of our currency income hedging program. As of December 31, 2007 and December 31, 2006, the principal of these investments were ¥538 billion, or $4.8 billion, and ¥545 billion, or $4.9 billion, respectively. For the years ended December 31, 2007, 2006 and 2005, the weighted average yield generated by these investments was 2.3%, 2.7% and 2.5%, respectively. For information regarding the weighted average exchange rate resulting from these investments see “—Dual Currency Investments,” below.

Presented below is the fair value of these instruments as reflected on our balance sheet for the periods presented.

	December 31, 2007	December 31, 2006
	(in millions)
Forward currency contracts	$12	$105
Cross-currency coupon swap agreements	40	54
Foreign exchange component of interest on dual currency investments	(11)	11

Total	$41	$170

We also seek to mitigate the risk that future unfavorable foreign currency exchange rate movements will reduce our U.S. dollar equivalent equity in foreign subsidiaries through various hedging strategies. In the case of our Japanese insurance operations, which constitute our most significant foreign operations, we hedge 100% of our U.S. GAAP equity in these subsidiaries by maintaining U.S. dollar denominated investments equivalent to their U.S. GAAP equity. In addition, we currently hedge a portion of the economic surplus, which represents the amount by which the present value of the future cash flows of the Japanese insurance operations’ current in force block of business, after considering various shock scenarios, exceeds their current U.S. GAAP equity, through increased investment in U.S. dollar denominated investments.

As of December 31, 2007, our Japanese insurance operations have U.S. dollar denominated investments of $4.0 billion which serve as a natural hedge of the yen-based U.S. GAAP equity of these operations and $0.9 billion that serve to hedge a portion of the economic surplus in excess of U.S. GAAP equity of these operations. These U.S. dollar denominated investments pay a coupon, which is reflected within ”Net investment income,” and, therefore, included in adjusted operating income, and generally pay a coupon greater than that which a similar yen-based investment would pay. See “—Realized Investment Gains and General Account Investments—General Account Investments—Investment Results” for the investment yields generated by our Japanese insurance operations. Since these U.S. dollar assets are recorded on the books of a yen-based entity, changes in foreign currency exchange rates impact the fair value of these investments. To the extent the value of the yen strengthens as compared to the U.S. dollar, the value of these U.S. dollar denominated investments will decrease related to foreign currency exchange rates. These investments are designated as available-for-sale under U.S. GAAP and are recorded at fair value on the balance sheet with changes in fair value, including those from changes in foreign currency exchange rates, recorded as unrealized gains or losses in “Accumulated other comprehensive income” within Stockholders’ Equity. As of December 31, 2007, the U.S. dollar investments serving as a hedge of our economic surplus in excess of U.S. GAAP equity were in an unrealized gain position related to foreign currency exchange rates. Upon sale or maturity of these investments any remaining unrealized gain or loss will be included in “Realized gains (losses), net” within the income statement and, excluded from adjusted operating income. Similarly, any impairment recognized on these investments, including those for an other-than-temporary decline in value that may include the impact of changes in foreign currency exchange rates, will be included in “Realized gains (losses), net” within the income statement, and, as such, excluded from adjusted operating income. See “—Realized Investment Gains and General Account Investments—General Account Investments—Fixed Maturity Securities—Other-than-Temporary Impairments of Fixed Maturity Securities” for a discussion of our policies regarding impairments. Prospectively, we will seek to continue to hedge 100% of the U.S. GAAP equity, and, to varying degrees, the economic surplus of the Japanese insurance operations, which we may accomplish through holding U.S. dollar investments within the Japanese insurance operations (either available-for-sale or held-to-maturity) or through yen denominated borrowings issued within our U.S. operations.

As of December 31, 2007, our Japanese insurance operations also have $4.1 billion of U.S. dollar denominated investments that offset the foreign currency exposure of U.S. liabilities from U.S. dollar denominated products issued by these operations, as well as $1.1 billion of U.S. dollar denominated investments that are hedged to yen through third party contracts. See “—Realized Investment Gains and General Account Investments—General Account Investments” for a discussion of our general account investments, including specific discussion of our Japanese general account investment portfolio.

International Insurance

The results of our International Insurance operations are translated on the basis of weighted average monthly exchange rates, inclusive of the effects of the intercompany arrangement discussed above. To provide a better understanding of operating performance within the International Insurance segment, where indicated below, we have analyzed our results of operations excluding the effect of the year over year change in foreign currency exchange rates. Our results of operations excluding the effect of foreign currency fluctuations were derived by translating foreign currencies to U.S. dollars at uniform exchange rates for all periods presented, including, for constant dollar information discussed below, Japanese yen at a rate of 106 yen per U.S. dollar; Korean won at a rate of 950 won per U.S. dollar. New annualized premiums presented on a constant exchange rate basis in the “Sales Results” section below reflect translation based on these same uniform exchange rates.

Operating Results

The following table sets forth the International Insurance segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating Results:
Revenues:
Life Planner operations	$5,414	$4,884	$4,495
Gibraltar Life	2,844	2,851	3,187

	8,258	7,735	7,682

Benefits and expenses:
Life Planner operations	4,394	3,946	3,674
Gibraltar Life	2,266	2,361	2,687

	6,660	6,307	6,361

Adjusted operating income:
Life Planner operations	1,020	938	821
Gibraltar Life	578	490	500

	1,598	1,428	1,321

Realized investment gains (losses), net, and related adjustments(1)	366	190	169
Related charges(1)(2)	(61)	(11)	(89)
Investment gains (losses) on trading account assets supporting insurance liabilities, net(3)	(99)	28	186
Change in experience-rated contractholder liabilities due to asset value changes(4)	99	(28)	(186)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$1,903	$1,607	$1,401

(1)	Revenues exclude Realized investment gains (losses), net, and related charges and adjustments. The related charges represent the impact of Realized investment gains (losses), net, on the amortization of unearned revenue reserves. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges that represent the element of “Dividends to policyholders” that is based on a portion of certain realized investment gains required to be paid to policyholders and the impact of Realized investment gains (losses), net, on the amortization of deferred policy acquisition costs.
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. See “—Trading Account Assets Supporting Insurance Liabilities.”
(4)	Benefits and expenses exclude changes in contractholder liabilities due to asset value changes in the pool of investments supporting these experience-rated contracts. See “—Trading Account Assets Supporting Insurance Liabilities.”

Adjusted Operating Income

2007 to 2006 Annual Comparison.    Adjusted operating income from Life Planner operations increased $82 million, from $938 million in 2006 to $1.020 billion in 2007, including a $33 million favorable impact of currency fluctuations. These currency fluctuations reflect the year over year change in foreign currency exchange rates. Excluding the impact of currency fluctuations, adjusted operating income of our Life Planner operations increased $49 million, primarily as a result of the continued growth of our Japanese Life Planner operations.

Gibraltar Life’s adjusted operating income increased $88 million, from $490 million in 2006 to $578 million in 2007, including a $4 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income for Gibraltar Life increased $84 million primarily reflecting improved investment income margins. The improvement in investment income margins reflects the benefit of various investment portfolio strategies, including duration lengthening in our Japanese yen investments, increased credit exposure and increased utilization of U.S. dollar based investments. In addition, the continued growth of our U.S. dollar denominated fixed annuity product contributed to the improvement in investment income margins. Investment income margins also benefited $15 million in 2007 from investment income associated with a single investment joint venture, reflecting the sale of real estate within the venture. Partially offsetting these benefits to investment income margins was the benefit in 2006 of $6 million from an investment joint venture transaction. The increase in adjusted operating income also reflects a $17 million charge recognized in 2006 for refinements in policy liabilities.

2006 to 2005 Annual Comparison.    Adjusted operating income from our Life Planner operations increased $117 million, from $821 million in 2005 to $938 million in 2006, including a $52 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income increased $65 million reflecting continued growth of our Japanese and Korean Life Planner operations and improved investment margins. The improved investment margins reflect the favorable effect of certain investment portfolio strategies initially implemented in 2005 including increased investments in unhedged U.S. dollar denominated securities. Adjusted operating income in 2005 included a one-time $44 million benefit from an investment joint venture, $5 million from a reduction in our liability for guaranty fund assessments and a $5 million benefit from reserve refinements on recently introduced products in our Korean operation.

Gibraltar Life’s adjusted operating income declined $10 million, from $500 million in 2005 to $490 million in 2006, including a $23 million favorable impact of currency fluctuations. Refinements of certain policy liabilities resulted in a $17 million reduction of Gibraltar Life’s 2006 adjusted operating income, while results for 2005 benefited $9 million from refinements in reserves for a block of business. Excluding the impact of these items and currency fluctuations, adjusted operating income of Gibraltar Life declined $7 million. Adjusted operating income in 2006 includes a $6 million charge for an increase in our estimated liability for guaranty fund assessments, for which 2005 included a benefit of $10 million. In addition, mortality experience and expense levels were less favorable in 2006. Improved investment income margins were a partial offset, reflecting income in 2006 of $6 million from a single real estate related investment and the favorable effect of certain investment portfolio strategies initially implemented in 2005, including increased investments in unhedged U.S. dollar denominated securities.

Revenues

2007 to 2006 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $523 million, from $7.735 billion in 2006 to $8.258 billion in 2007. Excluding the impact of currency fluctuations, which had no net impact, revenues increased $523 million, from $8.249 billion in 2006 to $8.772 billion in 2007.

Revenues from our Life Planner operations increased $530 million, from $4.884 billion in 2006 to $5.414 billion in 2007, including a net favorable impact of currency fluctuations of $21 million. Excluding the impact of currency fluctuations, revenues increased $509 million from 2006 to 2007, primarily reflecting increases in premiums and policy charges and fee income of $386 million, from $4.435 billion in 2006 to $4.821 billion in 2007. Premiums and policy charges and fee income increased $271 million, from $3.061 billion in 2006 to $3.332 billion in 2007, in our Japanese Life Planner operation and increased $81 million, from $1.072 billion in 2006 to $1.153 billion in 2007, in our Korean operation. The increase in premiums and policy charges and fee income in both operations was primarily the result of new sales and strong persistency. Net investment income also increased $133 million, from $716 million in 2006 to $849 million in 2007, due to asset growth and higher investment yields reflecting duration lengthening of our Japanese yen investment portfolio and increased utilization of U.S. dollar based investments.

Revenues from Gibraltar Life declined $7 million, from $2.851 billion in 2006 to $2.844 billion in 2007, including an unfavorable impact from currency fluctuations of $21 million. Excluding the impact of currency fluctuations, revenues increased $14 million from 2006 to 2007. Premiums decreased $89 million, from $2.224 billion in 2006 to $2.135 billion in 2007, as premiums in 2006 benefited $92 million from additional face amounts of insurance issued pursuant to a special dividend arrangement established as part of Gibraltar Life’s reorganization for which 2007 includes no such benefit. Substantially all of these premiums recognized pursuant to the special dividend arrangement were offset by a corresponding charge to increase reserves for the affected policies. Also reflected in premiums are higher sales of single premium contracts and an increase in first-year premium, mostly offset by a decrease in renewal premiums reflecting the expected attrition of older business. Our premiums have declined as the market has continued to transition from traditional products, on which we record premiums, to products with a retirement and savings objective, for which customer funds received are recorded as deposits. More than offsetting the decrease in premium was a $104 million increase in net investment income, from $788 million in 2006 to $892 million in 2007, due to improved investment income margins, as discussed above.

2006 to 2005 Annual Comparison    Revenues increased $53 million, from $7.682 billion in 2005 to $7.735 billion in 2006, including a net unfavorable impact of $177 million relating to currency fluctuations. Excluding the impact of currency fluctuations, revenues increased $230 million, from $8.019 billion in 2005 to $8.249 billion in 2006.

Revenues from our Life Planner operations, excluding the impact of currency fluctuations, increased $430 million, from $4.748 billion in 2005 to $5.178 billion in 2006. This increase in revenues came primarily from increases in premiums and policy charges and fee income of $389 million, from $4.046 billion in 2005 to $4.435 billion in 2006, and a $61 million increase in net investment income from 2005 to 2006. Premiums and policy charges and fee income from our Japanese Life Planner operation increased $262 million, from $2.799 billion in 2005 to $3.061 billion in 2006. Premiums and policy charges and fee income from our Korean operation increased $101 million, from $971 million in 2005 to $1.072 billion in 2006. The increase in premiums and policy charges and fee income in both operations was primarily the result of business growth and strong persistency. The increase in net investment income reflects business growth and the favorable effect of certain investment portfolio strategies initially implemented in 2005, as discussed above. Net investment income in 2005 included a one-time, $44 million benefit from an investment joint venture.

Revenues for Gibraltar Life declined $336 million, from $3.187 billion in 2005 to $2.851 billion in 2006, including a $136 million unfavorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, revenues declined $200 million, from $3.271 billion in 2005 to $3.071 billion in 2006. The decline in revenues reflects a decline in premiums of $274 million, from $2.498 billion in 2005 to $2.224 billion in 2006. The decline in premium income reflects a $136 million decrease, from $228 million in 2005 to $92 million in 2006, in premiums recognized in connection with issuance of additional face amounts of insurance under a special dividend arrangement established as part of Gibraltar Life’s reorganization. The decline in premiums also reflects a decrease of $89 million in single premium contracts, as sales associated with retirement and savings objectives have transitioned from traditional products on which premiums are recorded to products for which customer funds received are accounted for as deposits. The remainder of the decline in premiums reflected the expected attrition of older business. A $97 million increase in net investment income, from $691 million in 2005 to $788 million in 2006, was a partial offset. The increase in net investment income reflected the increase in Gibraltar Life’s U.S. dollar denominated fixed annuity business, the favorable effect of certain investment portfolio strategies initially implemented in 2005, and income of $6 million in 2006 from a single real estate related investment as discussed above.

Benefits and Expenses

2007 to 2006 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $353 million, from $6.307 billion in 2006 to $6.660 billion in 2007, including a net favorable impact of $37 million related to currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses increased $390 million, from $6.816 billion in 2006 to $7.206 billion in 2007.

Benefits and expenses of our Life Planner operations increased $448 million, from $3.946 billion in 2006 to $4.394 billion in 2007, including a net favorable impact of $12 million from currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses increased $460 million, from $4.228 billion in 2006 to $4.688 billion in 2007. Benefits and expenses of our Japanese Life Planner operation increased $290 million, from $2.822 billion in 2006 to $3.112 billion in 2007, while benefits and expenses from our Korean operation increased $126 million, from $975 million in 2006 to $1.101 billion in 2007. The increase in benefits and expenses in both operations reflects an increase in policyholder benefits, including changes in reserves, which was driven by new sales and strong persistency. Also contributing to the increase in benefits and expenses are higher general and administrative expenses primarily as a result of business growth.

Gibraltar Life’s benefits and expenses declined $95 million, from $2.361 billion in 2006 to $2.266 billion in 2007, including a $25 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses declined $70 million, from $2.588 billion in 2006 to $2.518 billion in 2007. This decline is primarily due to the effects of the special dividend arrangement discussed above and the $17 million charge recognized in 2006 for refinements in policy liabilities. Partially offsetting the decline in benefits and expenses, was higher interest credited to policyholders’ account balances resulting from growth in our U.S. dollar denominated fixed annuity product.

2006 to 2005 Annual Comparison.    Benefits and expenses declined $54 million, from $6.361 billion in 2005 to $6.307 billion in 2006, including a favorable impact of $252 million related to currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses increased $198 million, from $6.618 billion in 2005 to $6.816 billion in 2006.

Benefits and expenses of our Life Planner operations, excluding the impact of currency fluctuations, increased $365 million, from $3.863 billion in 2005 to $4.228 billion in 2006. Benefits and expenses of our Japanese Life Planner operation increased $217 million, from $2.605 billion in 2005 to $2.822 billion in 2006. Benefits and expenses from our Korean operation increased $103 million, from $872 million in 2005 to $975 million in 2006. The increase in benefits and expenses in both operations reflects a greater volume of business in force, which was driven by new sales and strong persistency. Benefits and expenses in 2005 include the favorable impacts of a reduction in our liability for guaranty fund assessments in our Japanese Life Planner operation and reserve refinements on recently introduced products in our Korean operation discussed above.

Gibraltar Life’s benefits and expenses declined $326 million, from $2.687 billion in 2005 to $2.361 billion in 2006, including a $159 million favorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, benefits and expenses declined $167 million, from $2.755 billion in 2005 to $2.588 billion in 2006, reflecting the lower increases in reserves due to $228 million lower premiums associated with the special dividend arrangement and lower single premium contracts as discussed above. These lower reserve increases corresponding to the level of premiums were partially offset by a less favorable level of policyholder benefits and expenses, which included charges of $17 million in 2006 from refinements in policy liabilities, compared to a favorable impact of $9 million in 2005 from refinements in reserves for a block of business. Additionally, benefits and expenses for 2006 include a $6 million charge to increase our estimated liability for guaranty fund assessments, while 2005 included a favorable impact of $10 million from a reduction of that liability.

Sales Results

In managing our international insurance business, we analyze revenues, as well as new annualized premiums, which do not correspond to revenues under U.S. GAAP. New annualized premiums measure the current sales performance of the segment, while revenues primarily reflect the renewal persistency of policies written in prior years and net investment income, in addition to current sales. New annualized premiums include 10% of first year premiums or deposits from single pay products. New annualized premiums on an actual and constant exchange rate basis are as follows for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
New annualized premiums:
On an actual exchange rate basis:
Life Planner operations	$788	$767	$856
Gibraltar Life	359	357	323

Total	$1,147	$1,124	$1,179

On a constant exchange rate basis:
Life Planner operations	$821	$808	$889
Gibraltar Life	382	377	329

Total	$1,203	$1,185	$1,218

2007 to 2006 Annual Comparison.    On a constant exchange rate basis, new annualized premiums increased $18 million, from $1.185 billion in 2006 to $1.203 billion in 2007. On this same basis, new annualized premiums from our Japanese Life Planner operations increased $10 million reflecting increased sales of retirement income and U.S. dollar denominated whole life products, partially offset by lower sales of increasing term life products to corporations as a result of pending tax law changes. Sales in all other countries, also on a constant exchange rate basis, increased $3 million as decreased sales in Korea mostly offset increased sales in Taiwan and the rest of our Life Planner operations. The number of Life Planners increased 338, or 6%, from 5,828 as of December 31, 2006 to 6,166 as of December 31, 2007. This increase was driven by increases of 112, 66 and 90 in our Life Planner operations in Japan, Korea and Taiwan, respectively. In addition, during 2007, 82 Life Planners in Japan were transferred to Gibraltar primarily to support our efforts to expand our bank channel distribution.

New annualized premiums, on a constant exchange rate basis, from our Gibraltar Life operation increased $5 million from 2006 to 2007, primarily due to higher sales of our U.S. dollar whole life product and other traditional insurance products, which was partially offset by lower sales of our U.S. dollar denominated single premium fixed annuity, particularly in our bank distribution channel. The number of Life Advisor’s increased 320, or 5%, from 5,944 as of December 31, 2006 to 6,264 as of December 31, 2007.

2006 to 2005 Annual Comparison.    On a constant exchange rate basis, new annualized premiums declined $33 million, from $1.218 billion in 2005 to $1.185 billion in 2006. On this same basis, new annualized premiums from our Japanese Life Planner operation declined $72 million, primarily reflecting a decline in sales of U.S. dollar denominated products. Higher sales in 2005 reflected the popularity of these products and sales in anticipation of premium rate increases. The decline in these sales was partially offset by increased sales of term life insurance products. Sales in all other countries, also on a constant exchange rate basis, declined $9 million primarily reflecting declines in sales in Korea and Taiwan.

New annualized premiums from our Gibraltar Life operation increased $48 million, on a constant exchange rate basis, from $329 million in 2005 to $377 million in 2006. Sales of our U.S. dollar denominated single premium fixed annuity product increased $95 million, from $46 million in 2005 to $141 million in 2006, including $49 million of sales through our bank distribution channel which commenced in the first quarter of

2006. Sales of our U.S. dollar denominated whole life policies increased $18 million, from $5 million in 2005 to $23 million in 2006. These increases were partially offset by a decline in sales of our single pay whole life products, from $50 million in 2005 to $12 million in 2006, and our traditional whole life products, from $77 million in 2005 to $52 million in 2006.

Investment Margins and Other Profitability Factors

Many of our insurance products sold in international markets provide for the buildup of cash values for the policyholder at mandated guaranteed interest rates. Japanese authorities regulate interest rates guaranteed in our Japanese insurance contracts. The regulated guaranteed interest rates do not necessarily match the actual returns on the underlying investments. The spread between the actual investment returns and these guaranteed rates of return to the policyholder is an element of the profit or loss that we will experience on these products. With regulatory approval, guaranteed rates may be changed on new business. While these actions enhance our ability to set rates commensurate with available investment returns, the major sources of profitability on our products sold in Japan, other than those sold by Gibraltar Life, are margins on mortality, morbidity and expense charges rather than investment spreads.

We base premiums and cash values in most countries in which we operate on mandated mortality and morbidity tables. Our mortality and morbidity experience in the International Insurance segment on an overall basis in the years ended December 31, 2007, 2006, and 2005 was well within our pricing assumptions and below the guaranteed levels reflected in the premiums we charge.

Dual Currency Investments

The table below presents as of December 31, 2007, the yen-denominated earnings subject to our dual currency and synthetic dual currency investments and the related weighted average exchange rates resulting from these investments.

Year	(1) Interest component of dual currency investments	Cross-currency coupon swap element of synthetic dual currency investments	Yen-denominated earnings subject to these investments	Weighted average exchange rate per U.S. Dollar
	(in billions)			(Yen per $)
2008	¥3.5	¥6.5	¥10.0	90.5
2009	3.4	5.8	9.2	88.7
2010	3.2	4.9	8.1	87.4
2011-2034	39.1	60.2	99.3	79.9

Total	¥49.2	¥77.4	¥126.6	81.7

(1)	Yen amounts are imputed from the contractual U.S. dollar denominated interest cash flows.

The table above does not reflect the currency income hedging program discussed above. In establishing the level of yen-denominated earnings that will be hedged through the currency income hedging program we take into account the anticipated level of U.S. dollar denominated earnings that will be generated by dual currency and synthetic dual currency investments, as well as the anticipated level of U.S. dollar denominated earnings that will be generated by U.S. dollar denominated products and investments.

International Investments

Operating Results

The following table sets forth the International Investments segment’s operating results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating results:
Revenues	$769	$590	$487
Expenses	510	447	381

Adjusted operating income	259	143	106
Realized investment gains (losses), net, and related adjustments (1)	1	61	—
Related charges(2)	(3)	—	—
Equity in earnings of operating joint ventures(3)	(30)	(28)	(22)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$227	$176	$84

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on minority interest.
(3)	Equity in earnings of operating joint ventures are included in adjusted operating income but excluded from income from continuing operations before income taxes and equity in earnings of operating joint ventures as they are reflected on a U.S. GAAP basis on an after-tax basis as a separate line on our Consolidated Statements of Operations.

In 2004, we acquired an 80 percent interest in Hyundai Investment and Securities Co., Ltd., a Korean asset management firm, from an agency of the Korean government. We subsequently renamed the company Prudential Investment & Securities Co., Ltd, or PISC. On January 25, 2008, we completed the acquisition of the remaining 20 percent for $90 million and PISC is now a wholly owned operation.

On July 12, 2007, we sold our 50% interest in our operating joint ventures Oppenheim Pramerica Fonds Trust GmbH and Oppenheim Pramerica Asset Management S.a.r.l., which we accounted for under the equity method, to our partner Oppenheim S.C.A. for $121 million. These businesses establish, package and distribute mutual fund products to German and other European retail investors. We recorded a pre-tax gain on the sale of $37 million, which is reflected in the adjusted operating income of our International Investments segment in 2007. These businesses contributed $3 million, $4 million and $1 million of adjusted operating income to the results of the International Investments segment for the years ended December 31, 2007, 2006 and 2005, respectively.

On January 18, 2008, we made an additional investment of $154 million in our UBI Pramerica operating joint venture in Italy, which we account for under the equity method. This additional investment was necessary to maintain our ownership interest at 35% and was a result of the merger of our joint venture partner with another Italian bank, and their subsequent consolidation of their asset management companies into the UBI Pramerica joint venture.

Adjusted Operating Income

2007 to 2006 Annual Comparison.    Adjusted operating income increased $116 million, from $143 million in 2006 to $259 million in 2007. Adjusted operating income for 2007 includes the $37 million gain from the sale of our Oppenheim joint ventures as discussed above and a $17 million benefit from recoveries related to a former investment of our Korean asset management operations. In addition, market value changes on securities relating to exchange memberships benefited 2007 by $42 million, while benefiting 2006 by $21 million.

Excluding the benefit of the items discussed above, adjusted operating income increased by $41 million reflecting more favorable results from our asset management businesses in Korea and China. The adjusted operating income of our Korean asset management operations also includes $17 million and $21 million in 2007 and 2006, respectively, of fee revenue from the Korean government under an agreement entered into in connection with the 2004 acquisition of PISC, related to the provision of asset management and brokerage services, which agreement extends until February 27, 2009.

2006 to 2005 Annual Comparison.    Adjusted operating income increased $37 million, from $106 million in 2005 to $143 million in 2006. This increase reflects income recognized in 2006 from market value changes on securities, principally relating to exchange memberships. Also contributing to the increase in adjusted operating income was improved results from the segment’s asset management operations, principally reflecting higher performance fees and asset management fees in a joint venture, as well as more favorable sales and trading results from our global commodities group business. Results for 2006 and 2005 include fee revenue from the Korean government under the agreement discussed above of $21 million and $24 million, respectively.

Revenues

2007 to 2006 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $179 million, from $590 million in 2006 to $769 million in 2007. This increase reflects the gain from the sale of our Oppenheim joint ventures, gains from market value changes on securities relating to exchange memberships, and the gain associated with the recovery of a former investment, as well as higher revenue from our asset management operations.

2006 to 2005 Annual Comparison.    Revenues increased $103 million, from $487 million in 2005 to $590 million in 2006. This increase includes income recognized in 2006 from market value changes on securities, principally relating to exchange memberships. Also contributing to this increase were higher revenues from our global commodities group business, our Korean asset management operations, and a joint venture as discussed above.

Expenses

2007 to 2006 Annual Comparison.    Expenses, as shown in the table above under “—Operating Results,” increased $63 million, from $447 million in 2006 to $510 million in 2007, primarily due to higher expenses corresponding with the higher level of revenues generated by our asset management operations.

2006 to 2005 Annual Comparison.    Expenses increased $66 million, from $381 million in 2005 to $447 million in 2006, primarily due to higher expenses corresponding with the higher level of revenues generated by our global commodities group business and our Korean asset management operations.

Corporate and Other

Corporate and Other includes corporate operations, after allocations to our business segments, and real estate and relocation services.

Corporate operations consist primarily of: (1) corporate-level income and expenses, after allocations to any of our business segments, including income and expense from our qualified pension and other employee benefit plans and investment returns on capital that is not deployed in any of our segments; (2) returns from investments that we do not allocate to any of our business segments, including debt-financed investment portfolios, as well as tax credit investments and other tax enhanced investments financed by our business segments; and (3) businesses that we have placed in wind-down status but have not divested as well as the impact of transactions with other segments.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Operating Results:
Corporate Operations(1)	$(90)	$(28)	$83
Real Estate and Relocation Services	28	75	105

Adjusted operating income	(62)	47	188

Realized investment gains (losses), net, and related adjustments(2)	(126)	108	359
Investment gains (losses) on trading account assets supporting insurance liabilities, net(1)(3)	2	(2)	—
Divested businesses(4)	(26)	119	21

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	$(212)	$272	$568

(1)	Includes consolidating adjustments.
(2)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. See “—Trading Account Assets Supporting Insurance Liabilities.”
(4)	See “—Divested Businesses.”

2007 to 2006 Annual Comparison.    Adjusted operating income decreased $109 million, from income of $47 million in 2006 to a loss of $62 million in 2007. Adjusted operating income from corporate operations decreased $62 million, from a loss of $28 million in 2006 to a loss of $90 million in 2007. Corporate operations investment income, net of interest expense, decreased $62 million, primarily reflecting the impact of deployment of our excess capital in our businesses and for share repurchases, increased borrowings and less favorable income from equity method investments, including tax credit investments, partially offset by investment income, net of related interest expense, from the investment of proceeds from our $2 billion November 2005 convertible debt issuance and our $2 billion December 2006 convertible debt issuance. In May 2007 the company called for redemption the November 2005 convertible debt securities. The proceeds from our December 2006 convertible debt issuance were previously used to fund an investment portfolio, but beginning in December of 2007 were reinvested in short-term investments and may be used to fund operations in lieu of other short-term borrowings in future periods. The proceeds from a $3 billion December 2007 convertible debt issuance have been deployed in a similar manner. We anticipate our investment income, net of interest expense within our corporate operations will continue to decline in future periods as we continue to repurchase shares and experience less pre-tax earnings on a growing book of equity method tax credit investments.

Corporate operations includes income from our qualified pension plan of $366 million in 2007, an increase of $23 million from $343 million in 2006. The increase reflects changes in the market value of our plan assets. During 2007 we transferred $1 billion of assets within the qualified pension plan under Section 420 of the Internal Revenue Code from assets supporting pension benefits to assets supporting retiree medical benefits.

For purposes of calculating pension income from our own qualified pension plan for the year ended December 31, 2008, we will increase the discount rate to 6.25% from 5.75% in 2007. The expected return on plan assets will decline from 8.00% in 2007 to 7.75% in 2008 and the assumed rate of increase in compensation will remain unchanged at 4.5%. We determined our expected return on plan assets based upon the arithmetic average of prospective returns, which is based upon a risk free interest rate as of the measurement date adjusted by a risk premium that considers historical information and expected asset manager performance for equity, debt and real estate markets applied on a weighted average basis to our pension asset portfolio. Giving effect to the foregoing assumptions, the decline in plan assets supporting pension benefits of $1 billion discussed above, as well as other items, including the increase in market value of pension assets, we expect on a consolidated basis income from our own qualified pension plan will continue to contribute to adjusted operating income in 2008, but at a level of about $70 million to $80 million below that of the year 2007. This decline will be offset by a decline in other postretirement benefit expenses in a range of $80 million to $90 million. The decline in other postretirement benefit expense is driven primarily by the increase in expected return on assets reflecting the transfer of assets to our retiree medical benefit plans discussed above. In 2008, pension and other postretirement benefit service costs related to active employees will continue to be allocated to our business segments.

Adjusted operating income of our real estate and relocation services business decreased $47 million, from $75 million in 2006 to $28 million in 2007. The decline reflected lower transaction volume associated with less favorable residential real estate market conditions as well as a fixed asset write-off in 2007.

2006 to 2005 Annual Comparison.    Adjusted operating income decreased $141 million, from $188 million in 2005 to $47 million in 2006. Adjusted operating income from corporate operations decreased $111 million, from income of $83 million in 2005 to a loss of $28 million in 2006. Corporate operations investment income, net of interest expense, decreased $79 million primarily reflecting the impact of deployment of our excess capital in our businesses and for share repurchases, increased borrowings, higher short term borrowing rates and less favorable income from equity method investments. These items were partially offset by income from the investment of proceeds from our convertible debt issuances of $2 billion principal amount in November 2005 and $2 billion principal amount in December 2006. In 2005, adjusted operating income from corporate operations included $20 million of non-recurring gains from home office property sales.

Corporate operations includes income from our qualified pension plan of $343 million in 2006, a decrease of $68 million from $411 million in 2005. The decline includes the impact of a reduction in the expected return on plan assets from 8.5% for 2005 to 8.0% for 2006.

General and administrative expenses, excluding income from our qualified pension plan, declined by $93 million, reflecting lower employee benefit costs in 2006. Results for 2005 included the reversal of $30 million of amortization of deferred policy acquisition costs recorded in earlier periods.

Adjusted operating income of our real estate and relocation services business decreased $30 million, from $105 million in 2005 to $75 million in 2006. The decline was driven by less favorable residential real estate market conditions in 2006.

Results of Operations of Closed Block Business

We established the Closed Block Business effective as of the date of demutualization. The Closed Block Business includes our in force traditional domestic participating life insurance and annuity products and assets that are used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity and related liabilities that support these policies. We no longer offer these traditional domestic participating policies. See “—Overview—Closed Block Business” for additional details.

At the end of each year, the Board of Directors of Prudential Insurance determines the dividends payable on participating policies for the following year based on the experience of the Closed Block, including investment income, net realized and unrealized investment gains, mortality experience and other factors. Although Closed Block experience for dividend action decisions is based upon statutory results, at the time the Closed Block was established, we developed, as required by U.S. GAAP, an actuarial calculation of the timing of the maximum future earnings from the policies included in the Closed Block. If actual cumulative earnings in any given period are greater than the cumulative earnings we expected, we will record this excess as a policyholder dividend obligation. We will subsequently pay this excess to Closed Block policyholders as an additional dividend unless it is otherwise offset by future Closed Block performance that is less favorable than we originally expected. The policyholder dividends we charge to expense within the Closed Block Business will include any change in our policyholder dividend obligation that we recognize for the excess of actual cumulative earnings in any given period over the cumulative earnings we expected in addition to the actual policyholder dividends declared by the Board of Directors of Prudential Insurance.

As of December 31, 2007, the Company has recognized a policyholder dividend obligation to Closed Block policyholders for the excess of actual cumulative earnings over the expected cumulative earnings of $732 million. Actual cumulative earnings, as required by U.S. GAAP, reflect the recognition of realized investment gains in the current period, as well as changes in assets and related liabilities that support the policies. Additionally, net unrealized investment gains have arisen subsequent to the establishment of the Closed Block due to the impact of lower interest rates on the market value of fixed maturities available for sale. These net unrealized investment gains have been reflected as a policyholder dividend obligation of $1.047 billion as of December 31, 2007, to be paid to Closed Block policyholders, unless otherwise offset by future experience, with an offsetting amount reported in accumulated other comprehensive income.

Operating Results

Management does not consider adjusted operating income to assess the operating performance of the Closed Block Business. Consequently, results of the Closed Block Business for all periods are presented only in accordance with U.S. GAAP. The following table sets forth the Closed Block Business U.S. GAAP results for the periods indicated.

	Year ended December 31,
	2007	2006	2005
	(in millions)
U.S. GAAP results:
Revenues	$7,981	$7,812	$8,026
Benefits and expenses	7,691	7,409	7,544

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$290	$403	$482

Income from Continuing Operations Before Income Taxes and Equity in Earnings of Operating Joint Ventures

2007 to 2006 Annual Comparison.    Income from continuing operations before income taxes and equity in earnings of operating joint ventures decreased $113 million, from $403 million in 2006 to $290 million in 2007. Current year results reflect an increase in dividends to policyholders of $213 million reflecting an increase in dividends paid and accrued to policyholders primarily due to an increase in the 2008 dividend scale, as well as an increase in the cumulative earnings policyholder dividend obligation expense of $92 million. In addition, results for 2007 reflect higher claim costs that continue to increase with the aging of the Closed Block policyholders, while results for 2006 included a reserve release as a result of reserve factor updates. These decreases to income were partially offset by an increase of $79 million in net investment income, net of interest expense, primarily related to higher income on joint venture and limited partnership investments and higher dividend income from public equity investments, and an increase of $108 million in net realized investment gains, from $481 million in 2006 to $589 million in 2007. For a discussion of Closed Block Business realized investment gains (losses), net, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

2006 to 2005 Annual Comparison.    Income from continuing operations before income taxes and equity in earnings of operating joint ventures decreased $79 million, from $482 million in 2005 to $403 million in 2006. Results for 2006 reflect realized investment gains of $481 million as compared to $636 million in 2005, a decrease of $155 million. For a discussion of Closed Block Business realized investment gains (losses), net, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.” The decrease in net realized investment gains was partially offset by a decrease in dividends to policyholders of $135 million, which is comprised of a decline in the policyholder dividend obligation expense of $169 million, partially offset by a $34 million increase in dividends paid and accrued to policyholders.

Revenues

2007 to 2006 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $169 million, from $7.812 billion in 2006 to $7.981 billion in 2007, principally driven by the $108 million increase in net realized investment gains and an increase of $109 million in net investment income. The increase in net investment income reflects higher income on joint venture and limited partnership investments and public equity investments. These increases in revenue were partially offset by a decrease in premiums, with a corresponding decline in changes in reserves, as the policies in force have matured or terminated. We expect this decline in premiums for this business to continue as these polices continue to mature or terminate.

2006 to 2005 Annual Comparison. Revenues decreased $214 million, from $8.026 billion in 2005 to $7.812 billion in 2006. Revenues in 2006 reflect a decrease of $155 million in net realized investment gains and a decrease of $41 million in net investment income. Additionally, results in 2006 reflect a decline in premiums, with a corresponding decline in changes in reserves, as policies in force in the Closed Block have matured or terminated.

Benefits and Expenses

2007 to 2006 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $282 million, from $7.409 billion in 2006 to $7.691 billion in 2007. This increase reflects a $213 million increase in dividends to policyholders reflecting an increase in dividends paid and accrued to policyholders primarily due to an increase in the 2008 dividend scale, as well as an increase in the cumulative earnings policyholder dividend obligation expense of $92 million. Policyholders’ benefits, including changes in reserves, increased $54 million primarily reflecting higher claim costs in 2007 that continue to increase with the aging of the Closed Block policyholders, and a reserve release in 2006.

2006 to 2005 Annual Comparison.    Benefits and expenses decreased $135 million, from $7.544 billion in 2005 to $7.409 billion in 2006, as dividends to policyholders decreased $135 million, reflecting a decline in the policyholder dividend obligation expense of $169 million, partially offset by a $34 million increase in dividends paid and accrued to policyholders.

Income Taxes

Shown below is our income tax provision for the years ended December 31, 2007, 2006 and 2005, separately reflecting the impact of certain significant items. Also presented below is the income tax provision that would have resulted from application of the statutory 35% federal income tax rate in each of these periods.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Tax provision	$1,245	$1,245	$803
Impact of:
Non-taxable investment income	253	252	185
Foreign taxes at other than U.S. rate	68	58	(61)
Low income housing and other tax credits	67	51	53
Change in valuation allowance	32	2	(76)
State and local taxes	(21)	(21)	(22)
Non-deductible expenses	(10)	(45)	(70)
Completion of Internal Revenue Service examination for the years 1997 to 2001	—	—	720
Other	6	(4)	(36)

Tax provision excluding these items	$1,640	$1,538	$1,496

Tax provision at statutory rate	$1,640	$1,538	$1,496

We employ various tax strategies, including strategies to minimize the amount of taxes resulting from realized capital gains.

We adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an Interpretation of FASB Statement No. 109 on January 1, 2007. For additional information regarding the adoption of this guidance, see Note 17 of the Consolidated Financial Statements.

The dividends received deduction reduces the amount of dividend income subject to tax and in recent years is the primary component of the non-taxable investment income shown in the table above, and, as such, is a significant component of the difference between our effective tax rate and the federal statutory tax rate of 35%. In August 2007, the Internal Revenue Service, or Service, issued Revenue Ruling 2007-54, which included, among other items, guidance on the methodology to be followed in calculating the dividends received deduction related to variable life insurance and annuity contracts. In September 2007, the Service released Revenue Ruling 2007-61. Revenue Ruling 2007-61 suspended Revenue Ruling 2007-54 and informed taxpayers that the U.S. Treasury Department and the Service intend to address through new regulations the issues considered in Revenue Ruling 2007-54, including the methodology to be followed in determining the dividends received deduction related to variable life insurance and annuity contracts. These activities had no impact on our 2007 results.

Discontinued Operations

Included within net income are the results of businesses which are reflected as discontinued operations under U.S. GAAP. A summary of the results of discontinued operations by business is as follows for the periods indicated:

	Year ended December 31,
	2007	2006	2005
	(in millions)
Equity sales, trading and research operations	$(101)	$9	$14
Real estate investments sold or held for sale	63	98	—
Healthcare operations	14	29	22
International securities operations	8	(8)	(26)
Canadian intermediate weekly premium and individual health operations	—	(10)	(31)
Philippine insurance operations	—	(12)	—
Dryden Wealth Management	—	(4)	(56)
Other	—	—	(7)

Income (loss) from discontinued operations before income taxes	(16)	102	(84)
Income tax expense (benefit)	(33)	31	(11)

Income (loss) from discontinued operations, net of taxes	$17	$71	$(73)

The year ended December 31, 2007 includes a $21 million tax benefit associated with the discontinued international securities operations.

Results for our equity sales, trading and research operations known as Prudential Equity Group, previously included in the Financial Advisory segment, have been classified as discontinued operations for all periods presented, as a result of our decision to exit these operations. Included within the table above for the year ended December 31, 2007 is $104 million of pre-tax losses incurred in connection with this decision, primarily related to employee severance costs. We do not anticipate significant additional costs will be incurred in connection with this decision.

Real estate investments sold or held for sale reflects the income from discontinued real estate investments.

For further information concerning discontinued operations see Note 3 to the Consolidated Financial Statements.

Realized Investment Gains and General Account Investments

Realized Investment Gains

Realized investment gains and losses are generated from numerous sources, including the sale of fixed maturity securities, equity securities, investments in joint ventures and limited partnerships and other types of investments, as well as adjustments to the cost basis of investments for other-than-temporary impairments. Realized investment gains and losses are also generated from prepayment premiums received on private fixed maturity securities, recoveries of principal on previously impaired securities, provisions for losses on commercial loans, fair value changes on commercial mortgage operations’ loans, gains and losses on commercial loans in connection with securitization transactions, fair value changes on embedded derivatives and derivatives that do not qualify for hedge accounting treatment, except those derivatives used in our capacity as a broker or dealer.

We perform impairment reviews on an ongoing basis to determine when a decline in value is other-than-temporary. In evaluating whether a decline in value is other-than-temporary, we consider several factors including, but not limited to, the following: the extent (generally if greater than 20%) and duration (generally if greater than six months) of the decline in value; the reasons for the decline (credit event, currency or interest-rate related); our ability and intent to hold our investment for a period of time to allow for a recovery of value; and the financial condition of and near-term prospects of the issuer. When we determine that there is an other-than-temporary impairment, we write down the value of the security to its fair value, with a corresponding charge recorded in “Realized investment gains (losses), net.” The causes of the other-than-temporary impairments discussed below were specific to each individual issuer and did not directly result in impairments to other securities within the same industry or geographic region.

In addition, for our impairment review of asset-backed securities with a credit rating below AA, we forecast the prospective future cash flows of the security and determine if the present value of those cash flows, discounted using the effective yield of the most recent interest accrual rate, has decreased from the previous reporting period. When a decrease from the prior reporting period has occurred and the security’s market value is less than its carrying value, an other-than-temporary impairment is recognized by writing the security down to fair value.

For a further discussion of our policies regarding other-than-temporary declines in investment value and the related methodology for recording fixed maturity other-than-temporary impairments, see “—General Account Investments—Fixed Maturity Securities—Other-than-Temporary Impairments of Fixed Maturity Securities” below. For a further discussion of our policies regarding other-than-temporary declines in investment value and the related methodology for recording equity impairments, see “—General Account Investments—Equity Securities—Other-than-Temporary Impairments of Equity Securities” below.

The level of other-than-temporary impairments generally reflects economic conditions and is expected to increase when economic conditions worsen and to decrease when economic conditions improve. We may realize additional credit and interest rate related losses through sales of investments pursuant to our credit risk and portfolio management objectives. Other-than-temporary impairments, interest rate related losses and credit losses (other than those related to certain of our businesses which primarily originate investments for sale or syndication to unrelated investors) are excluded from adjusted operating income. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income, and included in adjusted operating income in future periods based upon the amount and timing of expected future cash flows of the security, if the recoverable value of the investment based upon those cash flows is greater than the carrying value of the investment after the impairment.

We require most issuers of private fixed maturity securities to pay us make-whole yield maintenance payments when they prepay the securities. Prepayments are driven by factors specific to the activities of our borrowers as well as the interest rate environment.

We use interest and currency swaps and other derivatives to manage interest and currency exchange rate exposures arising from mismatches between assets and liabilities, including duration mismatches. We use derivative contracts to mitigate the risk that unfavorable changes in currency exchange rates will reduce U.S. dollar equivalent earnings generated by certain of our non-U.S. businesses. We also use equity-based derivatives to hedge the equity risks embedded in some of our annuity products. Derivative contracts also include forward purchases and sales of to-be-announced mortgage-backed securities primarily related to our mortgage dollar roll program. Many of these derivative contracts do not qualify for hedge accounting, and, consequently, we recognize the changes in fair value of such contracts from period to period in current earnings, although we do not necessarily account for the related assets or liabilities the same way. Accordingly, realized investment gains and losses from our derivative activities can contribute significantly to fluctuations in net income.

Adjusted operating income excludes “Realized investment gains (losses), net,” (other than those representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings, current period yield adjustments, or product derivatives and the effect of any related economic hedging program) and related charges and adjustments.

The following tables set forth “Realized investment gains (losses), net,” by investment type for the Financial Services Businesses and Closed Block Business, as well as related charges and adjustments associated with the Financial Services Businesses, for the years ended December 31, 2007, 2006, and 2005, respectively, and gross realized investment gains and losses on fixed maturity securities by segment for the years ended December 31, 2007, 2006, and 2005, respectively. For a discussion of our general account investment portfolio and related results, including overall income yield and investment income, as well as our policies regarding other-than-temporary declines in investment value and the related methodology for recording impairment charges, see

“—General Account Investments” below. For additional details regarding adjusted operating income, which is our measure of performance for the segments of our Financial Services Businesses, see Note 20 to the Consolidated Financial Statements.

	Year ended December 31,
	2007	2006	2005
	(in millions)
Realized investment gains (losses), net:
Financial Services Businesses	$24	$293	$742
Closed Block Business	589	481	636

Consolidated realized investment gains (losses), net	$613	$774	$1,378

Financial Services Businesses:
Realized investment gains (losses), net
Fixed maturity investments(1)	$(64)	$(219)	$(22)
Equity securities	297	122	181
Derivative instruments(2)	(336)	171	376
Other	127	219	207

Total	24	293	742
Related adjustments(3)	(65)	(227)	(85)

Realized investment gains (losses), net, and related adjustments	$(41)	$66	$657

Related charges(4)	$(55)	$17	$(108)

Closed Block Business:
Realized investment gains (losses), net
Fixed maturity investments(1)	$182	$279	$335
Equity securities	337	187	250
Derivative instruments	61	(68)	40
Other	9	83	11

Total	$589	$481	$636

Realized investment gains (losses) by segment—Fixed Maturity Securities Financial Services Businesses:
Gross realized investment gains:
Individual Life	$20	$22	$50
Individual Annuities	35	21	41
Group Insurance	32	29	67
Asset Management	3	3	2
Financial Advisory	—	—	—
Retirement	114	56	155
International Insurance	85	98	84
International Investments	—	60	—
Corporate and Other Operations	16	57	28

Total	305	346	427

Gross realized investment losses:
Individual Life	(25)	(88)	(24)
Individual Annuities	(43)	(99)	(41)
Group Insurance	(42)	(41)	(22)
Asset Management	(17)	(1)	(2)
Financial Advisory	—	—	—
Retirement	(137)	(167)	(96)
International Insurance	(64)	(91)	(235)
International Investments	(1)	—	(1)
Corporate and Other Operations	(40)	(78)	(28)

Total	(369)	(565)	(449)

Realized investment gains (losses), net—Financial Services Businesses	$(64)	$(219)	$(22)

Closed Block Business:
Gross realized investment gains	$506	$517	$492
Gross realized investment losses	(324)	(238)	(157)

Realized investment gains (losses), net—Closed Block Business	$182	$279	$335

(1)	The Financial Services Businesses include $76 million of losses on sales in 2007, and $65 million of other-than-temporary impairments in 2007, related to asset-backed securities collateralized by sub-prime mortgages. The Closed Block Business includes $11 million of losses on sales in 2007, and $15 million of other-than-temporary impairments in 2007, related to asset-backed securities collateralized by sub-prime mortgages.
(2)	Includes $171 million of losses on embedded derivatives associated with certain externally managed investments in the European market in 2007.

(3)	Related adjustments include that portion of “Realized investment gains (losses), net,” that are included in adjusted operating income, including those pertaining to certain derivative contracts, as well as those that represent profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors. Related adjustments also include that portion of “Asset management fees and other income” that are excluded from adjusted operating income, including the change in value due to the impact of changes in foreign currency exchange rates during the period on certain assets and liabilities for which we economically hedge the foreign currency exposure. See Note 20 to the Consolidated Financial Statements for additional information on these related adjustments.
(4)	Reflects charges that are related to realized investment gains (losses), net, and excluded from adjusted operating income, as described more fully in Note 20 to the Consolidated Financial Statements.

2007 to 2006 Annual Comparison

Financial Services Businesses

The Financial Services Businesses’ net realized investment gains in 2007 were $24 million, compared to net realized investment gains of $293 million in 2006. Net realized losses on fixed maturity securities were $64 million in 2007 and reflect impairments of $139 million and credit-related losses of $11 million, partially offset by net gains on sales and maturities of fixed maturity securities of $46 million and private bond prepayment premiums of $40 million. Net gains on sales and maturities of fixed maturity securities in 2007 included gross losses of $219 million, mainly in the Retirement and International Insurance segments, and were primarily related to credit spread increases in the credit markets resulting generally from concerns over sub-prime mortgage exposures, and interest rates. Gross losses include $76 million related to sales of asset-backed securities collateralized by sub-prime mortgages, primarily in the second half of 2007. See “—General Account Investments—Fixed Maturity Securities” for additional information regarding our exposure to sub-prime mortgages. Net realized losses on fixed maturity securities were $219 million in 2006 and reflect net losses on sales and maturities of fixed maturity securities of $203 million, fixed maturity other-than-temporary impairments of $23 million and credit-related losses of $25 million partially offset by private bond prepayment premiums of $32 million. Net losses on sales and maturities of fixed maturity securities in 2006 included gross losses of $517 million, mainly in the Retirement, Individual Annuities, and International Insurance segments, which were primarily interest-rate related. Interest-rate related losses on fixed maturities primarily reflect sales of lower yielding bonds in a higher rate environment, primarily in the first half of 2006, in order to meet various cash flow needs and manage portfolio duration, and reflect our strategy for maximizing portfolio yield while minimizing the amount of taxes on realized capital gains. Interest-rate related losses, which are excluded from adjusted operating income, where the proceeds from the sale of the securities are reinvested, will generally result in higher net investment income to be included in adjusted operating income in future periods. See “—General Account Investments—Investment Results” for a discussion of current period yields of the Financial Services Businesses.

Net realized gains on equity securities were $297 million in 2007, of which net trading gains on sales of equity securities were $340 million, partially offset by other-than-temporary impairments of $43 million. Net realized gains on equity securities were $122 million in 2006, of which net trading gains on sales of equity securities were $136 million, partially offset by other-than-temporary impairments of $14 million. Net realized gains on equity securities for both periods were primarily due to sales of Japanese equities in our Gibraltar Life and Japanese Life Planner operations from portfolio restructuring and equity sales in our Korean Life Planner operations.

Net realized losses on derivatives were $336 million in 2007, compared to net derivative gains of $171 million in 2006. The net derivative losses in 2007 primarily reflect net losses of $171 million on embedded derivatives associated with certain externally managed investments in the European market, net losses of $101 million from interest rate derivative contracts mainly used to manage the duration of the U.S. dollar fixed maturity investment portfolio, and net losses of $77 million due to the impact of increased credit spreads on credit derivatives used to enhance the return on our investment portfolio by creating credit exposure. The derivative gains in 2006 primarily relate to net gains of $86 million from interest rate derivative contracts mainly used to manage the duration of the U.S. dollar fixed maturity investment portfolio, net gains of $37 million from foreign currency forward contracts used to hedge the future income of non-U.S. businesses, mainly driven by the strengthening of the U.S. dollar against the Japanese yen, and net gains of $27 million on credit derivatives used to enhance the return on our investment portfolio by creating credit exposure. For information regarding our externally managed investments in the European market, see “—General Account Investments—Fixed Maturity Securities—Fixed Maturity Securities and Unrealized Gains and Losses by Industry Category.”

Net realized investment gains on other investments were $127 million in 2007, primarily related to gains from real estate related investments. Net realized investment gains on other investments were $219 million in 2006, primarily related to gains from real estate related investments and loan securitizations.

During 2007, we recorded total other-than-temporary impairments of $185 million attributable to the Financial Services Businesses, compared to total other-than-temporary impairments of $46 million attributable to the Financial Services Businesses in 2006. The other-than-temporary impairments in 2007 consisted of $139 million relating to fixed maturities, $43 million relating to equity securities, and $3 million relating to other invested assets, which include real estate investments and investments in joint ventures and partnerships. The other-than-temporary impairments in 2006 consisted of $23 million relating to fixed maturities, $14 million relating to equity securities, and $9 million relating to other invested assets, as defined above.

The other-than-temporary impairments recorded on fixed maturities in 2007 consist of $123 million on public securities and $16 million on private securities, compared with fixed maturity other-than-temporary impairments of $16 million on public securities and $7 million on private securities in 2006. Included in the other-than-temporary impairments recorded on fixed maturities in 2007 are $65 million of other-than-temporary impairments on asset-backed securities collateralized by sub-prime mortgages, primarily recorded in the second half of 2007. Fixed maturity other-than-temporary impairments in 2007 were concentrated in asset-backed securities and the services and finance sectors of our corporate securities, and were primarily driven by credit spread increases as discussed above, interest rates, downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Fixed maturity other-than-temporary impairments in 2006 were concentrated in the manufacturing sector and were primarily driven by interest rates, downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers.

Closed Block Business

For the Closed Block Business, net realized investment gains in 2007 were $589 million, compared to net realized investment gains of $481 million in 2006. Net realized gains on fixed maturity securities were $182 million in 2007 and reflect net gains on sales and maturities of fixed maturity securities of $205 million and private bond prepayment premiums of $39 million, partially offset by other-than-temporary impairments of $48 million and credit-related losses of $14 million. Net gains on sales and maturities of fixed maturity securities included gross losses of $262 million, of which $11 million related to sales of asset-backed securities collateralized by sub-prime mortgages, primarily in the second half of 2007. See “—General Account Investments—Fixed Maturity Securities” for additional information regarding our exposure to sub-prime mortgages. Net realized gains on fixed maturity securities were $279 million in 2006 and reflect net gains on sales and maturities of fixed maturity securities of $284 million, including a recovery of $29 million from a U.S. telecommunications company, and private bond prepayment premiums of $49 million, partially offset by fixed maturity other-than-temporary impairments of $31 million and credit-related losses of $23 million. Net gains on sales and maturities of fixed maturity securities in 2006 included gross losses of $184 million.

Net realized gains on equity securities were $337 million in 2007, of which net trading gains on equity securities were $369 million, partially offset by other-than-temporary impairments of $32 million. Net realized gains on equity securities were $187 million in 2006, of which net trading gains on equity securities were $204 million, partially offset by other-than-temporary impairments of $17 million. These gains were a result of sales pursuant to our active management strategy.

Net gains on derivatives were $61 million in 2007, compared to net losses of $68 million in 2006. Derivative gains in 2007 primarily reflect the impact of interest derivatives used to manage the duration of the fixed maturity investment portfolio partially offset by net losses on currency derivatives used to hedge foreign investments. Derivative losses in 2006 primarily relate to currency derivatives used to hedge foreign investments.

Net realized investment gains on other investments were $9 million in 2007. Net realized investment gains on other investments were $83 million in 2006 primarily related to net gains from real estate related investments.

During 2007, we recorded total other-than-temporary impairments of $86 million attributable to the Closed Block Business, compared to total other-than-temporary impairments of $51 million attributable to the Closed

Block Business in 2006. The other-than-temporary impairments in 2007 consisted of $48 million relating to fixed maturities, $32 million relating to equity securities, and $6 million relating to other invested assets, which include real estate investments and investments in joint ventures and partnerships. The other-than-temporary impairments in 2006 consisted of $31 million relating to fixed maturities, $17 million relating to equity securities, and $3 million relating to other invested assets, as defined above.

The other-than-temporary impairments recorded on fixed maturities in 2007 consist of $29 million on public securities and $19 million on private securities, compared with $7 million on public securities and $24 million on private securities in 2006. Included in the other-than-temporary impairments recorded on fixed maturities in 2007 are $15 million of other-than-temporary impairments on asset-backed securities collateralized by sub-prime mortgages, primarily recorded in the second half of 2007. Other-than-temporary impairments of fixed maturity securities include amounts which are currently expected to be accreted into net investment income in future periods based on the future estimated cash flows of the securities. Other-than-temporary impairments in 2007 were concentrated in asset-backed securities and the services and manufacturing sectors of our corporate securities and were primarily driven by credit spread increases as discussed above, interest rates, downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Other-than-temporary impairments in 2006 were concentrated in the services and manufacturing sectors and were primarily driven by interest rates, downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers.

2006 to 2005 Annual Comparison

Financial Services Businesses

The Financial Services Businesses’ net realized investment gains in 2006 were $293 million, compared to net realized investment gains of $742 million in 2005. Net realized losses on fixed maturity securities were $219 million in 2006 and reflect net losses on sales and maturities of fixed maturity securities of $203 million, impairments of $23 million and credit losses of $25 million, partially offset by private bond prepayment premiums of $32 million. Net realized losses on fixed maturity securities include gross losses on sales and maturities of fixed maturity securities of $517 million mainly in the Retirement, Individual Annuities and International Insurance segments, which were primarily interest-rate related. Interest-rate related losses on fixed maturities primarily reflect sales of lower yielding bonds in a higher rate environment in order to meet various cash flow needs, manage portfolio duration and reflect our strategy for maximizing portfolio yield while minimizing the amount of taxes on realized capital gains. Interest-rate related losses, which are excluded from adjusted operating income, where the proceeds from the sale of the securities are reinvested will generally result in higher net investment income to be included in adjusted operating income in future periods. See “—General Account Investments—Investment Results” for a discussion of current period yields of the Financial Services Businesses. Gross realized gains on sales of fixed maturity securities in 2006 included $60 million in our International Investment segment on a private fixed maturity relating to a Korean financial services company and a $22 million recovery in our Corporate and other operations from a U.S. telecommunications company. Net realized losses on fixed maturity securities were $22 million in 2005 and reflect net losses on sales and maturities of fixed maturity securities of $48 million, impairments of $69 million and credit losses of $31 million, partially offset by private bond prepayment premiums of $96 million and a $33 million recovery of impaired principal on a previously defaulted bond. Net realized losses on fixed maturity securities include gross losses on sales and maturities of fixed maturity securities of $349 million mainly in the International Insurance and Retirement segments, which were primarily interest-rate related.

Realized net gains on equity securities were $122 million in 2006, compared to net realized gains of $181 million in 2005, primarily due to sales of yen denominated equity securities in our Gibraltar Life and Japanese Life Planner operations. Realized gains in 2006 include net derivative gains of $171 million, compared to net derivative gains of $376 million in 2005. The derivative gains in 2006 were primarily the result of net gains of $86 million from interest rate swap contracts mainly used to manage the duration of the fixed maturity investment portfolio, net gains of $37 million from foreign currency forward contracts used to hedge the future income of non-U.S. businesses, mainly driven by the strengthening of the U.S. dollar against the Japanese yen, and net gains of $27 million on credit derivatives used to enhance the return on our investment portfolio by creating credit exposure. The derivative net gains in 2005 were primarily the result of net gains of $290 million from currency forward contracts used to hedge the future income of non-U.S. businesses, mainly driven by the strengthening of the U.S. dollar against the Japanese yen. Net realized investment gains on other investments were $219 million in 2006, which were primarily related to net gains from real estate related investments and loan securitizations. Net realized investment gains on other investments were $207 million in 2005 which included a $110 million net gain for a Gibraltar Life settlement with Dai Ichi Fire and Marine Insurance Company related to certain capital investments made by Gibraltar Life’s predecessor, Kyoei Life Insurance Company Ltd., in Dai Ichi. This amount was partially offset in our Consolidated Statements of Operations by a $68 million increase in “Dividends to policyholders” in accordance with the reorganization plan entered into at the time of the Company’s acquisition of Gibraltar Life, which is reflected as a related charge.

During 2006, we recorded total other-than-temporary impairments of $46 million attributable to the Financial Services Businesses, compared to total other-than-temporary impairments of $80 million attributable to the Financial Services Businesses in 2005. The other-than-temporary impairments in 2006 consisted of $23 million relating to fixed maturities, $14 million relating to equity securities and $9 million relating to other invested assets which include real estate investments and investments in joint ventures and partnerships. The other-than-temporary impairments in 2005 consisted of $69 million relating to fixed maturities, $4 million relating to equity securities and $7 million relating to other invested assets as defined above.

The other-than-temporary impairments recorded on fixed maturities in 2006 consisted of $16 million on public securities and $7 million on private securities, compared with fixed maturity other-than-temporary impairments of $64 million on public securities and $5 million on private securities in 2005. Included in public fixed maturity other-than-temporary impairments for 2005 were impairments related to a Japanese electronic products supplier. Other-than-temporary impairments on fixed maturities in both 2006 and 2005 were concentrated in the manufacturing sector and were primarily driven by interest rates, downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers.

Closed Block Business

For the Closed Block Business, net realized investment gains in 2006 were $481 million, compared to net realized investment gains of $636 million in 2005. Net realized gains on fixed maturity securities were $279 million in 2006 and reflect net gains on sales and maturities of fixed maturity securities of $284 million, including a recovery of $29 million from a U.S. telecommunications company, and private bond prepayment premiums of $49 million, partially offset by other-than-temporary impairments of $31 million and credit losses of $23 million. Net realized gains on fixed maturity securities were $335 million in 2005 and relate primarily to net gains on sales of fixed maturity securities of $311 million and private bond prepayment premiums of $68 million, partially offset by other-than-temporary impairments of $32 million and credit-related losses of $12 million.

Realized net gains on equity securities were $187 million in 2006, compared to net gains of $250 million in 2005. The net realized gains on equity securities in 2006 and 2005 were primarily the result of sales pursuant to our active management strategy. Derivative losses were $68 million in 2006, compared to derivative gains of $40 million in 2005. Derivative losses in 2006 were primarily the result of currency derivatives used to hedge foreign fixed maturity investments. The derivative gains in 2005 were primarily related to net gains on interest rate derivatives used to manage the duration of the fixed maturity investment portfolio. Net realized investment gains on other investments were $83 million in 2006 compared to net gains of $11 million in 2005. Net realized investment gains on other investment gains in 2006 were primarily related to net gains from real estate related investments.

During 2006, we recorded total other-than-temporary impairments of $51 million attributable to the Closed Block Business, compared to total other-than-temporary impairments of $47 million attributable to the Closed Block Business in 2005. The other-than-temporary impairments in 2006 consisted of $31 million relating to fixed maturities, $17 million relating to equity securities and $3 million relating to other invested assets as defined above. The other-than-temporary impairments in 2005 consisted of $32 million relating to fixed maturities, $10 million relating to equity securities and $5 million relating to other invested assets as defined above.

The other-than-temporary impairments recorded on fixed maturities in 2006 consist of $7 million on public securities and $24 million on private securities, compared with fixed maturity other-than-temporary impairments of $7 million on public securities and $25 million on private securities in 2005. Other-than-temporary impairments in 2006 were concentrated in the services and manufacturing sectors and were primarily driven by interest rates, downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity other-than-temporary impairments for 2006 were impairments relating to an amusement ride manufacturer. Other-than-temporary impairments in 2005 were concentrated in the manufacturing and utilities sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity other-than-temporary impairments for 2005 were impairments relating to an electric power plant and an electronic test equipment distributor.

General Account Investments

We maintain a diversified investment portfolio in our insurance companies to support our liabilities to customers in our Financial Services Businesses and the Closed Block Business, as well as our other general liabilities. Our general account does not include: (1) assets of our securities brokerage, securities trading, banking operations, real estate and relocation services, and (2) assets of our asset management operations, including assets managed for third parties, and (3) those assets classified as “separate account assets” on our balance sheet.

The general account portfolio is managed pursuant to the distinct objectives of the Financial Services Businesses and the Closed Block Business. The primary investment objectives of the Financial Services Businesses include:

•	matching the liability characteristics of the major products and other obligations of the Company;

•	maximizing the portfolio book yield within risk constraints; and

•

for certain portfolios, maximizing total return, including both investment yield and capital gains, and preserving principal, within risk constraints, while matching the liability characteristics of their major products.

Our strategies for maximizing the portfolio book yield of the Financial Services Businesses include: (1) the investment of proceeds from investment sales, repayments and prepayments, and operating cash flows, into optimally yielding investments, and (2) where appropriate, the sale of the portfolio’s lower yielding investments, either to meet various cash flow needs or to manage the portfolio's duration, credit, currency and other risk constraints, all while minimizing the amount of taxes on realized capital gains.

The primary investment objectives of the Closed Block Business include:

•	providing for the reasonable dividend expectations of the participating policyholders within the Closed Block Business and the Class B shareholders; and

•	maximizing total return and preserving principal, within risk constraints, while matching the liability characteristics of the major products in the Closed Block Business.

Management of Investments

We design asset mix strategies for our general account to match the characteristics of our products and other obligations and seek to closely approximate the interest rate sensitivity, but not necessarily the exact cash flow characteristics, of the assets with the estimated interest rate sensitivity of the product liabilities. In certain markets, primarily outside the U.S., capital market limitations hinder our ability to closely approximate the duration of some of our liabilities. We achieve income objectives through asset/liability management and strategic and tactical asset allocations within a disciplined risk management framework. For a discussion of our risk management process see “Quantitative and Qualitative Disclosures About Market Risk—Risk Management, Market Risk and Derivative Instruments and—Other Than Trading Activities—Insurance and Annuity Products Asset/Liability Management.” Our asset allocation also reflects our desire for broad diversification across asset classes, sectors and issuers. The Asset Management segment manages virtually all of our investments, other than those managed by our International Insurance segment, under the direction and oversight of the Asset Liability Management and Risk Management groups. Our International Insurance segment manages the majority of its investments locally, in some cases using the international asset management capabilities of our International Investments segment.

The Investment Committee of our Board of Directors oversees our proprietary investments. It also reviews performance and risk positions quarterly. Our Asset Liability Management and Risk Management groups develop the investment policy for the general account assets of our insurance subsidiaries and oversee the investment process for our general account and have the authority to initiate tactical shifts within exposure ranges approved annually by the Investment Committee.

The Asset Liability Management and Risk Management groups work closely with each of our business units to develop investment objectives, performance factors and measures and asset allocation ranges and to ensure that the specific characteristics of our products are incorporated into their processes. We adjust this dynamic process as products change, as customer behavior changes and as changes in the market environment occur. We develop asset strategies for specific classes of product liabilities and attributed or accumulated surplus, each with distinct risk characteristics. Most of our products can be categorized into the following three classes:

•

interest-crediting products for which the rates credited to customers are periodically adjusted to reflect market and competitive forces and actual investment experience, such as fixed annuities and universal life insurance;

•	participating individual and experience rated group products in which customers participate in actual investment and business results through annual dividends, interest or return of premium; and

•	guaranteed products for which there are price or rate guarantees for the life of the contract, such as GICs.

We determine a target asset mix for each product class, which we reflect in our investment policies. Our asset/liability management process has permitted us to manage interest-sensitive products successfully through several market cycles.

Portfolio Composition

Our investment portfolio consists of public and private fixed maturity securities, commercial loans, equity securities and other invested assets. The composition of our general account reflects, within the discipline provided by our risk management approach, our need for competitive results and the selection of diverse investment alternatives available primarily through our Asset Management segment. The size of our portfolio enables us to invest in asset classes that may be unavailable to the typical investor.

Our total general account investments were $232.5 billion and $229.7 billion as of December 31, 2007 and December 31, 2006, respectively, which are segregated between the Financial Services Businesses and the Closed Block Business. Total general account investments attributable to the Financial Services Businesses were $163.0 billion and $159.6 billion as of December 31, 2007 and December 31, 2006, respectively, while total general account investments attributable to the Closed Block Business were $69.5 billion and $70.1 billion as of December 31, 2007 and December 31, 2006, respectively. The following table sets forth the composition of the investments of our general account as of the dates indicated. The average duration of our general account investment portfolio attributable to the domestic Financial Services Businesses as of December 31, 2007 is between 4 and 5 years.

	December 31, 2007
	Financial Services Businesses	Closed Block Business	Total	% of Total
	($ in millions)
Fixed Maturities:
Public, available for sale, at fair value	$90,962	$37,168	$128,130	55.1%
Public, held to maturity, at amortized cost	2,879	—	2,879	1.2
Private, available for sale, at fair value	20,313	12,246	32,559	14.0
Private, held to maturity, at amortized cost	669	—	669	0.3
Trading account assets supporting insurance liabilities, at fair value	14,473	—	14,473	6.2
Other trading account assets, at fair value	204	142	346	0.2
Equity securities, available for sale, at fair value	4,629	3,940	8,569	3.7
Commercial loans, at book value	19,603	7,954	27,557	11.9
Policy loans, at outstanding balance	3,942	5,395	9,337	4.0
Other long-term investments(1)	2,724	1,268	3,992	1.7
Short-term investments(2)	2,598	1,385	3,983	1.7

Total general account investments	162,996	69,498	232,494	100.0%

Invested assets of other entities and operations(3)	10,613	—	10,613

Total investments	$173,609	$69,498	$243,107

	December 31, 2006
	Financial Services Businesses	Closed Block Business	Total	% of Total
	($ in millions)
Fixed Maturities:
Public, available for sale, at fair value	$92,802	$38,752	$131,554	57.3%
Public, held to maturity, at amortized cost	3,025	—	3,025	1.3
Private, available for sale, at fair value	18,336	12,021	30,357	13.2
Private, held to maturity, at amortized cost	443	—	443	0.2
Trading account assets supporting insurance liabilities, at fair value	14,262	—	14,262	6.2
Other trading account assets, at fair value	109	—	109	0.1
Equity securities, available for sale, at fair value	4,314	3,772	8,086	3.5
Commercial loans, at book value	17,275	7,318	24,593	10.7
Policy loans, at outstanding balance	3,472	5,415	8,887	3.9
Other long-term investments(1)	2,791	965	3,756	1.6
Short-term investments(2)	2,752	1,851	4,603	2.0

Total general account investments	159,581	70,094	229,675	100.0%

Invested assets of other entities and operations(3)	5,742	—	5,742

Total investments	$165,323	$70,094	$235,417

(1)	Other long-term investments consist of real estate and non-real estate related investments in joint ventures (other than our investment in operating joint ventures, which includes our investment in Wachovia Securities) and partnerships, investment real estate held through direct ownership and other miscellaneous investments.
(2)	Short-term investments consist primarily of money market funds, with virtually no sub-prime exposure.
(3)	Includes invested assets of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations. Excludes assets of our asset management operations managed for third parties and those assets classified as “separate account assets” on our balance sheet.

The increase in general account investments attributable to the Financial Services Businesses in 2007 was primarily a result of the reinvestment of net investment results and the investment of proceeds related to the issuance of surplus notes, as discussed in Note 12 to the Consolidated Financial Statements. These increases were partially offset by the liquidation of investments purchased using the proceeds of the convertible senior notes issued in 2005. These notes were called for redemption during the second quarter of 2007, as discussed in Note 12 to the Consolidated Financial Statements. Also offsetting the increase was net operating and capital outflows, and net declines in market value primarily attributable to increased credit spreads. The decrease in general account investments attributable to the Closed Block Business in 2007 was primarily due to net operating outflows and a net decrease in market value partially offset by portfolio growth as a result of reinvestment of net investment income.

We have substantial insurance operations in Japan, with 31% and 30% of our Financial Services Businesses’ general account investments relating to our Japanese insurance operations as of December 31, 2007 and December 31, 2006, respectively. Total general account investments related to our Japanese insurance operations were $50.7 billion and $47.5 billion as of December 31, 2007 and December 31, 2006, respectively. The increase in general account investments related to our Japanese insurance operations in 2007 is primarily attributable to portfolio growth as a result of business growth, the reinvestment of net investment income and changes in foreign currency exchange rates. The following table sets forth the composition of the investments of our Japanese insurance operations’ general account as of the dates indicated.

	December 31, 2007	December 31, 2006
	(in millions)
Fixed Maturities:
Public, available for sale, at fair value	$34,752	$32,242
Public, held to maturity, at amortized cost	2,879	3,025
Private, available for sale, at fair value	3,467	3,139
Private, held to maturity, at amortized cost	668	443
Trading account assets supporting insurance liabilities, at fair value	1,132	1,106
Other trading account assets, at fair value	48	28
Equity securities, available for sale, at fair value	2,550	2,372
Commercial loans, at book value	2,881	2,782
Policy loans, at outstanding balance	1,133	1,016
Other long-term investments(1)	993	970
Short-term investments	239	374

Total Japanese general account investments(2)	$50,742	$47,497

(1)	Other long-term investments consist of real estate and non-real estate related investments in joint ventures and partnerships, investment real estate held through direct ownership, and other miscellaneous investments.
(2)	Excludes assets classified as “separate accounts assets” on our balance sheet.

Our Japanese insurance operations use the yen as their functional currency, as it is the currency in which they conduct the majority of their operations. Although the majority of the Japanese general account is invested in yen denominated investments, our Japanese insurance operations also hold significant investments denominated in U.S. dollars. As of December 31, 2007, our Japanese insurance operations had $10.2 billion of investments denominated in U.S. dollars, including $1.1 billion that were hedged to yen through third party derivative contracts and $4.1 billion that support liabilities denominated in U.S. dollars. As of December 31, 2006, our Japanese insurance operations had $9.3 billion of investments denominated in U.S. dollars, including $1.2 billion that were hedged to yen through third party derivative contracts and $3.1 billion that support liabilities denominated in U.S. dollars. For additional information regarding U.S. dollar investments held in our Japanese insurance operations see, “—Results of Operations for Financial Services Businesses by Segment—International Insurance and Investments Division.”

Investment Results

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of our general account for the periods indicated.

	Year Ended December 31, 2007
	Financial Services Businesses		Closed Block Business		Combined
	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	5.10%	$5,700	6.59%	$3,047	5.53%	$8,747
Trading account assets supporting insurance liabilities	5.12	716	—	—	5.12	716
Equity securities	4.95	198	2.91	93	4.04	291
Commercial loans	6.17	1,081	7.00	504	6.41	1,585
Policy loans	5.23	188	6.35	333	5.90	521
Short-term investments and cash equivalents	4.58	378	9.83	183	5.05	561
Other investments	4.80	136	17.83	176	8.19	312

Gross investment income before investment expenses	5.20	8,397	6.64	4,336	5.60	12,733
Investment expenses	(0.14)	(521)	(0.23)	(547)	(0.17)	(1,068)

Investment income after investment expenses	5.06%	7,876	6.41%	3,789	5.43%	11,665

Investment results of other entities and operations(2)		352		—		352

Total investment income		$8,228		$3,789		$12,017

	Year Ended December 31, 2006
	Financial Services Businesses		Closed Block Business		Combined
	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	4.95%	$5,315	6.59%	$3,001	5.42%	$8,316
Trading account assets supporting insurance liabilities	4.73	652	—	—	4.73	652
Equity securities	5.15	182	2.81	81	4.10	263
Commercial loans	6.15	982	7.58	529	6.58	1,511
Policy loans	5.04	158	6.35	333	5.86	491
Short-term investments and cash equivalents	5.38	342	10.91	191	6.06	533
Other investments	8.03	217	10.76	94	8.72	311

Gross investment income before investment expenses	5.14	7,848	6.61	4,229	5.56	12,077
Investment expenses	(0.15)	(515)	(0.24)	(549)	(0.18)	(1,064)

Investment income after investment expenses	4.99%	7,333	6.37%	3,680	5.38%	11,013

Investment results of other entities and operations(2)		307		—		307

Total investment income		$7,640		$3,680		$11,320

(1)	Yields are based on quarterly average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.
(2)	Includes investment income of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations.

The net investment income yield on our general account investments after investment expenses, excluding realized investment gains (losses), was 5.43% and 5.38% for the years ended December 31, 2007 and 2006, respectively. The net investment income yield attributable to the Financial Services Businesses was 5.06% for the year ended December 31, 2007, compared to 4.99% for the year ended December 31, 2006. See below for a discussion of the change in the Financial Services Businesses’ yields.

The net investment income yield attributable to the Closed Block Business was 6.41% for the year ended December 31, 2007, compared to 6.37% for the year ended December 31, 2006. The increase was primarily due to higher income from investments in joint ventures and limited partnerships, driven by net appreciation of underlying assets and gains from the sale of underlying assets partially offset by lower mortgage loan prepayment income.

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of the Financial Services Business general account, excluding the Japanese operations’ portion of the general account which is presented separately below, for the periods indicated.

	Year ended December 31, 2007		Year ended December 31, 2006
	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	6.47%	$4,642	6.33%	$4,360
Trading account assets supporting insurance liabilities	5.42	697	5.04	641
Equity securities	7.51	139	7.56	128
Commercial loans	6.49	959	6.58	889
Policy loans	5.76	148	5.66	122
Short-term investments and cash equivalents	4.68	346	5.65	322
Other investments	1.55	31	5.82	106

Gross investment income before investment expenses	6.17	6,962	6.17	6,568
Investment expenses	(0.13)	(425)	(0.14)	(419)

Investment income after investment expenses	6.04%	6,537	6.03%	6,149

Investment results of other entities and operations(2)		352		307

Total investment income		$6,889		$6,456

(1)	Yields are based on quarterly average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.
(2)	Includes investment income of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations.

The net investment income yield attributable to the non-Japanese operations’ portion of the Financial Services Businesses portfolio was 6.04% for the year ended December 31, 2007, compared to 6.03% for the year ended December 31, 2006. The increase was primarily due to an increase in fixed maturity yields as a result of reinvestment of proceeds from sales and maturities of fixed maturities at higher available interest rates, which occurred primarily in the first half of 2006, as discussed above under “—Realized Investment Gains”, and the impact of higher rates on floating rate investments.

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of our Japanese operations’ general account for the periods indicated.

	Year ended December 31, 2007		Year ended December 31, 2006
	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	2.72%	$1,058	2.54%	$955
Trading account assets supporting insurance liabilities	1.67	19	1.01	11
Equity securities	2.74	59	2.92	54
Commercial loans	4.45	122	3.81	93
Policy loans	3.91	40	3.66	36
Short-term investments and cash equivalents	3.96	32	3.56	20
Other investments	11.95	105	12.43	111

Gross investment income before investment expenses	3.01	1,435	2.82	1,280
Investment expenses	(0.18)	(96)	(0.18)	(96)

Total investment income	2.83%	$1,339	2.64%	$1,184

(1)	Yields are based on quarterly average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.

The net investment income yield attributable to the Japanese insurance operations’ portfolios was 2.83% for the year ended December 31, 2007, compared to 2.64% for the year ended December 31, 2006. The increase in yield on the Japanese insurance portfolio is primarily attributable to an increase in unhedged U.S. dollar investments, the lengthening of the duration of the investment portfolio, and an increase in credit exposure. The U.S. dollar denominated fixed maturities that are not hedged to yen through third party derivative contracts provide a yield that is substantially higher than the yield on comparable Japanese fixed maturities. The average value of U.S. dollar denominated fixed maturities that are not hedged to yen through third party derivative contracts for the years ended December 31, 2007 and 2006 was approximately $7.6 billion and $6.3 billion, respectively, based on amortized cost. For additional information regarding U.S. dollar investments held in our Japanese insurance operations see, “—Results of Operations for Financial Services Businesses by Segment—International Insurance and Investments Division.”

Fixed Maturity Securities

Investment Mix

Our fixed maturity securities portfolio consists of publicly traded and privately placed debt securities across an array of industry categories. The fixed maturity securities relating to our international insurance operations are primarily comprised of foreign government securities.

We manage our public portfolio to a risk profile directed or overseen by the Asset Liability Management and Risk Management groups and, in the case of our international insurance portfolios, to a profile that also reflects the local market environment. The investment objectives for fixed maturity securities are consistent with those described above. The total return that we earn on the portfolio will be reflected both as investment income and also as realized gains or losses on investments.

We use our private placement and asset-backed portfolios to enhance the diversification and yield of our overall fixed maturity portfolio. Within our domestic portfolios, we maintain a private fixed income portfolio that is larger than the industry average as a percentage of total fixed income holdings. Over the last several years, our investment staff has directly originated more than half of our annual private placement originations. Our origination capability offers the opportunity to lead transactions and gives us the opportunity for better terms, including covenants and call protection, and to take advantage of innovative deal structures.

Investments in fixed maturity securities attributable to the Financial Services Businesses were $113.5 billion at amortized cost with an estimated fair value of $114.8 billion as of December 31, 2007 compared to $111.9 billion at amortized cost with an estimated fair value of $114.6 billion as of December 31, 2006. Investments in fixed maturity securities attributable to the Closed Block Business were $48.7 billion at amortized cost with an estimated fair value of $49.4 billion as of December 31, 2007 compared to $49.5 billion at amortized cost with an estimated fair value of $50.8 billion as of December 31, 2006.

Fixed Maturity Securities by Contractual Maturity Date

The following tables set forth the breakdown of the amortized cost of our fixed maturity securities portfolio in total by contractual maturity as of December 31, 2007.

	December 31, 2007
	Financial Services Businesses		Closed Block Business
	Amortized Cost	% of Total	Amortized Cost	% of Total
	($ in millions)
Maturing in 2008	$4,983	4.4%	$2,783	5.7%
Maturing in 2009	4,296	3.8	1,903	3.9
Maturing in 2010	4,938	4.4	1,903	3.9
Maturing in 2011	6,242	5.5	2,088	4.3
Maturing in 2012	6,295	5.6	2,171	4.4
Maturing in 2013	5,034	4.4	2,487	5.1
Maturing in 2014	7,146	6.3	2,172	4.5
Maturing in 2015	5,609	4.9	1,809	3.7
Maturing in 2016	5,360	4.7	1,252	2.6
Maturing in 2017 and beyond	63,583	56.0	30,164	61.9

Total Fixed Maturities	$113,486	100.0%	$48,732	100.0%

Fixed Maturity Securities and Unrealized Gains and Losses by Industry Category

The following table sets forth the composition of the portion of our fixed maturity securities portfolio by industry category attributable to the Financial Services Businesses as of the dates indicated and the associated gross unrealized gains and losses.

	December 31, 2007				December 31, 2006
Industry(1)	Amortized Cost	Gross Unrealized Gains(2)	Gross Unrealized Losses(2)	Fair Value	Amortized Cost	Gross Unrealized Gains(2)	Gross Unrealized Losses(2)	Fair Value
	(in millions)
Corporate Securities:
Manufacturing	$14,754	$523	$248	$15,029	$14,126	$577	$138	$14,565
Finance	11,009	141	247	10,903	12,425	267	68	12,624
Utilities	10,170	408	191	10,387	9,313	454	74	9,693
Services	8,238	237	191	8,284	7,397	297	71	7,623
Energy	4,009	157	69	4,097	3,550	189	45	3,694
Transportation	2,872	112	38	2,946	2,483	128	20	2,591
Retail and Wholesale	2,722	64	50	2,736	2,605	78	20	2,663
Other	742	11	20	733	549	11	16	544

Total Corporate Securities	54,516	1,653	1,054	55,115	52,448	2,001	452	53,997
Foreign Government	27,606	904	98	28,412	25,164	685	70	25,779
Asset-Backed Securities	13,833	123	747	13,209	16,073	156	29	16,200
Residential Mortgage Backed(3)	7,782	104	46	7,840	8,523	77	53	8,547
Commercial Mortgage Backed(4)	6,581	102	25	6,658	6,909	57	34	6,932
U.S. Government	3,168	416	—	3,584	2,812	324	14	3,122

Total (5)	$113,486	$3,302	$1,970	$114,818	$111,929	$3,300	$652	$114,577

(1)	Investment data has been classified based on Lehman industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.
(2)	Includes $36 million of gross unrealized gains and $41 million of gross unrealized losses as of December 31, 2007, compared to $24 million of gross unrealized gains and $53 million of gross unrealized losses as of December 31, 2006 on securities classified as held to maturity, which are not reflected in other comprehensive income.
(3)	Excluded from the above are available for sale residential mortgage-backed securities held outside the general account in other entities and operations with amortized cost of $603 million and fair value of $608 million, all of which have credit ratings of AAA.
(4)	Commercial Mortgage Backed securities were previously presented primarily within Corporate Securities – Finance.
(5)	The table above excludes fixed maturity securities classified as trading. See “—trading account assets supporting insurance liabilities” for additional information.

As a percentage of amortized cost, fixed maturity investments attributable to the Financial Services Businesses as of December 31, 2007, consist primarily of 24% foreign government securities, 13% manufacturing sector, 12% asset-backed securities and 10% finance sector, compared to 22% foreign government securities, 14% asset-backed securities, 13% manufacturing sector and 11% finance sector as of December 31, 2006. As of December 31, 2007, 96% of the residential mortgage-backed securities in the Financial Services Businesses were publicly traded agency pass-through securities, which are supported by implicit or explicit government guarantees and have credit ratings of AA or AAA. Collateralized mortgage obligations, including approximately $61 million secured by “ALT-A” mortgages, represented the remaining 4% of residential mortgage-backed securities (and less than 1% of total fixed maturities in the Financial Services Businesses), and all have credit ratings of A or above.

As of December 31, 2007, included within asset-backed securities attributable to the Financial Services Businesses on an amortized cost basis is approximately $7.8 billion ($7.1 billion fair value) of securities collateralized by sub-prime mortgages, $1.8 billion ($1.9 billion fair value) of externally managed investments in the European market, $1.2 billion ($1.2 billion fair value) of securities collateralized by auto loans, $0.9 billion ($0.9 billion fair value) of securities collateralized by credit card receivables, and $2.1 billion ($2.1 billion fair value) of other asset-backed securities.

The $1.8 billion of externally managed investments in European markets, included above in asset-backed securities of the Financial Services Businesses, reflects our investment in medium term notes that are collateralized by portfolios of assets primarily consisting of European fixed income securities and derivatives, including corporate bonds and asset-backed securities. Our investment in these notes further diversifies our credit risk. None of the underlying investments are securities collateralized by U.S. sub-prime mortgages, and 90% of the underlying investments are rated investment grade. The notes have a stated coupon and provide a return based on the return of the underlying securities. The notes are accounted for as available for sale fixed maturity securities with embedded derivatives (total return swaps). Changes in the value of the notes are reported in Stockholders’ Equity under the heading “Accumulated Other Comprehensive Income.” Changes in the market value of the embedded total return swaps are included in current period earnings in “Realized investment gains (losses), net.” As discussed further in Note 20 to the Consolidated Financial Statements, any changes in market value of the embedded total return swaps are excluded from adjusted operating income.

While there is no market standard definition, we define sub-prime mortgages as residential mortgages that are originated to weaker quality obligors as indicated by weaker credit scores, as well as mortgages with higher loan to value ratios, or limited documentation. The slowing U.S. housing market, rising interest rates, and relaxed underwriting standards for some originators of sub-prime mortgages have recently led to higher delinquency rates, particularly for those mortgages issued in 2006 and 2007. The following tables set forth the amortized cost and fair value of our asset-backed securities attributable to the Financial Services Businesses as of December 31, 2007 by credit quality, and for asset-backed securities collateralized by sub-prime mortgages, by year of issuance (vintage).

	Amortized Cost as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Amortized Cost
	(in millions)
Collateralized by sub-prime mortgages:
Enhanced short-term portfolio(1)
2007	$737	$—	$—	$—	$—	$737
2006	2,622	—	—	—	—	2,622
2005	142	—	—	—	—	142
2004	—	—	—	—	—	—
2003 & Prior	—	—	—	—	—	—

Total enhanced short-term portfolio	3,501	—	—	—	—	3,501
All other portfolios
2007	412	8	—	—	—	420
2006	1,413	367	26	5	—	1,811
2005	76	472	122	7	—	677
2004	50	400	309	4	—	763
2003 & Prior	63	242	230	86	19	640

Total all other portfolios	2,014	1,489	687	102	19	4,311

Total collateralized by sub-prime mortgages(2)	5,515	1,489	687	102	19	7,812
Other asset-backed securities(3)	2,540	289	1,597	1,362	233	6,021

Total asset-backed securities(4)	$8,055	$1,778	$2,284	$1,464	$252	$13,833

	Fair Value as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Fair Value
	(in millions)
Collateralized by sub-prime mortgages:
Enhanced short-term portfolio(1)
2007	$692	$—	$—	$—	$—	$692
2006	2,532	—	—	—	—	2,532
2005	140	—	—	—	—	140
2004	—	—	—	—	—	—
2003 & Prior	—	—	—	—	—	—

Total enhanced short-term portfolio	3,364	—	—	—	—	3,364
All other portfolios
2007	335	6	—	—	—	341
2006	1,258	256	21	4	—	1,539
2005	74	426	97	7	—	604
2004	49	375	284	3	—	711
2003 & Prior	61	225	206	69	15	576

Total all other portfolios	1,777	1,288	608	83	15	3,771

Total collateralized by sub-prime mortgages	5,141	1,288	608	83	15	7,135
Other asset-backed securities(3)	2,567	292	1,621	1,347	247	6,074

Total asset-backed securities(4)	$7,708	$1,580	$2.229	$1,430	$262	$13,209

(1)	Our enhanced short-term portfolio is used primarily to invest cash proceeds of securities lending and repurchase activities, and cash generated from certain trading and operating activities. The investment policy statement of this portfolio requires that securities purchased for this portfolio have a remaining expected average life of 2 years or less when acquired.
(2)	Included within the $5.5 billion of asset-backed securities collateralized by sub-prime mortgages with AAA credit ratings are $1.6 billion of securities supported by guarantees from monoline bond insurers, of which $1.4 billion are collateralized by second-lien exposures. See “—Fixed Maturity Securities Credit Quality” for additional information regarding guarantees from monoline bond insurers.
(3)	Includes collateralized debt obligations with amortized cost of $220 million and fair value of $214 million, with less than 2% secured by sub-prime mortgages.
(4)

Excluded from the table above, on an amortized cost basis, is $279 million ($281 million fair value) of available for sale asset-backed securities held outside the general account in other entities and operations. Based on amortized cost, 73% have credit ratings of AAA, and the remaining 27% have BBB or below credit ratings. Included within these asset-backed securities are securities collateralized by sub-prime mortgages with amortized cost and fair value of $11 million, all of which have AAA credit ratings, with $10 million in the 2006 vintage and $1 million in the 2003 vintage. Also included are collateralized debt obligations with amortized cost of $79 million and fair value of $81 million, with none secured by sub-prime mortgages. Also excluded from the table above are asset-backed securities classified as trading and carried at fair value. See “—trading account assets supporting insurance liabilities” for information regarding $1.2 billion of such securities. An additional $37 million are classified as other trading, 40% of which have credit ratings of AAA and the remaining 60% have BBB or below credit ratings.

The tables above provide ratings as assigned by nationally recognized rating agencies as of December 31, 2007. In making our investment decisions we assign internal ratings to our asset-backed securities based upon our dedicated asset-backed securities unit’s independent evaluation of the underlying collateral and securitization structure, including any guarantees from monoline bond insurers. See “—Fixed Maturity Securities Credit Quality” for additional information regarding guarantees from monoline bond insurers.

While delinquency rates on commercial mortgages have been stable in recent years, we recognized several market factors that influenced our investment decisions on commercial mortgage-backed securities issued in 2006 and 2007, including less stringent loan underwriting, higher levels of leverage, and rapid real estate price appreciation. The following tables set forth the amortized cost and fair value of our commercial mortgage backed securities attributable to the Financial Services Businesses as of December 31, 2007 by credit quality and by year of issuance (vintage).

	Amortized Cost as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Amortized Cost
	(in millions)
2007	$576	$—	$3	$64	$70	$713
2006	2,506	8	—	9	23	2,546
2005	1,425	—	—	48	36	1,509
2004	417	—	—	6	—	423
2003 & Prior	1,121	141	63	56	9	1,390

Total commercial mortgage backed securities(1)	$6,045	$149	$66	$183	$138	$6,581

	Fair Value as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Fair Value
	(in millions)
2007	$590	$—	$3	$64	$70	$727
2006	2,549	8	—	9	22	2,588
2005	1,434	—	—	48	35	1,517
2004	415	—	—	6	—	421
2003 & Prior	1,132	143	64	57	9	1,405

Total commercial mortgage backed securities(1)	$6,120	$151	$67	$184	$136	$6,658

(1)	Excluded from the table above are available for sale commercial mortgage-backed securities held outside the general account in other entities and operations with amortized cost and fair value of $10 million, 50% of which have credit ratings of AAA and the remaining 50% of which have credit ratings of BB. Also excluded from the table above are commercial mortgage-backed securities classified as trading and carried at fair value. See “—trading account assets supporting insurance liabilities” for information regarding $2.6 billion of such securities. An additional $794 million are classified as other trading, of which 89% have AAA credit ratings, 3% have AA credit ratings, 6% have A credit ratings, and the remaining 2% have BBB or below credit ratings.

The gross unrealized losses related to our fixed maturity portfolio attributable to the Financial Services Businesses were $2.0 billion as of December 31, 2007, compared to $0.7 billion as of December 31, 2006. The gross unrealized losses as of December 31, 2007 were concentrated primarily in asset-backed securities and the finance and manufacturing sectors of our corporate securities. The gross unrealized losses as of December 31,

2006 were concentrated primarily in the manufacturing, utilities, services, and foreign government sectors. Gross unrealized losses related to our asset-backed securities collateralized by sub-prime mortgages attributable to the Financial Services Businesses were $0.7 billion as of December 31, 2007. For additional information regarding sales and other-than-temporary impairments of asset-backed securities collateralized by sub-prime mortgages see “—Realized Investment Gains” above.

The following table sets forth the composition of the portion of our fixed maturity securities portfolio by industry category attributable to the Closed Block Business as of the dates indicated and the associated gross unrealized gains and losses.

	December 31, 2007				December 31, 2006
Industry(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Corporate Securities:
Manufacturing	$8,455	$346	$91	$8,710	$8,358	$349	$80	$8,627
Utilities	5,338	280	73	5,545	5,753	323	66	6,010
Services	4,566	184	77	4,673	4,765	219	41	4,943
Finance	3,997	53	71	3,979	4,912	102	13	5,001
Energy	2,103	99	13	2,189	2,104	120	14	2,210
Retail and Wholesale	1,631	59	19	1,671	1,691	71	11	1,751
Transportation	1,274	65	21	1,318	1,061	66	12	1,115

Total Corporate Securities	27,364	1,086	365	28,085	28,644	1,250	237	29,657
Asset-Backed Securities	8,091	14	478	7,627	8,171	23	15	8,179
Residential Mortgage Backed	5,163	61	18	5,206	3,362	14	35	3,341
Commercial Mortgage Backed(2)	4,265	46	21	4,290	4,018	33	33	4,018
U.S. Government	3,353	309	1	3,661	4,376	242	38	4,580
Foreign Government	496	53	4	545	895	105	2	998

Total	$48,732	$1,569	$887	$49,414	$49,466	$1,667	$360	$50,773

(1)	Investment data has been classified based on Lehman industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.
(2)	Commercial Mortgage Backed securities were previously presented within Corporate Securities—Finance.

As a percentage of amortized cost, fixed maturity investments attributable to the Closed Block Business as of December 31, 2007 consist primarily of 17% asset-backed securities, 17% manufacturing sector, 11% utilities sector, 11% residential mortgage-backed securities, 9% services sector and 9% commercial mortgage backed securities compared to 17% asset-backed securities, 17% manufacturing sector, 12% utilities sector, 10% services sector, 10% finance sector and 7% residential mortgage-backed securities, as of December 31, 2006. As of December 31, 2007, 86% of the residential mortgage-backed securities in the Closed Block Business were publicly traded agency pass-through securities, which are supported by implicit or explicit government guarantees and have credit ratings of AA or AAA. Collateralized mortgage obligations, including approximately $137 million secured by "ALT-A" mortgages, represented the remaining 14% of residential mortgage-backed securities (and less than 2% of total fixed maturities in the Closed Block Business), and all have credit ratings of A or above.

As of December 31, 2007, included within asset-backed securities attributable to the Closed Block Business on an amortized cost basis is approximately $6.3 billion ($5.9 billion fair value) of securities collateralized by sub-prime mortgages, $0.5 billion ($0.5 billion fair value) of securities collateralized by credit card receivables, $0.4 billion ($0.4 billion fair value) of securities collateralized by auto loans, $0.3 billion ($0.3 billion fair value) of externally managed investments in the European market, $0.2 billion ($0.2 billion fair value) of securities collateralized by education loans, and $0.4 billion ($0.3 billion fair value) of other asset-backed securities.

The $0.3 billion of externally managed investments in European markets, included in asset-backed securities of the Closed Block Business, reflects our investment in medium term notes that are collateralized by portfolios of assets primarily consisting of European fixed income securities and derivatives, including corporate bonds and asset-backed securities. Our investment in these notes further diversifies our credit risk. None of the underlying investments are securities collateralized by U.S. sub-prime mortgages, and 90% of the underlying investments are rated investment grade. The notes have a stated coupon and provide a return based on the return of the underlying securities. The notes are accounted for as available for sale fixed maturity securities with embedded derivatives (total return swaps). Changes in the value of the notes are reported in Stockholders’ Equity under the heading “Accumulated Other Comprehensive Income.” Changes in the market value of the embedded total return swaps are included in current period earnings in “Realized investment gains (losses), net.”

See above for a description of asset-backed securities collateralized by sub-prime mortgages. The following tables set forth the amortized cost and fair value of our asset-backed securities attributable to the Closed Block Business as of December 31, 2007 by credit quality, and for asset-backed securities collateralized by sub-prime mortgages, by year of issuance (vintage).

	Amortized Cost as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Amortized Cost
	(in millions)
Collateralized by sub-prime mortgages:
Enhanced short-term portfolio(1)
2007	$768	$—	$—	$—	$—	$768
2006	2,735	—	—	—	—	2,735
2005	148	—	—	—	—	148
2004	—	—	—	—	—	—
2003 & Prior	—	—	—	—	—	—

Total enhanced short-term portfolio	3,651	—	—	—	—	3,651
All other portfolios
2007	201	10	—	—	—	211
2006	1,052	22	—	—	—	1,074
2005	31	420	5	—	—	456
2004	10	307	53	—	—	370
2003 & Prior	56	365	124	16	7	568

Total all other portfolios	1,350	1,124	182	16	7	2,679

Total collateralized by sub-prime mortgages(2)	5,001	1,124	182	16	7	6,330
Other asset-backed securities(3)	775	53	394	504	35	1,761

Total asset-backed securities	$5,776	$1,177	$576	$520	$42	$8,091

	Fair Value as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Fair Value
	(in millions)
Collateralized by sub-prime mortgages:
Enhanced short-term portfolio(1)
2007	$721	$—	$—	$—	$—	$721
2006	2,640	—	—	—	—	2,640
2005	147	—	—	—	—	147
2004	—	—	—	—	—	—
2003 & Prior	—	—	—	—	—	—

Total enhanced short-term portfolio	3,508	—	—	—	—	3,508
All other portfolios
2007	167	8	—	—	—	175
2006	907	19	—	—	—	926
2005	29	379	4	—	—	412
2004	9	286	49	—	—	344
2003 & Prior	55	339	105	13	6	518

Total all other portfolios	1,167	1,031	158	13	6	2,375

Total collateralized by sub-prime mortgages	4,675	1,031	158	13	6	5,883
Other asset-backed securities(3)	778	52	396	480	38	1,744

Total asset-backed securities	$5,453	$1,083	$554	$493	$44	$7,627

(1)	Our enhanced short-term portfolio is used primarily to invest cash proceeds of securities lending and repurchase activities, and cash generated from certain trading and operating activities. The investment policy statement of this portfolio requires that securities purchased for this portfolio have a remaining expected average life of 2 years or less when acquired.
(2)	Included within the $5.0 billion of asset-backed securities collateralized by sub-prime mortgages with AAA credit ratings are $1.1 billion of securities supported by guarantees from monoline bond insurers, of which $0.9 billion are collateralized by second-lien exposures. See “—Fixed Maturity Securities Credit Quality” for additional information regarding guarantees from monoline bond insurers.
(3)	Includes collateralized debt obligations with amortized cost of $27 million and fair value of $31 million, with none secured by sub-prime mortgages.

The tables above provide ratings as assigned by nationally recognized rating agencies as of December 31, 2007. In making our investment decisions we assign internal ratings to our asset-backed securities based upon our dedicated asset-backed securities unit’s independent evaluation of the underlying collateral and securitization structure, including any guarantees from monoline bond insurers. See “—Fixed Maturity Securities Credit Quality” for additional information regarding guarantees from monoline bond insurers.

While delinquency rates on commercial mortgages have been stable in recent years, we recognized several market factors that influenced our investment decisions on commercial mortgage-backed securities issued in 2006 and 2007, including less stringent loan underwriting, higher levels of leverage, and rapid real estate price appreciation. The following tables set forth the amortized cost and fair value of our commercial mortgage backed securities attributable to the Closed Block Business as of December 31, 2007 by credit quality and by year of issuance (vintage).

	Amortized Cost as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Amortized Cost
	(in millions)
2007	$258	$—	$19	$—	$—	$277
2006	1,207	—	—	—	—	1,207
2005	1,375	—	—	—	—	1,375
2004	397	—	—	—	—	397
2003 & Prior	891	45	47	26	—	1,009

Total commercial mortgage backed securities	$4,128	$45	$66	$26	$—	$4,265

	Fair Value as of December 31, 2007
	Lowest Rating Agency Rating
Vintage	AAA	AA	A	BBB	BB and below	Total Fair Value
	(in millions)
2007	$263	$—	$16	$—	$—	$279
2006	1,221	—	—	—	—	1,221
2005	1,375	—	—	—	—	1,375
2004	392	—	—	—	—	392
2003 & Prior	905	45	47	26	—	1,023

Total commercial mortgage backed securities	$4,156	$45	$63	$26	$—	$4,290

The gross unrealized losses related to our fixed maturity portfolio attributable to the Closed Block Business were $0.9 billion as of December 31, 2007 compared to $0.4 billion as of December 31, 2006. The gross unrealized losses as of December 31, 2007 were concentrated primarily in asset-backed securities and the manufacturing, and services sectors of our corporate securities. The gross unrealized losses as of December 31, 2006 were concentrated primarily in the manufacturing, utilities, and services sectors. Gross unrealized losses related to our asset-backed securities collateralized by sub-prime mortgages attributable to the Closed Block Business were $0.4 billion as of December 31, 2007. For additional information regarding sales and other-than-temporary impairments of asset-backed securities collateralized by sub-prime mortgages see “—Realized Investment Gains” above.

Fixed Maturity Securities Credit Quality

The Securities Valuation Office, or SVO, of the National Association of Insurance Commissioners, or NAIC, evaluates the investments of insurers for regulatory reporting purposes and assigns fixed maturity securities to one of six categories called “NAIC Designations.” NAIC designations of “1” or “2” include fixed maturities considered investment grade, which include securities rated Baa3 or higher by Moody’s or BBB- or higher by Standard & Poor’s. NAIC Designations of “3” through “6” are referred to as below investment grade, which include securities rated Ba1 or lower by Moody’s and BB+ or lower by Standard & Poor’s. As a result of time lags between the funding of investments, the finalization of legal documents and the completion of the SVO filing process, the fixed maturity portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

Investments of our international insurance companies are not subject to NAIC guidelines. Investments of our Japanese insurance operations are regulated locally by the Financial Services Agency, an agency of the Japanese government. The Financial Services Agency has its own investment quality criteria and risk control standards. Our Japanese insurance companies comply with the Financial Services Agency’s credit quality review and risk monitoring guidelines. The credit quality ratings of the non-U.S. dollar denominated investments of our Japanese insurance companies are based on ratings assigned by Moody’s, Standard & Poor’s, or rating equivalents based on ratings assigned by Japanese credit ratings agencies.

Certain of the Company’s fixed maturity investments are supported by guarantees from monoline bond insurers. As of December 31, 2007, on an amortized cost basis, $2.7 billion ($2.6 billion fair value), or 2%, of general account available for sale fixed maturity investments attributable to the Financial Services Businesses were supported by guarantees from monoline bond insurers. All of these investments had AAA credit ratings as of December 31, 2007, reflecting the credit quality of the monoline bond insurers. Management estimates, taking into account the structure and credit quality of the underlying investments and giving no effect to the support of these securities by guarantees from monoline bond insurers, that 73% of the $2.7 billion total (based upon amortized cost) would have investment grade credit ratings. Based on amortized cost, $1.6 billion of the $2.7 billion of securities supported by bond insurance were asset-backed securities collateralized by sub-prime mortgages, $0.6 billion were other asset-backed securities and $0.5 billion were municipal bonds, which are included within the U.S. Government line of the fixed maturity securities composition table above. Management estimates that 63% of the asset-backed securities collateralized by sub-prime mortgages, 79% of the other asset-backed securities, and virtually all of the municipal bonds would have investment grade credit ratings giving no effect to the support of these securities by guarantees from monoline bond insurers. As of December 31, 2007, the bond insurance is provided by five insurance companies, with no company representing more than 29% of the overall amortized cost of the securities supported by bond insurance attributable to the Financial Services Businesses.

As of December 31, 2007, on an amortized cost basis, $1.4 billion ($1.3 billion fair value), or 3%, of fixed maturity investments attributable to the Closed Block Business were supported by guarantees from monoline bond insurers. All of these investments had AAA credit ratings as of December 31, 2007, reflecting the credit quality of the monoline bond insurer. Management estimates, taking into account the structure and credit quality of the underlying investments and giving no effect to the support of these securities by guarantees from monoline bond insurers, that 81% of the $1.4 billion total (based upon amortized cost) would have investment grade credit ratings. Based on amortized cost, $1.1 billion of the $1.4 billion of securities supported by bond insurance were asset-backed securities collateralized by sub-prime mortgages, $0.2 billion were other asset-backed securities, and $0.1 billion were municipal bonds, which are included within the U.S. Government line of the fixed maturity securities composition table above. Management estimates that 78% of the asset-backed securities collateralized by sub-prime mortgages, 85% of the other asset-backed securities, and all of the municipal bonds would have investment grade credit ratings giving no effect to the support of these securities by guarantees from monoline bond insurers. As of December 31, 2007, the bond insurance is provided by five insurance companies, with no company representing more than 35% of the overall amortized cost of the securities supported by bond insurance attributable to the Closed Block Business.

The amortized cost of our public and private below investment grade fixed maturities attributable to the Financial Services Businesses totaled $7.5 billion, or 7%, of the total fixed maturities as of December 31, 2007 and $7.1 billion, or 6%, of the total fixed maturities as of December 31, 2006. Below investment grade fixed maturities represented 12% and 11% of the gross unrealized losses attributable to the Financial Services Businesses as of December 31, 2007 and December 31, 2006, respectively.

The amortized cost of our public and private below investment grade fixed maturities attributable to the Closed Block Business totaled $5.7 billion, or 12%, of the total fixed maturities as of December 31, 2007 and $6.2 billion, or 13%, of the total fixed maturities as of December 31, 2006. Below investment grade fixed maturities represented 18% of the gross unrealized losses attributable to the Closed Block Business as of December 31, 2007, compared to 16% of gross unrealized losses as of December 31, 2006.

Public Fixed Maturities—Credit Quality

The following table sets forth our public fixed maturity portfolios by NAIC rating attributable to the Financial Services Businesses as of the dates indicated.

(1) (2)		December 31, 2007				December 31, 2006
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$74,678	$2,036	$1,184	$75,530	$75,796	$1,787	$322	$77,261
2	Baa	13,573	490	351	13,712	13,328	580	137	13,771

	Subtotal Investment Grade	88,251	2,526	1,535	89,242	89,124	2,367	459	91,032

3	Ba	2,830	68	102	2,796	2,692	109	22	2,779
4	B	1,681	38	82	1,637	1,746	93	23	1,816
5	C and lower	115	5	6	114	115	8	2	121
6	In or near default	34	5	1	38	48	7	1	54

	Subtotal Below Investment Grade	4,660	116	191	4,585	4,601	217	48	4,770

	Total Public Fixed Maturities	$92,911	$2,642	$1,726	$93,827	$93,725	$2,584	$507	$95,802

(1)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(2)	Includes, as of December 31, 2007 and December 31, 2006, respectively, 14 securities with amortized cost of $49 million (fair value, $46 million) and 10 securities with amortized cost of $50 million (fair value, $51 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.
(3)	Includes $25 million of gross unrealized gains and $39 million gross unrealized losses as of December 31, 2007, compared to $22 million of gross unrealized gains and $47 million of gross unrealized losses as of December 31, 2006 on securities classified as held to maturity that are not reflected in other comprehensive income.

The following table sets forth our public fixed maturity portfolios by NAIC rating attributable to the Closed Block Business as of the dates indicated.

(1)		December 31, 2007				December 31, 2006
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
1	Aaa, Aa, A	$27,437	$618	$578	$27,477	$27,181	$582	$161	$27,602
2	Baa	5,915	199	101	6,013	6,332	264	69	6,527

	Subtotal Investment Grade	33,352	817	679	33,490	33,513	846	230	34,129

3	Ba	1,992	46	61	1,977	2,367	103	17	2,453
4	B	1,588	23	58	1,553	2,003	63	20	2,046
5	C and lower	131	5	8	128	105	3	3	105
6	In or near default	19	1	—	20	17	3	1	19

	Subtotal Below Investment Grade	3,730	75	127	3,678	4,492	172	41	4,623

	Total Public Fixed Maturities	$37,082	$892	$806	$37,168	$38,005	$1,018	$271	$38,752

(1)	Includes, as of December 31, 2007 and December 31, 2006, respectively, 14 securities with amortized cost of $45 million (fair value, $47 million) and 6 securities with amortized cost of $19 million (fair value, $19 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.

Private Fixed Maturities—Credit Quality

The following table sets forth our private fixed maturity portfolios by NAIC rating attributable to the Financial Services Businesses as of the dates indicated.

(1) (2)		December 31, 2007				December 31, 2006
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$7,139	$230	$84	$7,285	$6,214	$248	$49	$6,413
2	Baa	10,595	344	118	10,821	9,463	377	73	9,767

	Subtotal Investment Grade	17,734	574	202	18,106	15,677	625	122	16,180

3	Ba	1,637	49	26	1,660	1,422	50	11	1,461
4	B	738	6	12	732	645	12	7	650
5	C and lower	319	8	4	323	321	18	4	335
6	In or near default	147	23	—	170	139	11	1	149

	Subtotal Below Investment Grade	2,841	86	42	2,885	2,527	91	23	2,595

	Total Private Fixed Maturities	$20,575	$660	$244	$20,991	$18,204	$716	$145	$18,775

(1)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(2)	Includes, as of December 31, 2007 and December 31, 2006, respectively, 182 securities with amortized cost of $2,257 million (fair value, $2,273 million) and 221 securities with amortized cost of $3,465 million (fair value, $3,537 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.
(3)	Includes $11 million of gross unrealized gains and $2 million of gross unrealized losses as of December 31, 2007, compared to $2 million of gross unrealized gains and $6 million of gross unrealized losses as of December 31, 2006 on securities classified as held to maturity that are not reflected in other comprehensive income.

The following table sets forth our private fixed maturity portfolios by NAIC rating attributable to the Closed Block Business as of the dates indicated.

(1)		December 31, 2007				December 31, 2006
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
1	Aaa, Aa, A	$3,197	$219	$23	$3,393	$3,098	$180	$26	$3,252
2	Baa	6,495	363	28	6,830	6,620	355	47	6,928

	Subtotal Investment Grade	9,692	582	51	10,223	9,718	535	73	10,180

3	Ba	1,246	63	21	1,288	1,173	75	7	1,241
4	B	442	6	5	443	413	18	7	424
5	C and lower	214	8	4	218	131	14	2	143
6	In or near default	56	18	—	74	26	7	—	33

	Subtotal Below Investment Grade	1,958	95	30	2,023	1,743	114	16	1,841

	Total Private Fixed Maturities	$11,650	$677	$81	$12,246	$11,461	$649	$89	$12,021

(1)	Includes, as of December 30, 2007 and December 31, 2006, respectively, 106 securities with amortized cost of $1,578 million (fair value, $1,582 million) and 119 securities with amortized cost of $1,386 million (fair value, $1,421 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.

Credit Derivative Exposure to Public Fixed Maturities

In addition to the credit exposure from public fixed maturities noted above, we sell credit derivatives to enhance the return on our investment portfolio by creating credit exposure similar to an investment in public fixed maturity cash instruments.

In a credit derivative we sell credit protection on an identified name, or a basket of names in a first to default structure, and in return receive a quarterly premium. With single name credit default derivatives, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. With first-to-default baskets, because of the additional credit risk inherent in a basket of named credits, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement, then we are obligated to pay the counterparty the referenced amount of the contract and receive in return the referenced defaulted security or similar security. Subsequent defaults on the remaining names within such instruments require no further payment to counterparties.

The majority of referenced names in the credit derivatives where we have sold credit protection, as well as all the counterparties to these agreements, are investment grade credit quality and our credit derivatives generally have maturities of five years or less. As of December 31, 2007 and December 31, 2006, we had $1.5 billion and $1.6 billion, respectively, in outstanding notional amounts of credit derivative contracts where we have sold credit protection. The Financial Services Businesses had $1.1 billion and $1.2 billion of outstanding notional amounts as of December 31, 2007 and December 31, 2006, respectively. The Closed Block Business had $328 million and $378 million of outstanding notional amounts, as of December 31, 2007 and December 31, 2006, respectively. Credit derivative contracts are recorded at fair value with changes in fair value, including the premium received, recorded in “Realized investment gains (losses), net.” The premium received for the credit derivatives we sell attributable to the Financial Services Businesses was $12 million for both the years ended December 31, 2007 and 2006, and is included in adjusted operating income as an adjustment to “Realized investment gains (losses), net” over the life of the derivative.

The following table sets forth our exposure where we have sold credit protection through credit derivatives in the Financial Services Businesses by NAIC rating of the underlying credits as of the dates indicated.

(1)		December 31, 2007		December 31, 2006
NAIC Designation	Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value
		(in millions)
1	Aaa, Aa, A	$392	$(4)	$952	$12
2	Baa	672	(65)	162	2

	Subtotal Investment Grade	1,064	(69)	1,114	14

3	Ba	20	(1)	20	—
4	B	38	(3)	38	—
5	C and lower	20	(2)	—	—
6	In or near default	—	—	—	—

	Subtotal Below Investment Grade	78	(6)	58	—

	Total	$1,142	$(75)	$1,172	$14

(1)	First-to-default credit swap baskets, which may include credits of varying qualities, are grouped above based on the lowest credit in the basket. However, such basket swaps may entail greater credit risk than the rating level of the lowest credit.

The following table sets forth our exposure where we have sold credit protection through credit derivatives in the Closed Block Business portfolios by NAIC rating of the underlying credits as of the dates indicated.

(1)		December 31, 2007		December 31, 2006
NAIC Designation	Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value
		(in millions)
1	Aaa, Aa, A	$253	$(1)	$363	$4
2	Baa	70	—	10	—

	Subtotal Investment Grade	323	(1)	373	4

3	Ba	—	—	5	—
4	B	—	—	—	—
5	C and lower	5	(1)	—	—
6	In or near default	—	—	—	—

	Subtotal Below Investment Grade	5	(1)	5	—

	Total	$328	$(2)	$378	$4

(1)	First-to-default credit swap baskets, which may include credits of varying qualities, are grouped above based on the lowest credit in the basket. However, such basket swaps may entail greater credit risk than the rating level of the lowest credit.

In addition to selling credit protection, in limited instances we have purchased credit protection using credit derivatives in order to hedge specific credit exposures in our investment portfolio. As of December 31, 2007 and December 31, 2006, respectively, the Financial Services Businesses had $214 million and $35 million of outstanding notional amounts, reported at fair value as a $1 million asset and a $1 million liability. As of December 31, 2007 and December 31, 2006, respectively, the Closed Block Business had $205 million and $122 million of outstanding notional amounts, reported at fair value as an asset of $5 million and $0 million. The premium paid for the credit derivatives we purchase attributable to the Financial Services Businesses was $1 million and $1 million for the years ended December 31, 2007 and 2006, respectively, and is included in adjusted operating income as an adjustment to “Realized investment gains (losses), net” over the life of the derivative.

Unrealized Losses from Fixed Maturity Securities

The following table sets forth the amortized cost and gross unrealized losses of fixed maturity securities attributable to the Financial Services Businesses where the estimated fair value had declined and remained below amortized cost by 20% or more for the following timeframes:

	December 31, 2007		December 31, 2006
	Amortized Cost	Gross Unrealized Losses	Amortized Cost	Gross Unrealized Losses
	(in millions)
Less than three months	$769	$213	$2	$1
Three months or greater but less than six months	265	91	—	—
Six months and greater	—	—	—	—

Total	$1,034	$304	$2	$1

The gross unrealized losses were primarily concentrated in the asset-backed securities sector as of December 31, 2007 and were primarily concentrated in the services sector as of December 31, 2006. We have not recognized the gross unrealized losses shown in the table above as other-than-temporary impairments. See “—Other-Than-Temporary Impairments of Fixed Maturity Securities” for a discussion of the factors we consider in making these determinations.

The following table sets forth the amortized cost and gross unrealized losses of fixed maturity securities attributable to the Closed Block Business where the estimated fair value had declined and remained below amortized cost by 20% or more for the following timeframes:

	December 31, 2007		December 31, 2006
	Amortized Cost	Gross Unrealized Losses	Amortized Cost	Gross Unrealized Losses
	(in millions)
Less than three months	$369	$88	$8	$2
Three months or greater but less than six months	99	31	15	4
Six months and greater	—	—	—	—

Total	$468	$119	$23	$6

The gross unrealized losses were primarily concentrated in the asset-backed securities sector as of December 31, 2007 while the gross unrealized losses were primarily concentrated in the manufacturing sector as of December 31, 2006. We have not recognized the gross unrealized losses shown in the table above as other-than-temporary impairments. See “—Other-Than-Temporary Impairments of Fixed Maturity Securities” for a discussion of the factors we consider in making these determinations.

Other-Than-Temporary Impairments of Fixed Maturity Securities

We maintain separate monitoring processes for public and private fixed maturities and create watch lists to highlight securities that require special scrutiny and management. Our public fixed maturity asset managers formally review all public fixed maturity holdings on a quarterly basis and more frequently when necessary to identify potential credit deterioration whether due to ratings downgrades, unexpected price variances, and/or industry specific concerns.

For private placements our credit and portfolio management processes help ensure prudent controls over valuation and management. We have separate pricing and authorization processes to establish “checks and balances” for new investments. We apply consistent standards of credit analysis and due diligence for all transactions, whether they originate through our own in-house origination staff or through agents. Our regional offices closely monitor the portfolios in their regions. We set all valuation standards centrally, and we assess the fair value of all investments quarterly.

Fixed maturity securities classified as held to maturity are those securities where we have the intent and ability to hold the securities until maturity. These securities are reflected at amortized cost in our consolidated statements of financial position. Other fixed maturity securities are considered available for sale, and, as a result, we record unrealized gains and losses to the extent that amortized cost is different from estimated fair value. All held to maturity securities and all available for sale securities with unrealized losses are subject to our review to identify other-than-temporary impairments in value. In evaluating whether a decline in value is other-than-temporary, we consider several factors including, but not limited to, the following:

•	the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline;

•	the reasons for the decline in value (credit event, currency or interest rate related);

•	our ability and intent to hold our investment for a period of time to allow for a recovery of value; and

•	the financial condition of and near-term prospects of the issuer.

In addition, for our impairment review of asset-backed fixed maturity securities with a credit rating below AA, we forecast the prospective future cash flows of the security and determine if the present value of those cash flows, discounted using the effective yield of the most recent interest accrual rate, has decreased from the previous reporting period. When a decrease from the prior reporting period has occurred and the security’s market value is less than its carrying value, an other-than-temporary impairment is recognized by writing the security down to fair value.

When we determine that there is an other-than-temporary impairment, we record a writedown to estimated fair value, which reduces the cost basis. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income, and included in adjusted operating income in future periods based upon the amount and timing of the expected future cash flows of the security, if the recoverable value of the investment based on those cash flows is greater than the carrying value of the investment after the impairment. Estimated fair values for fixed maturities, other than private placement securities, are generally based on quoted market prices or prices obtained from independent pricing services. For private fixed maturities, fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other factors, the credit quality of the issuer and the reduced liquidity associated with private placements. In determining the fair value of certain securities, the discounted cash flow model may also use unobservable inputs, which reflect our own assumptions about the inputs market participants would use in pricing the asset. Impairments on fixed maturity securities are included in “Realized investment gains (losses), net” and are excluded from adjusted operating income.

Other-than-temporary impairments of fixed maturity securities attributable to the Financial Services Businesses were $121 million and $23 million for the years ended December 31, 2007 and 2006, respectively. Included in the other-than-temporary impairments of fixed maturities attributable to the Financial Services Businesses in 2007 were $65 million of other-than-temporary impairments on asset-backed securities collateralized by sub-prime mortgages, primarily recorded in the second half of 2007. Other-than-temporary impairments of fixed maturity securities attributable to the Closed Block Business were $48 million and $31 million for the years ended December 31, 2007 and 2006, respectively. Included in the other-than-temporary impairments of fixed maturities attributable to the Closed Block Business in 2007 were $15 million of other-than-temporary impairments on asset-backed securities collateralized by sub-prime mortgages, primarily recorded in the second half of 2007. For a further discussion of impairments, see “—Realized Investment Gains” above.

Trading account assets supporting insurance liabilities

Certain products included in the retirement business we acquired from CIGNA, as well as certain products included in the International Insurance segment, are experience-rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. The investments supporting these experience-rated products, excluding commercial loans, are classified as trading. These trading investments are reflected on the balance sheet as “Trading account assets supporting insurance liabilities, at fair value.” Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments is reported in “Net investment income.” The following table sets forth the composition of this portfolio as of the dates indicated.

	December 31, 2007		December 31, 2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in millions)
Short-term Investments and Cash Equivalents	$554	$554	$299	$299

Fixed Maturities:
Corporate Securities	7,584	7,547	7,907	7,739
Commercial Mortgage Backed(1)	2,625	2,644	2,182	2,165
Asset-Backed Securities	1,266	1,207	609	603
Residential Mortgage Backed	1,147	1,136	1,933	1,905
Foreign Government	347	354	316	319
U.S. Government	82	83	173	175

Total Fixed Maturities	13,051	12,971	13,120	12,906

Equity Securities	1,001	948	833	1,057

Total trading account assets supporting insurance liabilities	$14,606	$14,473	$14,252	$14,262

(1)	Commercial Mortgage Backed securities were previously presented within Corporate Securities.

As of December 31, 2007, as a percentage of amortized cost, 74% of the portfolio was comprised of publicly traded securities, compared to 76% of the portfolio as of December 31, 2006. As of December 31, 2007, 92% of the fixed maturity portfolio was classified as investment grade compared to 97% as of December 31, 2006. As of December 31, 2007, 77% of the residential mortgage-backed securities were publicly traded agency pass-through securities, which are supported by implicit or explicit government guarantees and have credit ratings of AA or AAA. Collateralized mortgage obligations including approximately $144 million secured by "ALT-A" mortgages, represented the remaining 23% of residential mortgage backed securities, which virtually all have credit ratings of A or better. As of December 31, 2007, 94% of commercial mortgage-backed securities have AAA credit ratings, 2% have AA credit ratings, 3% have A credit ratings, and the remaining 1% have BBB or BB credit ratings. As of December 31, 2007, included within asset-backed securities is approximately $0.6 billion of securities collateralized by sub-prime mortgages, including approximately 76% with AAA credit ratings, 19% with AA credit ratings, 3% with A credit ratings, and the remaining 2% with BBB credit ratings. For a discussion of changes in the fair value of our trading account assets supporting insurance liabilities see “—Trading Account Assets Supporting Insurance Liabilities,” below.

The following table sets forth our public fixed maturities included in our trading account assets supporting insurance liabilities portfolio by NAIC rating as of the dates indicated.

(1) (2)		December 31, 2007				December 31, 2006
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$6,734	$54	$96	$6,692	$7,772	$25	$117	$7,680
2	Baa	1,966	11	27	1,950	1,800	3	42	1,761

	Subtotal Investment Grade	8,700	65	123	8,642	9,572	28	159	9,441

3	Ba	374	2	9	367	79	—	7	72
4	B	215	—	5	210	1	—	—	1
5	C and lower	11	—	—	11	1	—	—	1
6	In or near default	3	—	3	—	—	—	—	—

	Subtotal Below Investment Grade	603	2	17	588	81	—	7	74

	Total Public Trading Account Assets Supporting Insurance Liabilities	$9,303	$67	$140	$9,230	$9,653	$28	$166	$9,515

(1)	See “—Fixed Maturity Securities Credit Quality” above for a discussion on NAIC designations.
(2)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(3)	Amounts are reported in “Asset management fees and other income.”

The following table sets forth our private fixed maturities included in our trading account assets supporting insurance liabilities portfolio by NAIC rating as of the dates indicated.

(1) (2)		December 31, 2007				December 31, 2006
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$887	$6	$12	$881	$861	$3	$27	$837
2	Baa	2,411	33	26	2,418	2,242	13	62	2,193

	Subtotal Investment Grade	3,298	39	38	3,299	3,103	16	89	3,030

3	Ba	263	3	8	258	266	3	8	261
4	B	144	—	2	142	12	—	—	12
5	C and lower	10	—	—	10	79	—	2	77
6	In or near default	33	1	2	32	7	4	—	11

	Subtotal Below Investment Grade	450	4	12	442	364	7	10	361

	Total Private Trading Account Assets Supporting Insurance Liabilities	$3,748	$43	$50	$3,741	$3,467	$23	$99	$3,391

(1)	See “—Fixed Maturity Securities Credit Quality” above for a discussion on NAIC designations.
(2)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(3)	Amounts are reported in “Asset management fees and other income.”

Commercial Loans

Investment Mix

We originate domestic commercial mortgages using dedicated investment staff and a network of independent companies through our various regional offices across the country. All loans are underwritten consistently to our standards using a proprietary quality rating system that has been developed from our experience in real estate and mortgage lending. Our loan portfolio strategy emphasizes diversification by property type and geographic location.

Consumer loans are loans extended by Gibraltar Life to individuals for financing purchases of consumer goods and services and are guaranteed by third party guarantor companies.

Ongoing surveillance of the portfolio is performed and loans are placed on watch list status based on a predefined set of criteria. We place loans on early warning status in cases where we detect that the physical condition of the property, the financial situation of the borrower or tenant or other market factors could lead to a loss of principal or interest. We classify loans as closely monitored when there is a collateral deficiency or other credit events that will lead to a potential loss of principal or interest. Loans not in good standing are those loans where there is a high probability of loss of principal, such as when the loan is in the process of foreclosure or the borrower is in bankruptcy. In our domestic operations, our workout and special servicing professionals manage the loans on the watch list. In our international portfolios, we monitor delinquency in consumer loans on a pool basis and evaluate any servicing relationship and guarantees the same way we do for commercial loans.

As of December 31, 2007 and December 31, 2006 respectively, we held approximately 12% and 11% of our general account investments in commercial loans. This percentage is net of a $0.1 billion allowance for losses as of both December 31, 2007 and December 31, 2006. The increase in our general account investments in commercial loans as of December 31, 2007 reflects higher origination activity in 2007. Unfavorable credit market conditions during the second half of 2007 led to decreased activity by securitization lenders in the commercial loan market, and therefore greater opportunities for increased originations by portfolio lenders such as our general account. The average loan-to-value ratio on 2007 general account originations was below 65%, and the average debt service coverage ratio on these originations was above 1.8 times, both consistent with originations over the last several years. As of December 31, 2007, our general account investments in commercial loans had an average debt service coverage ratio of 1.9 times, and an average loan-to-value ratio of 53%, which is lower than our origination loan to value ratio due to principal payments on the loan balances and appreciation of the underlying collateral value.

Our loan portfolio strategy emphasizes diversification by property type and geographic location. The following tables set forth the breakdown of the gross carrying values of our commercial loan portfolio by geographic region and property type as of the dates indicated.

	December 31, 2007				December 31, 2006
	Financial Services Businesses		Closed Block Business		Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Commercial loans by region:
U.S. Regions:
Pacific	$5,244	26.6%	$2,666	33.4%	$4,463	25.7%	$2,629	35.8%
South Atlantic	4,421	22.5	1,605	20.1	3,423	19.7	1,364	18.6
Middle Atlantic	2,492	12.6	1,671	20.9	2,514	14.5	1,527	20.8
East North Central	1,654	8.4	398	5.0	1,464	8.4	416	5.7
West South Central	1,008	5.1	558	7.0	838	4.8	401	5.4
Mountain	968	4.9	391	4.9	868	5.0	452	6.1
New England	700	3.6	331	4.1	627	3.6	244	3.3
West North Central	622	3.2	208	2.6	523	3.0	207	2.8
East South Central	368	1.9	109	1.4	416	2.4	113	1.5

Subtotal—U.S.	17,477	88.8	7,937	99.4	15,136	87.1	7,353	100.0
Asia	1,462	7.4	—	—	1,576	9.1	—	—
Other	754	3.8	45	0.6	657	3.8	—	—

Total Commercial Loans	$19,693	100.0%	$7,982	100.0%	$17,369	100.0%	$7,353	100.0%

	December 31, 2007				December 31, 2006
	Financial Services Businesses		Closed Block Business		Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Commercial loans by property type:
Industrial buildings	$4,140	21.0%	$1,908	23.9%	$3,558	20.5%	$1,826	24.8%
Office buildings	3,677	18.7	1,581	19.8	3,151	18.2	1,398	19.0
Apartment complexes	3,419	17.4	1,554	19.5	3,055	17.6	1,498	20.4
Other	2,525	12.8	809	10.1	2,143	12.3	799	10.9
Retail stores	2,576	13.1	1,275	16.0	2,121	12.2	1,067	14.5
Agricultural properties	1,289	6.5	854	10.7	1,190	6.9	763	10.4
Residential properties	938	4.8	1	—	997	5.7	2	—

Subtotal of collateralized loans	18,564	94.3	7,982	100.0	16,215	93.4	7,353	100.0
Uncollateralized loans	1,129	5.7	—	—	1,154	6.6	—	—

Total Commercial Loans	$19,693	100.0%	$7,982	100.0%	$17,369	100.0%	$7,353	100.0%

Commercial Loans by Contractual Maturity Date

The following tables set forth the breakdown of our commercial loan portfolio by contractual maturity as of December 31, 2007.

	December 31, 2007
	Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Maturing in 2008	$940	4.8%	$157	2.0%
Maturing in 2009	2,153	10.9	495	6.2
Maturing in 2010	1,852	9.4	568	7.1
Maturing in 2011	1,969	10.0	621	7.8
Maturing in 2012	2,593	13.2	1,015	12.7
Maturing in 2013	1,661	8.4	545	6.8
Maturing in 2014	803	4.1	696	8.7
Maturing in 2015	1,324	6.7	713	8.9
Maturing in 2016	1,979	10.1	910	11.4
Maturing in 2017 and beyond	4,419	22.4	2,262	28.4

Total Commercial Loans	$19,693	100.0%	$7,982	100.0%

Commercial Loan Quality

We establish valuation allowances for loans that are determined to be non-performing as a result of our loan review process. We define a non-performing loan as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. Valuation allowances for a non-performing loan are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. We record subsequent adjustments to our valuation allowances when appropriate.

The following tables set forth the gross carrying value for commercial loans by loan classification as of the dates indicated:

	December 31, 2007		December 31, 2006
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Performing	$19,631	$7,981	$17,309	$7,352
Delinquent, not in foreclosure	50	—	53	—
Delinquent, in foreclosure	7	—	—	—
Restructured	5	1	7	1

Total Commercial Loans	$19,693	$7,982	$17,369	$7,353

The following table sets forth the change in valuation allowances for our commercial loan portfolio as of the dates indicated:

	December 31, 2007		December 31, 2006
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Allowance, beginning of period	$94	$35	$93	$36
(Release of)/addition to allowance for losses	(5)	(7)	2	(1)
Charge-offs, net of recoveries	—	—	(2)	—
Change in foreign exchange	1	—	1	—

Allowance, end of period	$90	$28	$94	$35

Equity Securities

Investment Mix

The equity securities attributable to the Financial Services Businesses consist principally of investments in common and preferred stock of publicly traded companies. The following table sets forth the composition of our equity securities portfolio attributable to the Financial Services Businesses and the associated gross unrealized gains and losses as of the dates indicated:

	December 31, 2007				December 31, 2006
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Public equity	$4,233	$336	$198	$4,371	$3,659	$550	$47	$4,162
Private equity	254	9	5	258	152	5	5	152

Total Equity	$4,487	$345	$203	$4,629	$3,811	$555	$52	$4,314

Public equity securities include common stock mutual fund shares representing our interest in the underlying assets of certain of our separate account investments. These mutual funds invest primarily in high yield bond funds. The cost, gross unrealized gains, gross unrealized losses, and fair value of these shares as of December 31, 2007 were $1,447 million, $27 million, $45 million, and $1,429 million, respectively. The cost, gross unrealized gains, gross unrealized losses, and fair value of these shares as of December 31, 2006 were $1,291 million, $46 million, $13 million, and $1,324 million, respectively.

The equity securities attributable to the Closed Block Business consist principally of investments in common and preferred stock of publicly traded companies. The following table sets forth the composition of our equity securities portfolio attributable to the Closed Block Business and the associated gross unrealized gains and losses as of the dates indicated:

	December 31, 2007				December 31, 2006
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Public equity	$3,381	$742	$200	$3,923	$2,989	$843	$71	$3,761
Private equity	17	—	—	17	10	1	—	11

Total Equity	$3,398	$742	$200	$3,940	$2,999	$844	$71	$3,772

Unrealized Losses from Equity Securities

The following table sets forth the cost and gross unrealized losses of our equity securities attributable to the Financial Services Businesses where the estimated fair value had declined and remained below cost by 20% or more for the following timeframes:

	December 31, 2007		December 31, 2006
	Cost	Gross Unrealized Losses	Cost	Gross Unrealized Losses
	(in millions)
Less than three months	$201	$55	$2	$2
Three months or greater but less than six months	45	14	60	17
Six months and greater	—	—	—	—

Total	$246	$69	$62	$19

The gross unrealized losses as of December 31, 2007 were primarily concentrated in the manufacturing and other sectors compared to December 31, 2006 where the gross unrealized losses were primarily concentrated in the services, retail and wholesale and other sectors. We have not recognized the gross unrealized losses shown in the table above as other-than-temporary impairments. See “—Impairments of Equity Securities” for a discussion of the factors we consider in making these determinations.

The following table sets forth the cost and gross unrealized losses of our equity securities attributable to the Closed Block Business where the estimated fair value had declined and remained below cost by 20% or more for the following timeframes:

	December 31, 2007		December 31, 2006
	Cost	Gross Unrealized Losses	Cost	Gross Unrealized Losses
	(in millions)
Less than three months	$241	$66	$5	$2
Three months or greater but less than six months	54	19	6	2
Six months and greater	—	—	6	2

Total	$295	$85	$17	$6

The gross unrealized losses as of December 31, 2007 were primarily concentrated in the finance and services sectors compared to December 31, 2006 where the gross unrealized losses were primarily concentrated in the utilities and transportation sectors. We have not recognized the gross unrealized losses shown in the table above as other-than-temporary impairments. See “—Impairments of Equity Securities” for a discussion of the factors we consider in making these determinations.

Impairments of Equity Securities

For those equity securities classified as available for sale we record unrealized gains and losses to the extent cost is different from estimated fair value. All securities with unrealized losses are subject to our review to identify other-than-temporary impairments in value. In evaluating whether a decline in value is other-than-temporary, we consider several factors including, but not limited to, the following:

•	the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline;

•	the reasons for the decline in value (credit event, currency or market fluctuation);

•	our ability and intent to hold the investment for a period of time to allow for a recovery of value; and

•	the financial condition of and near-term prospects of the issuer.

When we determine that there is an other-than-temporary impairment, we record a writedown to estimated fair value, which reduces the cost basis. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. Estimated fair values for publicly traded equity securities are based on quoted market prices or prices obtained from independent pricing services. Estimated fair values for privately traded equity securities are determined using valuation and discounted cash flow models that require a substantial level of judgment. In determining the fair value of certain privately traded equity securities the discounted cash flow model may also use unobservable inputs, which reflect our own assumptions about the inputs market participants would use in pricing the asset. Impairments on equity securities are included in “Realized investment gains (losses), net” and are excluded from adjusted operating income.

Impairments of equity securities attributable to the Financial Services Businesses were $43 million and $14 million for the years ended December 31, 2007 and 2006, respectively. Impairments of equity securities attributable to the Closed Block Business were $32 million and $17 million for the years ended December 31, 2007 and 2006, respectively. For a further discussion of impairments, see “—Realized Investment Gains” above.

Other Long-Term Investments

“Other long-term investments” are comprised as follows:

	December 31, 2007		December 31, 2006
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Joint ventures and limited partnerships:
Real estate related	$342	$308	$293	$216
Non real estate related	755	1,014	372	785
Real estate held through direct ownership	946	—	992	13
Other	681	(54)	1,134	(49)

Total other long-term investments	$2,724	$1,268	$2,791	$965

Trading Account Assets Supporting Insurance Liabilities

“Trading account assets supporting insurance liabilities, at fair value” include assets that support certain products included in the Retirement and International Insurance segments, which are experience rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments is reported in “Net investment income.”

Results for the years ended December 31, 2007, 2006 and 2005 include the recognition of investment losses of zero million, investment gains of $35 million and investment losses of $33 million, respectively, on “Trading account assets supporting insurance liabilities, at fair value.” These gains and losses primarily represent interest-rate related mark-to-market adjustments on fixed maturity securities. Consistent with our treatment of “Realized investment gains (losses), net,” these gains and losses, which will ultimately accrue to the contractholders, are excluded from adjusted operating income. In addition, results for the years ended December 31, 2007, 2006 and 2005 include decreases of $13 million, decreases of $11 million and increases of $44 million, respectively, in contractholder liabilities due to asset value changes in the pool of investments that support these experience-rated contracts. These liability changes are reflected in “Interest credited to policyholders’ account balances” and are also excluded from adjusted operating income. As prescribed by U.S. GAAP, changes in the fair value of commercial loans held in our general account, other than when associated with impairments, are not recognized in income in the current period, while the impact of these changes in commercial loan value are reflected as a change in the liability to contractholders in the current period. Included in the amounts above related to the change in the liability to contractholders is an increase related to commercial loans of $40 million, an increase related to commercial loans of $14 million and a decrease related to commercial loans of $12 million, respectively, for the years ended December 31, 2007, 2006 and 2005.

Divested Businesses

Our income from continuing operations includes results from several businesses that have been or will be sold or exited that do not qualify for “discontinued operations” accounting treatment under U.S. GAAP. The results of these divested businesses are reflected in our Corporate and Other operations, but excluded from adjusted operating income. A summary of the results of these divested business that have been excluded from adjusted operating income is as follows for the periods indicated:

	Year ended December 31,
	2007	2006	2005
	(in millions)
Commercial mortgage securitization operations	$(63)	$43	$37
Exchange shares previously held by Prudential Equity Group	9	64	—
Property and casualty insurance	5	12	(12)
Prudential Securities capital markets	15	—	(4)
Prudential Home Mortgage Company	8	—	—

Total divested business excluded from adjusted operating income	$(26)	$119	$21

In reporting results for the three months ended March 31, 2008, we classified our commercial mortgage securitization operations as a divested business, reflecting our decision to exit this business. As a result of this decision, these operations, which involved the origination and purchase of commercial mortgage loans for sale into commercial mortgage-backed securitization transactions, together with related hedging activities, previously reported within the Asset Management segment, have been classified within divested businesses for all periods presented. We will retain and continue the remainder of our commercial mortgage origination, servicing and other commercial mortgage related activities, which remain a part of our Asset Management segment. As of December 31, 2007, our commercial mortgage operations held $542 million in loans and $188 million in applications and commitments as inventory for future securitizations, in addition to $792 million of bonds it retained from 2007 securitizations. Net of the derivatives purchased as hedges, about $750 million of these positions continue to be subject to changes in credit spreads. The loss of $63 million in 2007 reflected unfavorable credit market conditions during the second half of the year, which resulted in decreases in value of positions held and losses on securitizations due to increased credit spreads.

In the second quarter of 2007, we exited the equity sales, trading and research operations of the Prudential Equity Group, and the results of these operations are reflected as discontinued operations for all periods presented. See Note 3 to the Consolidated Financial Statements for additional information concerning Prudential Equity Group. We retained certain securities relating to trading exchange memberships of these former operations. These securities were received in 2006 in connection with the commencement of public trading of stock exchange shares. The changes in the fair value of these shares are reflected within divested businesses for all periods presented.

In 2003, we sold our property and casualty insurance companies that operated nationally in 48 states outside of New Jersey, and the District of Columbia, to Liberty Mutual Group, and our New Jersey property and casualty insurance companies to Palisades Group. Results of these property and casualty insurance operations are reflected as a divested business for all periods presented. We have retained liabilities for pre-closing litigation and obligations under reinsurance contracts provided in connection with potential adverse loss development on the business sold to Liberty Mutual Group.

In 2000, we announced a restructuring of Prudential Securities’ capital markets activities in which we exited the lead-managed equity underwriting business for corporate issuers and the institutional fixed income business. Results of these operations are reflected as a divested business for all periods presented. As of December 31, 2007 we had remaining assets amounting to $116 million related to Prudential Securities’ institutional fixed income activities.

During 1996 and 1997, we sold substantially all of our residential first mortgage banking and related operations of Prudential Home Mortgage Company, Inc. and its affiliates. Results of these operations are reflected as a divested business for all periods presented. We remain liable with respect to certain claims concerning these operations prior to sale. We believe that we have adequately reserved in all material respects for the remaining liabilities.

Liquidity and Capital Resources

Prudential Financial

The principal sources of funds available to Prudential Financial, the parent holding company and registrant, to meet its obligations, including the payment of shareholder dividends, debt service, operating expenses, capital contributions and obligations to subsidiaries are dividends, returns of capital, interest income from its subsidiaries, and cash and short-term investments. These sources of funds are complemented by Prudential Financial’s access to the capital markets and bank facilities. We believe that cash flows from these sources are sufficient to satisfy the current liquidity requirements of Prudential Financial, including reasonably foreseeable contingencies. As of December 31, 2007, Prudential Financial had cash and short-term investments of approximately $4.704 billion, an increase of $3.600 billion from December 31, 2006. Prudential Financial’s principal sources and uses of cash and short-term investments for the year ended December 31, 2007 were as follows:

Year ended December 31, 2007
(in millions)
Sources:
Dividends and/or returns of capital from subsidiaries(1)	$3,212
Proceeds from the issuance of retail medium-term notes, net of repayments(2)	937
Proceeds from the issuance of long-term debt, net of repayments(3)	2,245
Proceeds from the issuance of floating rate convertible senior notes, net of repayments(3)	861
Proceeds from the issuance of short-term debt, net of repayments	1,003
Net receipts under intercompany loan agreements(4)	549
Proceeds from stock-based compensation and exercise of stock options	399

Total sources	9,206

Uses:
Capital contributions to subsidiaries(5)	415
Capital contribution to rabbi trust(6)	95
Share repurchases(7)	3,000
Shareholder dividends	533
Purchase of funding agreements from Prudential Insurance, net of maturities(2)	937
Other, net	626

Total uses	5,606

Net increase in cash and short-term investments	$3,600

(1)	Includes dividends and/or returns of capital of $1.214 billion from Prudential Insurance, $682 million from international insurance and investments subsidiaries, $572 million from securities subsidiaries, $268 million from asset management subsidiaries, $192 million from American Skandia, $176 million from other insurance subsidiaries, $80 million from an investment subsidiary conducting spread-lending activities, and $28 million from other businesses.
(2)	Proceeds from the issuance of retail medium-term notes are used primarily to purchase funding agreements from Prudential Insurance. See “—Financing Activities” for a discussion of our retail note program.
(3)	See “—Financing Activities.”
(4)	Includes a loan repayment from an investment subsidiary of $3.500 billion that was originally funded with the proceeds from the convertible senior notes issued in 2005 and 2006. Offsetting these repayments are loans of $2.361 billion to our asset management subsidiaries and a $250 million loan to a domestic insurance subsidiary used to finance certain regulatory reserves required to be held in connection with the reinsurance of certain term life policies.
(5)	Includes capital contributions of $170 million to international insurance and investments subsidiaries, $100 million to American Skandia, $85 from other insurance subsidiaries, $50 million to asset management subsidiaries, and $10 million from other businesses.
(6)	See “—Uses of Capital—Rabbi Trust.”
(7)	See “—Uses of Capital—Share Repurchases.”

Sources of Capital

Prudential Financial is a holding company whose principal asset is its investments in subsidiaries. Prudential Financial’s capitalization and use of financial leverage are consistent with its ratings targets. We also monitor Prudential Financial’s ability to cover its fixed cash obligations, such as interest expense, to ensure it is at a level consistent with its ratings targets. Our long-term senior debt rating targets for Prudential Financial are “A” for Standard & Poor’s Rating Services, or S&P, Moody’s Investors Service, Inc., or Moody’s, and Fitch Ratings Ltd., or Fitch, and “a” for A.M. Best Company, or A.M. Best. We seek to capitalize all of our subsidiaries and businesses in accordance with their ratings targets. Our financial strength rating targets for our domestic life insurance companies are “AA/Aa/AA” for S&P, Moody’s and Fitch, respectively, and “A+” for A.M. Best. For our current ratings information see “Business—Ratings.”

The primary components of capitalization for the Financial Services Businesses consist of the equity we attribute to the Financial Services Businesses (excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension and postretirement benefits) and outstanding capital debt of the Financial Services Businesses, as discussed below under “—Financing Activities.” Based on these components, the capital position of the Financial Services Businesses as of December 31, 2007 was as follows:

December 31, 2007
(in millions)
Attributed equity (excluding unrealized gains and losses on investments and pension/postretirement benefits)	$22,009
Capital debt(1)	4,781

Total capital	$26,790

(1)	Our capital debt to total capital ratio was 17.8% as of December 31, 2007.

As shown in the table above, as of December 31, 2007, the Financial Services Businesses had approximately $26.8 billion in capital, all of which was available to support the aggregate capital requirements of its three divisions and its Corporate and Other operations. Based on our assessments of these businesses and operations, we believe that this level of capital exceeds the amount required to support current business risks by over $2.0 billion as of December 31, 2007. Although a significant portion of these resources are in our regulated subsidiaries, and their availability may be subject to prior regulatory notice, approval or non-disapproval, we believe these resources give us substantial financial flexibility.

We believe that migrating toward a capital structure comprised of 70% attributed equity, 20% capital debt and 10% hybrid equity securities is consistent with our ratings objectives for Prudential Financial, and would support the issuance of approximately $4.5 billion of additional capital debt and hybrid equity securities. This capital structure assumes that the hybrid equity securities we issue achieve 75% equity credit, with the remaining 25% treated as capital debt, and that market conditions exist which make hybrid equity securities a cost effective source of capital.

The Risk Based Capital, or RBC, ratio is the primary measure by which we evaluate the capital adequacy of Prudential Insurance, which includes businesses in both the Financial Services Businesses and the Closed Block Business. We manage Prudential Insurance’s RBC ratio to a level consistent with our ratings targets. RBC is determined by statutory formulas that consider risks related to the type and quality of the invested assets, insurance-related risks associated with Prudential Insurance’s products, interest rate risks and general business risks. The RBC ratio calculations are intended to assist insurance regulators in measuring the adequacy of Prudential Insurance’s statutory capitalization.

In April 2007, we transferred $1 billion of assets within the qualified pension plan under Section 420 of the Internal Revenue Code from assets supporting pension benefits to assets supporting retiree medical benefits. The transfer resulted in a reduction to the prepaid benefit for the qualified pension plan and an offsetting decrease in the accrued benefit liability for the postretirement plan with no net effect on stockholders’ equity on the Company’s consolidated financial position. The net effect of this transfer added approximately $600 million to Prudential Insurance's statutory capital and increased Prudential Insurance's RBC ratio.

In the second quarter of 2007, Prudential Insurance declared an ordinary dividend of $97 million and an additional extraordinary dividend of $1.2 billion to Prudential Holdings, LLC. Of this total, $1.0 billion was paid to Prudential Holdings during the second quarter of 2007 and in turn distributed to Prudential Financial. The remaining $297 million was paid to Prudential Holdings in the third quarter of 2007, and in turn $214 million was distributed to Prudential Financial. In June 2007, American Skandia Life Assurance Corporation paid an ordinary dividend of $112 million to American Skandia, which American Skandia subsequently paid as a dividend to Prudential Financial.

Uses of Capital

Share Repurchases.    During the year ended December 31, 2007, we repurchased 32.0 million shares of our Common Stock at a total cost of $3.0 billion.

In November 2007, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $3.5 billion of its outstanding Common Stock in calendar year 2008. The timing and amount of any repurchases under this authorization will be determined by management based upon market conditions and other considerations, and the repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions and through prearranged trading plans complying with Rule 10b5-1(c) of the Exchange Act. The 2008 stock repurchase program supersedes all previous repurchase programs.

Rabbi Trust.    In July 2007, we established an irrevocable trust, commonly referred to as a “rabbi trust,” for the purpose of holding assets of the Company to be used to satisfy its obligations with respect to certain non-qualified retirement plans. Assets held in a rabbi trust are available to the general creditors of the Company in the event of insolvency or bankruptcy. We may from time to time at our discretion make contributions to the trust to fund accrued benefits payable to participants in one or more of the plans, and, in the case of a change in control of the Company, as defined in the trust agreement, we will be required to make contributions to the plans to fund the accrued benefits, vested and unvested, payable on a pretax basis to participants in the plans. We made a discretionary payment to the trust fund in July 2007 in the amount of $95 million.

Restrictions on Dividends and Returns of Capital from Subsidiaries

Our insurance and various other companies are subject to regulatory limitations on the payment of dividends and other transfers of funds to affiliates. With respect to Prudential Insurance, New Jersey insurance law provides that, except in the case of extraordinary dividends or distributions, all dividends or distributions paid by Prudential Insurance may be declared or paid only from unassigned surplus, as determined pursuant to statutory accounting principles, less unrealized investment gains and losses and revaluation of assets. As of December 31, 2007 and 2006, Prudential Insurance’s unassigned surplus was $5.021 billion and $2.825 billion, respectively. Prudential Insurance recorded applicable adjustments for unrealized investment gains of $1.582 billion and $1.239 billion, as of December 31, 2007 and 2006, respectively. Prudential Insurance must also notify the New Jersey Department of Banking and Insurance of its intent to pay a dividend or distribution. If the dividend or distribution, together with other dividends or distributions made within the preceding twelve months, exceed a specified statutory limit it is considered an extraordinary dividend or distribution and Prudential Insurance must obtain the prior non-disapproval of the Department. The current statutory limitation applicable to New Jersey life insurers generally is the greater of 10% of the prior calendar year’s statutory surplus, $6.981 billion as of December 31, 2007, or the prior calendar year’s statutory net gain from operations excluding realized investment gains and losses, $1.024 billion for the year ended December 31, 2007. In addition to these regulatory limitations, the terms of the IHC debt contain restrictions potentially limiting dividends by Prudential Insurance applicable to the Financial Services Businesses in the event the Closed Block Business is in financial distress and under certain other circumstances.

The laws regulating dividends of the other states and foreign jurisdictions where our other insurance companies are domiciled are similar, but not identical, to New Jersey’s. Pursuant to Gibraltar Life’s reorganization, in addition to regulatory restrictions, there are certain restrictions on Gibraltar Life’s ability to pay dividends to Prudential Financial. We anticipate that it will be several years before these restrictions will allow Gibraltar Life to pay such dividends. There are also regulatory restrictions on the payment of dividends by The Prudential Life Insurance Company, Ltd., or Prudential of Japan, which began paying dividends in 2006. During 2007, Prudential of Japan paid a dividend of $101 million to Prudential International Insurance Holdings, Ltd., which subsequently distributed the proceeds to Prudential Financial. The ability of our asset management subsidiaries, and the majority of our other operating subsidiaries, to pay dividends is largely unrestricted.

Alternative Sources of Liquidity

Prudential Financial, the parent holding company, maintains an intercompany liquidity account that is designed to maximize the use of cash by facilitating the lending and borrowing of funds between the parent holding company and its affiliates on a daily basis. Depending on the overall availability of cash, the parent holding company invests excess cash on a short-term basis or borrows funds in the capital markets. Additional longer term liquidity is available through inter-affiliate borrowing arrangements. It also has access to bank facilities. See “—Lines of Credit and Other Credit Facilities.”

Liquidity of Subsidiaries

Domestic Insurance Subsidiaries

General Liquidity

Liquidity refers to a company’s ability to generate sufficient cash flows to meet the needs of its operations. We manage the liquidity of our domestic insurance operations to ensure stable, reliable and cost-effective sources of cash flows to meet all of our obligations. Liquidity is provided by a variety of sources, as described more fully below, including portfolios of liquid assets. The investment portfolios of our domestic operations are integral to the overall liquidity of those operations. We segment our investment portfolios and employ an asset/liability management approach specific to the requirements of our product lines. This enhances the discipline applied in managing the liquidity, as well as the interest rate and credit risk profiles, of each portfolio in a manner consistent with the unique characteristics of the product liabilities. We use a projection process for cash flows from operations to ensure sufficient liquidity to meet projected cash outflows, including claims.

Liquidity is measured against internally developed benchmarks that take into account the characteristics of the asset portfolio. The results are affected substantially by the overall asset type and quality of our investments.

Cash Flow

The principal sources of liquidity for Prudential Insurance and our other domestic insurance subsidiaries are premiums and annuity considerations, investment and fee income and investment maturities and sales associated with our insurance and annuity operations. The principal uses of that liquidity include benefits, claims, dividends paid to policyholders, and payments to policyholders and contractholders in connection with surrenders, withdrawals and net policy loan activity. Other uses of liquidity include commissions, general and administrative expenses, purchases of investments, and payments in connection with financing activities.

We believe that the cash flows from our insurance and annuity operations are adequate to satisfy the current liquidity requirements of these operations, including under reasonably foreseeable stress scenarios. The continued adequacy of this liquidity will depend upon factors such as future securities market conditions, changes in interest rate levels and policyholder perceptions of our financial strength, each of which could lead to reduced cash inflows or increased cash outflows. In addition, market volatility can impact the level of capital required to support our businesses, particularly in our annuity business.

Our domestic insurance operations’ cash flows from investment activities result from repayments of principal, proceeds from maturities and sales of invested assets and investment income, net of amounts reinvested. The primary liquidity risks with respect to these cash flows are the risk of default by debtors or bond insurers, our counterparties’ willingness to extend repurchase and/or securities lending arrangements and market volatility. As of December 31, 2007 and 2006, our domestic insurance entities had lendable assets of $76 billion and $78 billion, respectively. Of this amount, $16 billion and $18 billion, as of December 31, 2007 and 2006, respectively, was on loan, the remainder of which, depending on market conditions, are available to be financed through repurchase agreements or securities lending arrangements. We closely manage these risks through our credit risk management process and regular monitoring of our liquidity position.

In managing the liquidity of our domestic insurance operations, we also consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions when selecting assets to support these contractual obligations. We use surrender charges and other contract provisions to mitigate the extent, timing and profitability impact of withdrawals of funds by customers from annuity contracts and deposit liabilities. The following table sets forth withdrawal characteristics of our general account annuity reserves and deposit liabilities (based on statutory liability values) as of the dates indicated.

	December 31, 2007		December 31, 2006
	Amount	% of Total	Amount	% of Total
	($ in millions)
Not subject to discretionary withdrawal provisions	$33,837	46%	$30,209	42%
Subject to discretionary withdrawal, with adjustment:
With market value adjustment	18,636	26	20,540	28
At market value	1,162	2	1,169	2
At contract value, less surrender charge of 5% or more	1,594	2	1,953	3

Subtotal	55,229	76	53,871	75
Subject to discretionary withdrawal at contract value with no surrender charge or surrender charge of less than 5%	17,506	24	18,096	25

Total annuity reserves and deposit liabilities	$72,735	100%	$71,967	100%

Individual life insurance policies are less susceptible to withdrawal than our annuity reserves and deposit liabilities because policyholders may incur surrender charges and be subject to a new underwriting process in order to obtain a new insurance policy. Annuity benefits under group annuity contracts are generally not subject to early withdrawal.

Gross account withdrawals for our domestic insurance operations’ products amounted to approximately $19.4 billion and $21.2 billion for the years ended December 31, 2007 and 2006, respectively. Because these withdrawals were consistent with our assumptions in asset/liability management, the associated cash outflows did not have a material adverse impact on our overall liquidity.

Liquid Assets

Liquid assets include cash, cash equivalents, short-term investments, fixed maturities that are not designated as held to maturity and public equity securities. As of December 31, 2007 and 2006, our domestic insurance operations had liquid assets of $137.0 billion and $140.9 billion, respectively. The portion of liquid assets comprised of cash and cash equivalents and short-term investments was $7.1 billion and $8.4 billion as of December 31, 2007 and 2006, respectively. As of December 31, 2007, $112.5 billion, or 90%, of the fixed maturity investments that are not designated as held to maturity within our domestic insurance company general account portfolios were rated investment grade. The remaining $13.0 billion, or 10%, of these fixed maturity investments were rated non-investment grade. We consider attributes of the various categories of liquid assets (for example, type of asset and credit quality) in calculating internal liquidity measures in order to evaluate the adequacy of our domestic insurance operations’ liquidity under a variety of stress scenarios. We believe that the liquidity profile of our assets is sufficient to satisfy current liquidity requirements, including under foreseeable stress scenarios.

Given the size and liquidity profile of our investment portfolios, we believe that claim experience varying from our projections does not constitute a significant liquidity risk. Our asset/liability management process takes into account the expected maturity of investments and expected claim payments as well as the specific nature and risk profile of the liabilities. Historically, there has been no significant variation between the expected maturities of our investments and the payment of claims.

Our domestic insurance companies’ liquidity is managed through access to substantial investment portfolios as well as a variety of instruments available for funding and/or managing short-term cash flow mismatches, including from time to time those arising from claim levels in excess of projections. To the extent we need to pay claims in excess of projections, we may borrow temporarily or sell investments sooner than anticipated to pay these claims, which may result in realized investment gains or losses or increased borrowing costs affecting results of operations. For a further discussion of realized investment gains or losses, see “—Realized Investment

Gains and General Account Investments—Realized Investment Gains.” We believe that borrowing temporarily or selling investments earlier than anticipated will not have a material impact on the liquidity of our domestic insurance companies. Payment of claims and sale of investments earlier than anticipated would have an impact on the reported level of cash flow from operating and investing activities, respectively, in our financial statements.

Prudential Funding, LLC

Prudential Funding, LLC, or Prudential Funding, a wholly owned subsidiary of Prudential Insurance, serves as an additional source of financing to meet the working capital needs of Prudential Insurance and its subsidiaries. Prudential Funding also lends to other subsidiaries of Prudential Financial up to limits established with the New Jersey Department of Banking and Insurance. To the extent that other subsidiaries of Prudential Financial have financing needs in excess of these limits, these needs are met through financing from Prudential Financial directly or from third parties. Prudential Funding operates under a support agreement with Prudential Insurance whereby Prudential Insurance has agreed to maintain Prudential Funding’s positive tangible net worth at all times. Prudential Funding borrows funds primarily through the direct issuance of commercial paper. The impact of Prudential Funding’s financing capacity on liquidity is considered in the internal liquidity measures of the domestic insurance operations.

As of December 31, 2007, Prudential Financial, Prudential Insurance and Prudential Funding had unsecured committed lines of credit totaling $5.0 billion. There were no outstanding borrowings under these facilities as of December 31, 2007. For a further discussion of lines of credit, see “—Lines of Credit and Other Credit Facilities.”

International Insurance Subsidiaries

In our international insurance operations, liquidity is provided through ongoing operations as well as portfolios of liquid assets. In managing the liquidity and the interest and credit risk profiles of our international insurance portfolios, we employ a discipline similar to the discipline employed for domestic insurance subsidiaries. We monitor liquidity through the use of internal liquidity measures, taking into account the liquidity of the asset portfolios.

As with our domestic operations, in managing the liquidity of these operations, we consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions in selecting assets to support these contractual obligations. As of December 31, 2007 and 2006, our international insurance subsidiaries had total general account insurance related liabilities (other than dividends payable to policyholders) of $54.4 billion and $49.1 billion, respectively. Of those amounts, $29.5 billion and $27.8 billion, respectively, were associated with Gibraltar Life. Concurrent with our acquisition of Gibraltar Life in April 2001, substantially all of its insurance liabilities were restructured under a plan of reorganization to include special surrender penalties on existing policies. These charges mitigate the extent, timing, and profitability impact of withdrawals of funds by customers and apply to $21.1 billion and $21.2 billion of Gibraltar Life’s insurance related reserves as of December 31, 2007 and 2006, respectively.

The following table sets forth the schedule (for each fiscal year ending March 31) of special surrender charges on Gibraltar Life policies that are in force:

2007	2008	2009
6%	4%	2%

Policies issued by Gibraltar Life post-acquisition are not subject to the above restructured policy surrender charge schedule. Policies issued post-acquisition are generally subject to discretionary withdrawal at contract value, less applicable surrender charges, which currently start at 5% or more.

A special dividend to certain Gibraltar Life policyholders was payable in 2005 and will again be payable in 2009. The special dividend is based on 70% of the net increase in the fair value of certain real estate and loans, net of transaction costs and taxes, included in the Gibraltar Life reorganization plan. As of December 31, 2007, a liability of $421 million related to the special dividend is included in “Policyholders’ dividends.” The special dividend will take the form of either additional policy values or cash. Gibraltar Life’s investment portfolio is structured to provide adequate liquidity for the special dividend.

Prudential of Japan had $19.2 billion and $16.8 billion of general account insurance related liabilities, other than dividends to policyholders, as of December 31, 2007 and 2006, respectively. Prudential of Japan did not have a material amount of general account annuity reserves or deposit liabilities subject to discretionary withdrawal as of December 31, 2007 or 2006. Additionally, we believe that the individual life insurance policies sold by Prudential of Japan do not have significant withdrawal risk because policyholders may incur surrender charges and must undergo a new underwriting process in order to obtain a new insurance policy.

As of December 31, 2007 and 2006, our international insurance subsidiaries had cash and short-term investments of approximately $1.1 billion, and fixed maturity investments, other than those designated as held to maturity, with fair values of $42.1 billion and $37.0 billion, respectively. As of December 31, 2007, $40.9 billion, or 97%, of the fixed maturity investments that are not designated as held to maturity within our international insurance subsidiaries were rated investment grade. The remaining $1.2 billion, or 3%, of these fixed maturity investments were rated non-investment grade. Of those amounts, $22.9 billion of the investment grade fixed maturity investments and $0.7 billion of the non-investment grade fixed maturity investments were associated with Gibraltar Life. We consider attributes of the various categories of liquid assets (for example, type of asset and credit quality) in calculating internal liquidity measures to evaluate the adequacy of our international insurance operations’ liquidity under stress scenarios. We believe that ongoing operations and the liquidity profile of our international insurance assets provide sufficient liquidity under reasonably foreseeable stress scenarios.

We employ various hedging strategies to manage potential exposure to foreign currency exchange rate movements as discussed in “—Results of Operations for Financial Services Businesses by Segment—International Insurance and Investments Division.” Cash settlements from this hedging activity result in cash flows to or from Prudential Financial and is dependent on changes in foreign currency exchange rates and the notional amount of the exposures hedged.

Asset Management Subsidiaries

Our asset management businesses, which include real estate, public and private fixed income and public equity asset management, as well as commercial mortgage origination and servicing, proprietary investing and retail investment products, such as mutual funds and other retail services, are largely unregulated from the standpoint of dividends and distributions. Our asset management subsidiaries through which we conduct these businesses generally do not have restrictions on the amount of distributions they can make, and they provide a stable source of significant cash flow to Prudential Financial.

The principal sources of liquidity for our asset management subsidiaries include asset management fees, revenues from proprietary investments, including commercial mortgage operations, and available borrowing lines from internal sources including Prudential Funding and Prudential Financial, as well as from third parties. The principal uses of liquidity include the financing associated with our proprietary investments, including commercial mortgage operations, general and administrative expenses, and distribution of dividends and returns of capital to Prudential Financial.

The primary liquidity risks for our asset management subsidiaries include the potential impacts of adverse market conditions and poor investment management performance on the profitability of the businesses. Our asset management subsidiaries continue to maintain sufficiently liquid balance sheets. As of December 31, 2007 and 2006, our asset management subsidiaries had cash and cash equivalents and short-term investments of $1.153 billion and $949 million, respectively. We believe the cash flows from our asset management businesses are adequate to satisfy the current liquidity requirements of their operations, as well as requirements that could arise under foreseeable stress scenarios, which are monitored through the use of internal measures.

In reporting results for the three months ended March 31, 2008, we classified our commercial mortgage securitization operations as a divested business, reflecting our decision to exit this business. We will retain and continue the remainder of our commercial mortgage origination, servicing and other commercial mortgage related activities, which remain a part of our Asset Management segment. We do not expect this decision to have a material impact on the liquidity of our Asset Management subsidiaries. For further details, see “—Divested Businesses.”

Prudential Securities Group

As of December 31, 2007 and 2006, Prudential Securities Group’s assets totaled $8.1 billion and $7.4 billion, respectively. Prudential Securities Group owns our investment in Wachovia Securities, which we account for under the equity method, as well as other wholly owned businesses. On October 1, 2007, Wachovia completed the acquisition of A.G. Edwards, Inc., or A.G. Edwards, for $6.8 billion and on January 1, 2008 combined the retail securities brokerage business of A.G. Edwards with Wachovia Securities. See Note 6 to the Consolidated Financial Statements for additional information concerning this acquisition and its effect on our investment in Wachovia Securities. Distributions from our investment in Wachovia Securities to Prudential Securities Group totaled $366 million and $277 million for the years ended December 31, 2007 and 2006, respectively. The other wholly owned businesses in Prudential Securities Group continue to maintain sufficiently liquid balance sheets, consisting mostly of cash and cash equivalents, segregated client assets, and short-term receivables from clients, broker-dealers, and exchanges. As registered broker-dealers and members of various self-regulatory organizations, our U.S. registered broker-dealer subsidiaries and Wachovia Securities are subject to the SEC’s Uniform Net Capital Rule, as well as the net capital requirements of the Commodity Futures Trading Commission and the various securities and commodities exchanges of which they are members. Compliance with these capital requirements could limit the ability of these operations to pay dividends.

On June 6, 2007, we announced our decision to exit the equity sales, trading, and research operations of the Prudential Equity Group, or PEG, the results of which were historically included in the Financial Advisory Segment. As discussed in Note 3 of the Consolidated Financial Statements, PEG’s operations were substantially wound down by June 30, 2007 and are reflected in discontinued operations for all periods presented. PEG had sufficient capital and liquidity to cover the costs associated with the divestiture.

Financing Activities

As of December 31, 2007 and 2006, total short- and long-term debt of the Company on a consolidated basis was $29.8 billion and $24.0 billion, respectively, which includes $16.7 billion and $11.6 billion, respectively, related to the parent company, Prudential Financial.

Prudential Financial is authorized to borrow funds from various sources to meet its capital needs, as well as the capital needs of its subsidiaries. The following table sets forth the outstanding short- and long-term debt of Prudential Financial, other than debt to consolidated subsidiaries, as of the dates indicated:

	December 31, 2007	December 31, 2006
	(in millions)
Borrowings:
General obligation short-term debt:
Commercial paper	$1,293	$282
Floating rate convertible senior notes	4,883	4,000
Current portion of long-term debt	973	107
General obligation long-term debt:
Senior debt	6,875	5,421
Retail medium-term notes	2,688	1,777

Total general obligations	$16,712	$11,587

Prudential Financial’s short-term debt includes commercial paper borrowings that are primarily used to fund the working capital needs of Prudential Financial’s subsidiaries and Prudential Financial. As of December 31, 2007, Prudential Financial’s commercial paper borrowings had increased, compared to December 31, 2006, primarily due to working capital needs in the Asset Management and International Investments segments. Borrowings under this program were $1.293 billion and $282 million as of December 31, 2007 and 2006, respectively. In November 2007, Prudential Financial increased the issuance capacity of its Commercial Paper program from $3.0 billion to $5.0 billion. The weighted average interest rate on the commercial paper borrowings under this program was 5.33% and 5.00% for the years ended December 31, 2007 and 2006, respectively.

During the latter half of 2007, the credit markets, and specifically the commercial paper market, were adversely impacted by concerns over the sub-prime mortgage exposure of certain financial institutions and asset-backed commercial paper programs. As a result, the financing cost of Prudential Financial commercial paper increased moderately versus its historical cost basis relative to the target federal funds rate as investors demanded a premium for “top-tier split” rated commercial paper; that is, commercial paper rated A-1 by Standard & Poor’s, P-2 by Moody’s and F1 by Fitch.

While the cost of financing Prudential Financial commercial paper increased during the year, relative to our historical cost basis versus the target federal funds rate, we experienced no material change in investor demand for our commercial paper, which remains sufficient to meet our financing needs. As discussed further below, in December 2007, Prudential Financial issued $3 billion of convertible debt and $1.5 billion of Medium-Term Notes, a portion of the proceeds of which were used to reduce Prudential Financial’s commercial paper borrowings. We continue to monitor market conditions and believe we have sufficient flexibility to reduce our borrowings under the Prudential Financial commercial paper program, if needed, through our alternative sources of liquidity, as discussed under “—Alternative Sources of Liquidity,” liquidation of assets, drawing on our available lines of credit or pursuing other options as appropriate.

In March 2006, Prudential Financial filed an updated shelf registration statement with the SEC, superseding its previous shelf registration statement, that permits the issuance of public debt, equity and hybrid securities. The updated shelf registration statement was established under the SEC rules adopted in 2005 that allow for automatic effectiveness upon filing, pay-as-you-go fees and the ability to add securities by filing automatically effective amendments for companies qualifying as “Well-Known Seasoned Issuers.” As a result, this new shelf registration statement has no stated issuance capacity.

In March 2006, Prudential Financial filed a prospectus supplement for a new Medium-Term Notes, Series D program under the shelf registration statement, which superseded its Medium-Term Notes, Series C program. As of December 31, 2007, the Company was authorized to issue up to $5 billion of notes under the Series D program and approximately $0.5 billion remained available under the program. In January 2008, authorized issuance capacity of the Series D program was increased by $5 billion to $10 billion. During 2007, Prudential Financial issued $2.295 billion of medium term notes under the Series D program with $295 million of these notes maturing in one to three years, $250 million maturing in five years, $1.0 billion maturing in ten years, and $750 million maturing in 30 years. The net proceeds from the sale of these notes were used to fund operating needs of our subsidiaries and for general corporate purposes, including with respect to some of these issuances, a loan to a domestic insurance subsidiary used to finance certain regulatory reserves required to be held in connection with the intercompany reinsurance of certain term life policies. A portion of the offering proceeds used to fund the operating needs of subsidiaries were also used to reduce Prudential Financial’s commercial paper borrowings and to extend the duration of our borrowings to better match the duration of the subsidiaries’ related assets. In addition, in September 2007, Prudential Financial issued ¥9 billion of 20-year medium-term notes to an international insurance subsidiary under the Series D program. The net proceeds from the yen denominated notes, as well as the related future interest and principal payments, were hedged to U.S. dollars using derivative instruments. The net proceeds from the yen denominated notes were used for general corporate purposes and their carrying value as of December 31, 2007 was $81 million. The weighted average interest rates on Prudential Financial’s medium-term and senior notes, including the effect of interest rate hedging activity, were 5.40% and 5.48% for the years ended December 31, 2007 and 2006, respectively, excluding the effect of debt issued to consolidated subsidiaries. In January 2008, Prudential Financial issued $600 million of 5-year medium term notes under the Series D program. The net proceeds from the sale of these notes were used to fund operating needs of our subsidiaries and for general corporate purposes.

In March 2006, Prudential Financial filed a prospectus supplement under the shelf registration statement for its retail medium-term notes, including the InterNotes® program, which superseded the 2005 retail medium-term notes program. The Company is authorized to issue up to $2.5 billion of notes under the new program. As of December 31, 2007, approximately $0.7 billion remained available under the program. This retail medium-term notes program serves as a funding source for a spread product of our Retirement segment that is economically similar to funding agreement-backed medium-term notes issued to institutional investors, except that the retail notes are senior obligations of Prudential Financial and are purchased by retail investors. The weighted average interest rates on Prudential Financial’s retail medium-term notes were 5.61% and 5.49% for the years ended December 31, 2007 and 2006, respectively, excluding the effect of debt issued to consolidated subsidiaries.

In January, April, July and October 2007, Prudential Financial filed prospectus supplements to register under the shelf registration statement resales of the floating rate convertible senior notes that were issued in a private placement in November 2005 ($2.0 billion) and the shares of restricted Prudential Financial Common Stock issued to certain holders of the convertible senior notes upon conversion. On April 13, 2007, Prudential Financial announced its intention to call all such outstanding floating rate convertible senior notes for redemption on May 21, 2007. Prior to the redemption, substantially all holders elected to convert their senior notes as provided under their terms. The senior notes required net settlement in shares; therefore, upon conversion, the holders received cash equal to the par amount of the senior notes surrendered for conversion plus accrued interest and shares of Prudential Financial Common Stock for the portion of the settlement amount in excess of the par amount. The settlement amount in excess of the par amount was based upon the excess of the closing market price of Prudential Financial Common Stock for a 10-day period defined under the terms of the senior notes, or $100.80 per share, over the initial conversion price of $90 per share. Accordingly, at conversion Prudential Financial issued 2,367,887 shares of Common Stock from treasury. The conversion had no impact on our results of operations and resulted in a net increase to shareholders’ equity of $44 million, reflecting the tax benefit associated with the conversion of the senior notes. The payment of principal and accrued interest was funded primarily through the liquidation of the investment grade fixed income investment portfolio purchased with the proceeds from the original issuance of these notes. Prudential Financial is obligated to file once per quarter a prospectus supplement to register resales of restricted Prudential Financial Common Stock issued to certain holders of these convertible senior notes.

In April, July, August and October 2007, and January 2008, Prudential Financial filed prospectus supplements to register under the shelf registration statement resales of the floating rate convertible senior notes that were issued in a private placement in December 2006 ($2.0 billion). These convertible senior notes are convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock. The conversion price, $104.21 per share, is subject to adjustment upon certain corporate events. The conversion feature requires net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. The interest rate on these convertible senior notes is a floating rate equal to 3-month LIBOR minus 2.4%, to be reset quarterly. These convertible senior notes are redeemable by Prudential Financial, at par plus accrued interest, any time on or after December 13, 2007. Holders of the notes may also require Prudential Financial to repurchase the notes, at par plus accrued interest, on contractually specified dates, of which the first such date was December 12, 2007. On December 12, 2007, $117 million of senior notes were repurchased by Prudential Financial at the request of the holders. The next date on which holders of the notes may require Prudential Financial to repurchase the notes is December 12, 2008. A majority of the proceeds from the original issuance of these notes were initially invested in an investment grade fixed income portfolio, while the remainder of the proceeds were used for general corporate purposes. Prior to the first date that holders of the notes could require us to repurchase the notes, December 12, 2007, we liquidated the investment portfolio. The remaining proceeds are invested in short-term instruments and may be used to fund operations in lieu of other short-term borrowings in future periods. See Note 12 to our Consolidated Financial Statements for additional information concerning these convertible senior notes. Prudential Financial is obligated to file once per quarter a prospectus supplement to register resales of these convertible senior notes and shares of Prudential Financial Common Stock, if any, issued to holders of these convertible senior notes.

In December 2007, Prudential Financial issued $3.0 billion of floating rate convertible senior notes in a private placement. These convertible senior notes are convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock. The conversion price, $132.39 per share, is subject to adjustment upon certain corporate events. The conversion feature requires net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. Prudential Financial used the majority of the offering proceeds to fund operating needs of our subsidiaries, purchase short-term investment grade fixed income investments, and general corporate purposes, as well as to repurchase shares of its common stock under the 2007 share repurchase authorization. A portion of the offering proceeds used to fund the operating needs of subsidiaries were used to reduce Prudential Financial’s commercial paper borrowings and to extend the duration of our borrowings to better match the duration of the subsidiaries’ related assets. These convertible senior notes are redeemable by Prudential Financial, at par plus accrued interest, on or after June 16, 2009. Holders of the notes may also require Prudential

Financial to repurchase the notes, at par plus accrued interest, on contractually specified dates, of which the first such date is June 15, 2009. The interest rate on these convertible senior notes is a floating rate equal to 3-month LIBOR minus 1.63%, to be reset quarterly. See Note 12 to our Consolidated Financial Statements for additional information concerning these convertible senior notes. Prudential Financial is obligated to file once per quarter a prospectus supplement under the shelf registration statement to register resales of these convertible senior notes and shares of Prudential Financial Common Stock, if any, issued to holders of these convertible senior notes.

In September 2006, Prudential Financial updated its European medium-term notes program under the shelf registration statement. The Company is authorized to issue up to $1.5 billion of notes under the program. As of December 31, 2007, there was no debt outstanding under this program.

Current capital markets activities for the Company on a consolidated basis principally consist of unsecured short-term and long-term debt borrowings issued by Prudential Funding and Prudential Financial, unsecured third party bank borrowings, and asset-based or secured financing. The secured financing arrangements include transactions such as securities lending and repurchase agreements, which we generally use to finance liquid securities in our short-term spread portfolios, primarily within Prudential Insurance. These short-term spread portfolios hold asset-backed securities, a portion of which are collateralized by sub-prime mortgages. See “Realized Investment Gains and General Account Investments—General Account Investments—Fixed Maturity Securities” for a further discussion of our asset-backed securities collateralized by sub-prime holdings. We continue to have significant unused secured financing capacity; however, the availability of this financing to roll-over existing financing and to access our unused capacity is contingent on market conditions and may not be available to us on terms that are cost effective.

The following table sets forth total consolidated borrowings of the Company as of the dates indicated:

	December 31, 2007	December 31, 2006
	(in millions)
Borrowings:
General obligation short-term debt(1)	$15,349	$12,452

General obligation long-term debt:
Senior debt	10,103	8,545
Surplus notes(2)	2,044	1,043

Total general obligation long-term debt	12,147	9,588

Total general obligations	27,496	22,040

Limited and non-recourse borrowing:
Limited and non-recourse short-term debt	308	84
Limited and non-recourse long-term debt(3)	1,954	1,835

Total limited and non-recourse borrowing	2,262	1,919

Total borrowings(4)	29,758	23,959

Total asset-based financing	17,860	19,123

Total borrowings and asset-based financings	$47,618	$43,082

(1)	As of December 31, 2006, included $250 million of fixed rate surplus notes that matured in July 2007.
(2)	As of December 31, 2007 and 2006, included $1.600 billion and $600 million, respectively, of surplus notes issued by subsidiaries of Prudential Insurance to fund regulatory reserves.
(3)	As of both December 31, 2007 and 2006, $1.750 billion of limited and non-recourse debt outstanding was attributable to the Closed Block Business.
(4)	Does not include $8.5 billion and $6.5 billion of medium-term notes of consolidated trust entities secured by funding agreements purchased with the proceeds of such notes as of December 31, 2007 and 2006, respectively. These notes are included in “Policyholders’ account balances.” For additional information see “—Funding Agreement Notes Issuance Program.”

Total general debt obligations increased by $5.456 billion from December 31, 2006 to December 31, 2007, reflecting a $2.559 billion net increase in long-term debt and a $2.897 billion net increase in short-term debt. The net increase in long-term debt was primarily driven by the net issuance of medium-term notes, retail medium-term notes, and surplus notes, partially offset by the reclassification of long-term debt to short-term debt, during

2007. The net increase in short-term debt was primarily due to higher outstanding commercial paper supporting our operating businesses, floating rate convertible senior notes issued in December 2007, and the reclassification of long-term debt to short-term debt, partially offset by the repayment of the floating rate convertible senior notes issued in November 2005.

Prudential Funding’s commercial paper and master note borrowings were $7.3 billion as of December 31, 2007 and 2006. The weighted average interest rates on the commercial paper borrowings and master notes were 5.10% and 4.97% for the years ended December 31, 2007 and 2006, respectively. Prudential Financial has issued a subordinated guarantee covering Prudential Funding’s domestic commercial paper program.

During the latter half of 2007, the financing cost of Prudential Funding’s commercial paper was relatively unchanged versus its historical cost basis relative to the target federal funds rate. Prudential Funding’s commercial paper is rated A-1+, P-1, F1+ by Standard & Poor’s, Moody’s, and Fitch, respectively.

The total principal amount of debt outstanding under Prudential Funding’s domestic medium-term note programs was $772 million, as of both December 31, 2007 and 2006, of which $600 million was reflected in the general obligation short-term debt as of December 31, 2007. The weighted average interest rates on Prudential Funding’s long-term debt, including the effect of interest rate hedging activity, were 6.19%, and 5.87% for the years ended December 31, 2007 and 2006, respectively.

Prudential Insurance had outstanding fixed rate surplus notes totaling $444 million and $693 million as of December 31, 2007 and 2006, respectively, of which $250 million, which matured in July 2007, was reflected in the general obligation short-term debt as of December 31, 2006. These debt securities, which are included as surplus of Prudential Insurance on a statutory accounting basis, are subordinated to other Prudential Insurance borrowings and to policyholder obligations and are subject to regulatory approvals for principal and interest payments.

During 2006, a subsidiary of Prudential Insurance entered into a surplus note purchase agreement with an unaffiliated financial institution that provides for the issuance of up to $3 billion of ten-year floating rate surplus notes for the purpose of financing certain regulatory reserves required to be held by subsidiary life insurers in connection with the intercompany reinsurance of certain term life insurance policies. Surplus notes issued under this facility are subordinated to policyholder obligations and are subject to regulatory approvals for principal and interest payments. Concurrent with entering into the agreement, the subsidiary issued $600 million of notes under this facility. In both the third and fourth quarter of 2007, the subsidiary issued an additional $250 million of surplus notes, resulting in a total of $1.1 billion of notes currently outstanding under this facility. See Note 12 to our Consolidated Financial Statements for additional information.

During the fourth quarter of 2007, a subsidiary of Prudential Insurance issued $500 million of 45-year floating rate surplus notes to an unaffiliated financial institution for the purpose of financing certain regulatory reserves required to be held by subsidiary life insurers in connection with the intercompany reinsurance of certain universal life insurance policies. Surplus notes issued under this facility are subordinated to policyholder obligations and are subject to regulatory approvals for principal and interest payments. See Note 12 to our Consolidated Financial Statements for additional information.

Our total borrowings consist of capital debt, investment related debt, securities business related debt and debt related to specified other businesses. Capital debt is borrowing that is used or will be used to meet the capital requirements of Prudential Financial as well as borrowings invested in equity or debt securities of direct or indirect subsidiaries of Prudential Financial and subsidiary borrowings utilized for capital requirements. Investment related borrowings consist of debt issued to finance specific investment assets or portfolios of investment assets, including institutional spread lending investment portfolios, real estate and real estate related investments held in consolidated joint ventures, as well as institutional and insurance company portfolio cash flow timing differences. Securities business related debt consists of debt issued to finance primarily the liquidity of our broker-dealers and our capital markets and other securities business related operations. Debt related to specified other businesses consists of borrowings associated with our individual annuity business, real estate franchises and relocation services. Borrowings under which either the holder is entitled to collect only against the assets pledged to the debt as collateral, or has only very limited rights to collect against other assets, have been classified as limited and non-recourse debt. Consolidated borrowings as of December 31, 2007 and 2006 included $1.750 billion of limited and non-recourse debt attributable to the Closed Block Business.

The following table summarizes our borrowings, categorized by use of proceeds, as of the dates indicated:

	December 31, 2007	December 31, 2006
	(in millions)
General obligations:
Capital debt	$4,781	$4,377
Investment related	16,379	13,907
Securities business related	4,776	2,334
Specified other businesses	1,560	1,422

Total general obligations	27,496	22,040
Limited and non-recourse debt	2,262	1,919

Total borrowings	$29,758	$23,959

Short-term debt	$15,657	$12,536
Long-term debt	14,101	11,423

Total borrowings	$29,758	$23,959

Borrowings of Financial Services Businesses	$26,865	$20,471
Borrowings of Closed Block Business	2,893	3,488

Total borrowings	$29,758	$23,959

Funding Agreement Notes Issuance Program

In 2003, Prudential Insurance established a Funding Agreement Notes Issuance Program pursuant to which a Delaware statutory trust issues medium-term notes (which are included in our statements of financial position in “Policyholders’ account balances” and not included in the foregoing table) secured by funding agreements issued to the trust by Prudential Insurance and included in our Retirement segment. The funding agreements provide cash flow sufficient for the debt service on the related medium-term notes. The medium-term notes are sold in transactions not requiring registration under the Securities Act of 1933, as amended. As of December 31, 2007 and 2006, the outstanding aggregate principal amount of such notes totaled approximately $8.5 billion and $6.5 billion, respectively, out of a total authorized amount of up to $15 billion. The notes have fixed or floating interest rates and original maturities ranging from two to seven years.

Lines of Credit and Other Credit Facilities

As of December 31, 2007, Prudential Financial, Prudential Insurance and Prudential Funding had unsecured committed lines of credit totaling $5.0 billion. In December 2007, Prudential Financial and certain of its subsidiaries entered into a new $500 million 364-day credit agreement, which includes eight financial institutions. In May 2007, Prudential Financial and certain of its subsidiaries entered into a new $2.0 billion 5-year credit facility, which includes 23 financial institutions, replacing a $1.5 billion facility that would have expired in September 2010. An additional $2.5 billion is also available under a facility that expires in December 2012, which includes 21 financial institutions. Borrowings under the outstanding facilities will mature no later than the respective expiration dates of the facilities. We use these facilities primarily as back-up liquidity lines for our commercial paper programs, and there were no outstanding borrowings under any of these facilities as of December 31, 2007.

Our ability to borrow under these facilities is conditioned on the continued satisfaction of customary conditions, including maintenance at all times by Prudential Insurance of total adjusted capital of at least $5.5 billion based on statutory accounting principles prescribed under New Jersey law. Prudential Insurance’s total adjusted capital as of December 31, 2007 was $11.0 billion and continues to be above the $5.5 billion threshold. The ability of Prudential Financial to borrow under these facilities is also conditioned on its maintenance of consolidated net worth of at least $12.5 billion, calculated in accordance with GAAP. Prudential Financial’s net worth on a consolidated basis totaled $23.5 billion and $22.9 billion as of December 31, 2007 and 2006, respectively. We also use uncommitted lines of credit from banks and other financial institutions.

Contractual Obligations

The table below summarizes the future estimated cash payments related to certain contractual obligations as of December 31, 2007. The estimated payments reflected in this table are based on management’s estimates and assumptions about these obligations. Because these estimates and assumptions are necessarily subjective, the actual cash outflows in future periods will vary, possibly materially, from those reflected in the table. In addition, we do not believe that our cash flow requirements can be adequately assessed based solely upon an analysis of these obligations, as the table below does not contemplate all aspects of our cash inflows, such as the level of cash flow generated by certain of our investments, nor all aspects of our cash outflows.

	Estimated Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in millions)
Short-term and long-term debt obligations(1)	$43,237	$16,652	$2,353	$4,034	$20,198
Operating lease obligations(2)	754	164	252	170	168
Purchase obligations:
Commitments to purchase or fund investments(3)	10,638	10,638	—	—	—
Commercial mortgage loan commitments(4)	2,937	970	1,770	197	—
Other liabilities:
Insurance liabilities(5)	1,094,676	48,561	71,619	68,801	905,695
Other(6)	18,712	17,896	816	—	—

Total	$1,170,954	$94,881	$76,810	$73,202	$926,061

(1)	The estimated payments due by period for long-term debt reflects the contractual maturities of principal, as disclosed in Note 21 to the Consolidated Financial Statements, as well as estimated future interest payments. The payment of principal and estimated future interest for short-term debt are reflected in estimated payments due in less than one year. The estimate for future interest payments includes the effect of derivatives that qualify for hedge accounting treatment. See Note 12 to the Consolidated Financial Statements for additional information concerning our short-term and long-term debt.
(2)	The estimated payments due by period for operating leases reflect the future minimum lease payments under non-cancelable operating leases, as disclosed in Note 21 to the Consolidated Financial Statements. We have no significant capital lease obligations.
(3)	We have commitments to purchase or fund investments, some of which are contingent upon events or circumstances not under our control, including those at the discretion of our counterparties. The timing of the fulfillment of certain of these commitments cannot be estimated, therefore the settlement of these obligations are reflected in estimated payments due in less than one year. Commitments to purchase or fund investments include $7.435 billion that we anticipate will be funded from the assets of our separate accounts.
(4)	Loan commitments of our commercial mortgage operations, which are legally binding commitments to extend credit to a counterparty, have been reflected in the contractual obligations table above principally based on the expiration date of the commitment; however, it is possible these loan commitments could be funded prior to their expiration. In certain circumstances the counterparty may also extend the date of the expiration in exchange for a fee.
(5)	The estimated payments due by period for insurance liabilities reflect future estimated cash payments to be made to policyholders and others for future policy benefits, policyholders’ account balances, policyholder’s dividends, reinsurance payables and separate account liabilities. These future estimated cash outflows are based on mortality, morbidity, lapse and other assumptions comparable with our experience, consider future premium receipts on current polices in force, and assume market growth and interest crediting consistent with assumptions used in amortizing deferred acquisition costs and value of business acquired. These cash outflows are undiscounted with respect to interest and, as a result, the sum of the cash outflows shown for all years in the table of $1.095 trillion exceeds the corresponding liability amounts of $396 billion included in the Consolidated Financial Statements as of December 31, 2007. Separate account liabilities are legally insulated from general account obligations, and it is generally expected these liabilities will be fully funded by separate account assets and their related cash flows. We have made significant assumptions to determine the future estimated cash outflows related to the underlying policies and contracts. Due to the significance of the assumptions used, actual cash outflows will differ, possibly materially, from these estimates.
(6)	The estimated payments due by period for other liabilities includes securities sold under agreements to repurchase, cash collateral for loaned securities, liabilities recorded under FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes,” an Interpretation of FASB Statement No. 109, and other miscellaneous liabilities.

We also enter into agreements to purchase goods and services in the normal course of business; however, these purchase obligations are not material to our consolidated results of operations or financial position as of December 31, 2007.

Off-Balance Sheet Arrangements

Guarantees and Other Contingencies

In the course of our business, we provide certain guarantees and indemnities to third parties pursuant to which we may be contingently required to make payments now or in the future.

A number of guarantees provided by us relate to real estate investments, in which the investor has borrowed funds, and we have guaranteed their obligation to their lender. In some cases, the investor is an affiliate, and in other cases the unaffiliated investor purchases the real estate investment from us. We provide these guarantees to assist the investors in obtaining financing for the transaction on more beneficial terms. The vast majority of these guarantees relate to real estate investments held by our separate accounts and our maximum potential exposure under these guarantees was $2.538 billion as of December 31, 2007. Any payments that may become required of us under these guarantees would either first be reduced by proceeds received by the creditor on a sale of the underlying collateral, or would provide us with rights to obtain the underlying collateral. These guarantees generally expire at various times over the next ten years. As of December 31, 2007, no amounts were accrued as a result of our assessment that it is unlikely payments will be required.

We write credit derivatives under which we are obligated to pay the counterparty the referenced amount of the contract and receive in return the defaulted security or similar security. Our maximum amount at risk under these credit derivatives, assuming the value of the underlying securities become worthless, is $1.618 billion at December 31, 2007. These credit derivatives generally have maturities of ten years or less.

Certain contracts underwritten by the Retirement segment include guarantees related to financial assets owned by the guaranteed party. These contracts are accounted for as derivatives, at fair value, in accordance with SFAS No. 133. As of December 31, 2007, such contracts in force carried a total guaranteed value of $4.428 billion.

We arrange for credit enhancements of certain debt instruments that provide financing for commercial real estate assets, including certain tax-exempt bond financings. The credit enhancements provide assurances to the debt holders as to the timely payment of amounts due under the debt instruments. As of December 31, 2007, such enhancement arrangements total $154 million, with remaining contractual maturities of up to 15 years. Our obligation to reimburse required payments is secured by mortgages on the related real estate, which properties are valued at $190 million as of December 31, 2007. We receive certain ongoing fees for providing these enhancement arrangements and anticipate the extinguishment of our obligation under these enhancements prior to maturity through the aggregation and transfer of our positions to a substitute enhancement provider. As of December 31, 2007, we have accrued liabilities of $2 million representing unearned fees on these arrangements.

In connection with our commercial mortgage operation, we provide commercial mortgage origination, underwriting and servicing for certain government sponsored entities, such as Fannie Mae and Freddie Mac. We have agreed to indemnify certain of these government sponsored entities for a portion of the credit risk associated with the mortgages we service through these relationships. Our percentage share of losses incurred generally varies from 2% to 20% of the unpaid principal balance, based on the program and the severity of the loss. The unpaid principal balance of mortgages subject to these arrangements as of December 31, 2007 were $5,576 million, all of which are collateralized by first liens on the underlying commercial properties. As of December 31, 2007, we have established a liability of $11 million related to these indemnifications.

In connection with certain acquisitions, we agreed to pay additional consideration in future periods, based upon the attainment by the acquired entity of defined operating objectives. In accordance with U.S. GAAP, we do not accrue contingent consideration obligations prior to the attainment of the objectives. As of December 31, 2007, maximum potential future consideration pursuant to such arrangements, to be resolved over the following two years, is $61 million. Any such payments would result in increases in intangible assets, including goodwill.

We are also subject to other financial guarantees and indemnity arrangements. We have provided indemnities and guarantees related to acquisitions, dispositions, investments and other transactions that are triggered by, among other things, breaches of representations, warranties or covenants provided by us. These obligations are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. As of December 31, 2007, we have accrued liabilities of $7 million associated with all other financial guarantees and indemnity arrangements, which does not include retained liabilities associated with sold businesses.

Other Contingent Commitments

In connection with our commercial mortgage operations, we originate commercial mortgage loans. As of December 31, 2007, we had outstanding commercial mortgage loan commitments with borrowers of $2.937 billion. In certain of these transactions, we prearrange that we will sell the loan to an investor after we fund the loan. As of December 31, 2007, $574 million of our commitments to originate commercial mortgage loans are subject to such arrangements.

We also have other commitments, some of which are contingent upon events or circumstances not under our control, including those at the discretion of our counterparties. These other commitments amounted to $10.782 billion as of December 31, 2007. Reflected in these other commitments are $10.638 billion of commitments to purchase or fund investments, including $7.435 billion that we anticipate will be funded from the assets of our separate accounts.

Other Off-Balance Sheet Arrangements

We do not have retained or contingent interests in assets transferred to unconsolidated entities, or variable interests in unconsolidated entities or other similar transactions, arrangements or relationships that serve as credit, liquidity or market risk support, that we believe are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or our access to or requirements for capital resources. In addition, we do not have relationships with any unconsolidated entities that are contractually limited to narrow activities that facilitate our transfer of or access to associated assets.

Deferred Policy Acquisition Costs

We capitalize costs that vary with and are related primarily to the acquisition of new and renewal insurance and annuities contracts. The costs include commissions, costs to issue and underwrite the policies and certain variable field office expenses. The capitalized amounts are known as deferred policy acquisition costs, or DAC. Our total DAC, including the impact of the unrealized investment gains and losses, amounted to $12.3 billion and $10.9 billion as of December 31, 2007 and 2006, respectively. As of December 31, 2007, 42% of our total DAC related to our International Insurance segment, 31% related to our Individual Life segment, 16% related to our Individual Annuities segment, and 8% related to our Closed Block Business.

If we were to experience a significant decrease in asset values or increase in lapse or surrender rates on policies for which we amortize DAC based on gross margins or gross profits, such as participating and variable life insurance, we would expect acceleration of the amortization of DAC for the effected blocks of policies. Additionally, for all policies on which we have outstanding DAC, we would be required to evaluate whether this experience called into question our ability to recover all or a portion of the DAC, and we would be required to accelerate the amortization for some or all of the DAC if we concluded that we could not recover it. An accelerated amortization of DAC would negatively effect our reported earnings under generally accepted accounting principles.